     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 5, 2001.


                                                      REGISTRATION NO. 333-59418

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              CALAVO GROWERS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           CALIFORNIA                          5159                          33-0945304
  (STATE OR OTHER JURISDICTION     (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
      OF INCORPORATION OR          CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)
         ORGANIZATION)


              2530 RED HILL AVENUE                             EGIDIO CARBONE, JR.
        SANTA ANA, CALIFORNIA 92705-5542         VICE PRESIDENT, FINANCE AND CORPORATE SECRETARY
                 (949) 223-1111                                CALAVO GROWERS, INC.
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE                  2530 RED HILL AVENUE
  NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S           SANTA ANA, CALIFORNIA 92705-5542
          PRINCIPAL EXECUTIVE OFFICES)                            (949) 223-1111
                                                     (NAME, ADDRESS, INCLUDING ZIP CODE, AND
                                                 TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT
                                                                   FOR SERVICE)

                                    COPY TO:
                                 MARC L. BROWN
                     TROY & GOULD PROFESSIONAL CORPORATION
                       1801 CENTURY PARK EAST, 16TH FLOOR
                       LOS ANGELES, CALIFORNIA 90067-2367
                                 (310) 789-1269

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

                        CALCULATION OF REGISTRATION FEE


-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
 TITLE OF EACH CLASS OF                               PROPOSED MAXIMUM        PROPOSED MAXIMUM
       SECURITIES               AMOUNT TO BE           OFFERING PRICE            AGGREGATE               AMOUNT OF
    TO BE REGISTERED             REGISTERED              PER SHARE             OFFERING PRICE         REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
  $0.001 per share.......      10,000,000(1)              $1.72(2)             $17,200,000(2)           $4,300.00(3)
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------



(1) Based upon an estimate of the maximum number of shares of the capital stock of Calavo Growers of California that will be exchanged for shares of the common stock of Calavo Growers, Inc. in the merger described in this Registration Statement.



(2) Calculated in accordance with Rule 457(f)(2) under the Securities Act based upon the book value as of February 28, 2001 of the shares of the capital stock of Calavo Growers of California to be exchanged in the merger described in this Registration Statement.



(3)Previously paid.


                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          CALAVO GROWERS OF CALIFORNIA
                              CALAVO GROWERS, INC.
                              2530 RED HILL AVENUE
                          SANTA ANA, CALIFORNIA 92705
                                 (949) 223-1111
                            ------------------------


                           PROXY STATEMENT/PROSPECTUS


To the shareholders of Calavo Growers of California:

     The Board of Directors unanimously recommends the conversion of Calavo Growers of California ("CALAVO") from a California nonprofit cooperative association into a California for-profit corporation called Calavo Growers, Inc. ("NEW CALAVO"). After the conversion, New Calavo will conduct Calavo's business and will own all of Calavo's assets. However, the business will be conducted on a for-profit basis rather than on a nonprofit cooperative basis.


     To accomplish the conversion, Calavo will merge into New Calavo, which is a newly organized California corporation. Each share of Calavo's preferred or common stock that is outstanding on the effective date of the merger will be exchanged for one share of the common stock of New Calavo. The common stock of New Calavo will not be listed on a securities exchange or the Nasdaq stock market. A copy of the merger agreement is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated into this document.



     The conversion and the merger agreement require the approval of Calavo's shareholders. You may vote if you owned shares of Calavo stock as of the close
of business on             , 2001, which has been fixed by the Board of
Directors as the record date for determining the shareholders who are entitled to vote on the merger.


     Please vote by completing and mailing the enclosed ballot in the envelope
provided. Please deliver your ballot to Calavo by             , 2001. If you
fail to return a completed ballot, the effect will be the same as a vote against the conversion. You may vote only by using the enclosed ballot.


     WE STRONGLY URGE YOU TO REVIEW THIS ENTIRE PROXY STATEMENT/PROSPECTUS, INCLUDING THE "RISK FACTORS" SECTION BEGINNING ON PAGE 6. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS.


     CALAVO'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE CONVERSION OF CALAVO INTO A FOR-PROFIT CORPORATION BY VOTING IN FAVOR OF THE CONVERSION AND THE MERGER AGREEMENT.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/ PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



     This Proxy Statement/Prospectus is dated             , 2001 and is being
mailed to shareholders on or about that date.


                                          Sincerely,

                                          Lee Cole
                                          Chairman, Chief Executive Officer and
                                          President

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Where You Can Find More Information.........................   ii
Forward-Looking Statements..................................   ii
Summary.....................................................    1
Risk Factors................................................    6
The Conversion..............................................   10
Transfers of Shares of New Calavo Common Stock After the
  Conversion................................................   14
New Calavo's Business, Management and Common Stock..........   16
Comparison of the Rights of Calavo's and New Calavo's
  Shareholders..............................................   19
Selected Condensed Consolidated Financial Data..............   22
Unaudited Pro Forma Condensed Combined Financial
  Statements................................................   23
Business of Calavo..........................................   30
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   41
Management of Calavo........................................   49
Security Ownership of Principal Shareholders and
  Management................................................   55
Legal Matters...............................................   56
Experts.....................................................   56
Index to Financial Statements...............................  F-1
Appendix A: Agreement and Plan of Merger and Reorganization
Appendix B: Articles of Incorporation of Calavo Growers,
  Inc.
Appendix C: Amended and Restated Bylaws of Calavo Growers,
  Inc.
Appendix D: Marketing Agreement for Calavo Growers, Inc.
Appendix E: January 2001 Amendment to the Bylaws of Calavo
  Growers of California

                      WHERE YOU CAN FIND MORE INFORMATION


     Following the conversion, New Calavo will file annual, quarterly and special reports and proxy statements with the Securities and Exchange Commission (the "SEC"). You may read and copy any reports, proxy statements and other documents that New Calavo files with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The reports, proxy statements and any other documents that New Calavo files with the SEC will also be available from commercial document retrieval services and at the SEC's web site (http://www.sec.gov). In addition, New Calavo intends to furnish its shareholders with annual reports containing financial statements audited by an independent certified accounting firm.



     New Calavo has filed with the SEC a Registration Statement on Form S-4 that registers the offer and sale of the common stock that will be issued in connection with the merger between Calavo and New Calavo. This Proxy Statement/Prospectus is a part of that Registration Statement. As allowed by the SEC's rules, this Proxy Statement/Prospectus does not contain all of the information that you can find in the Registration Statement or all of the exhibits to the Registration Statement.



     YOU SHOULD RELY ONLY ON THE INFORMATION THAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. FURTHERMORE, INFORMATION THAT IS CONTAINED ON CALAVO'S WEB SITE DOES NOT CONSTITUTE A PART OF THIS DOCUMENT. WE ARE NOT MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER OF THIS DOCUMENT. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.


                           FORWARD-LOOKING STATEMENTS


     We make forward-looking statements in this Proxy Statement/Prospectus that represent our expectations or beliefs about future events and financial performance. Forward-looking statements are identifiable by words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties, including those described under "Risk Factors" and elsewhere in this document. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document might not occur. In addition, actual results could differ materially from those suggested by the forward-looking statements, and therefore you should not place undue reliance on the forward-looking statements.

                                    SUMMARY


     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. IN ORDER TO UNDERSTAND THE TRANSACTION FULLY, YOU SHOULD READ THIS ENTIRE PROXY STATEMENT/PROSPECTUS, INCLUDING THE ATTACHED APPENDICES.



PROPOSED CONVERSION OF CALAVO TO FOR-PROFIT STATUS



     Calavo's Board of Directors unanimously recommends converting Calavo into a California for-profit corporation. To accomplish the conversion, Calavo will merge into New Calavo, and New Calavo will thereafter conduct Calavo's business operations. New Calavo is currently a wholly owned subsidiary of Calavo that has not commenced business operations.



REASONS FOR THE CONVERSION



     In order to maintain its status as an agricultural cooperative, Calavo must conduct a majority of its business with members. Because the percentage of its business conducted with nonmembers has increased in recent years and is expected to increase in subsequent years, Calavo will not satisfy this requirement in 2001 and probably will not satisfy this requirement in subsequent years. To satisfy the requirement, Calavo would need to restructure its corporate organization into two separate businesses. In the Board's view, this would weaken the cooperative. Conversion to a for-profit corporation may also enable Calavo to raise equity capital by issuing stock.



ISSUANCE OF NEW CALAVO COMMON STOCK IN THE CONVERSION



     Each share of Calavo preferred stock and common stock will be exchanged for one share of New Calavo common stock. You will not receive a new stock certificate because New Calavo uses a "certificateless" system that does not involve the issuance of traditional stock certificates. However, you will receive an announcement of the completion of the conversion and a written statement setting forth the number of shares of stock held by you in New Calavo. You do not need to return any stock certificates or other evidence of ownership in order to establish your stock ownership rights in New Calavo.


SHAREHOLDER APPROVAL REQUIRED


     The conversion cannot occur without the approval of (1) a majority of Calavo's common shareholders voting separately as a class and (2) a majority of the outstanding shares of Calavo preferred stock voting separately as a class. Each common shareholder is entitled to only one vote on the conversion regardless of the number of shares that he or she owns.



     Even if the required majority vote is obtained, the Board of Directors will not elect to proceed with the conversion unless the transaction is approved by members who delivered at least sixty percent of the total volume of avocados delivered by all members during the preceding fiscal year.



     CALAVO'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE MERGER AND THE MERGER AGREEMENT.


SHAREHOLDERS ENTITLED TO VOTE


     You can vote if you owned shares of Calavo stock as of             , 2001,
which is the record date established by the Board of Directors for determining shareholders entitled to vote. You should vote by completing and mailing the enclosed ballot and delivering it to Calavo in the enclosed envelope no later
than             , 2001 (or such later date as the Board of Directors may
establish and announce in its sole discretion). A shareholder may vote only by completing and mailing the enclosed ballot. A shareholders' meeting to consider and vote on the conversion will not be held.

SHARES OWNED BY DIRECTORS AND OFFICERS



     As of April 30, 2001, Calavo's directors collectively owned approximately 16.8% of the outstanding shares of Calavo common stock and none of its preferred stock. Each of Calavo's ten directors owns shares of common stock, and the directors collectively are therefore entitled to cast a total of ten votes on the conversion since each holder of common stock is entitled to only one vote. None of Calavo's executive officers (excluding the Chief Executive Officer, who is also a director) owns shares of common stock or preferred stock. As of the
record date, there are             holders of common stock who are entitled to
vote on the merger, and there are             holders of preferred stock who are
entitled to vote on the merger.



REGULATORY APPROVAL



     The conversion will become effective on the date that a merger agreement is filed with the California Secretary of State after shareholder approval has been obtained. No other federal, state or third party approvals or consents must be obtained prior to the completion of the conversion.



FAIRNESS OF THE CONVERSION



     Calavo's Board of Directors did not see any need to obtain an appraisal or a fairness opinion in connection with the conversion. No shareholders are being cashed out, and each shareholder will receive the same number of shares in New Calavo that he or she owns in Calavo. The interests of Calavo's shareholders in New Calavo are not being diluted through the merger, and the net book value of New Calavo will be the same as the net book value of Calavo on the effective date of the conversion.



     Immediately after the conversion, each current shareholder will have an ownership interest in New Calavo that equals the shareholder's ownership interest in Calavo. The ownership interests of the shareholders are subject to change after the conversion based upon trades in New Calavo's common stock by shareholders and additional stock issuances that may be made by New Calavo.


NO DISSENTERS' RIGHTS

     Under California law, you have no right to demand an appraisal of your Calavo shares in connection with the conversion and to receive a cash payment for the fair value of your shares. Even if you vote against the merger, you will receive shares in New Calavo if the conversion is completed.


CALAVO'S BUSINESS OPERATIONS



     Calavo is a nonprofit cooperative association that is organized under the California Food and Agricultural Code. Its primary purpose is to pack, process and market avocados delivered by its members on a nonprofit cooperative basis.
Calavo has      members, each of whom is required to own shares of Calavo's common stock.



     Calavo has operated as a cooperative in accordance with the applicable provisions of the Internal Revenue Code of 1986, as amended, governing cooperatives. Among other things, Calavo has delivered to each member an annual "patronage dividend" that is based primarily upon the quantity of avocados delivered by the member during the year and that represents a return to the member of his or her pro rata share of Calavo's net proceeds of marketing avocados on behalf of members. Calavo also does business with nonmembers of the cooperative on a for-profit basis. Any dividends that the Board of Directors elects to distribute from profits on nonmember business are distributed to each shareholder based upon the number of shares that he or she owns rather than upon the volume of the member's business with Calavo.



NEW CALAVO'S BUSINESS OPERATIONS



     New Calavo was incorporated on January 5, 2001 under the California General Corporation Law. It is currently a wholly owned subsidiary of Calavo and was formed for the purpose of merging with Calavo. Its business operations will commence on the effective date of the merger, and it will be taxed under

Subchapter C of the Internal Revenue Code. Unlike Calavo, New Calavo is a "for-profit" corporation that is not intended to be operated on a nonprofit cooperative basis. Among other things, New Calavo will be entitled to receive and retain a profit from the marketing agreements that it enters into with shareholders.



BUSINESS ADDRESS OF CALAVO AND NEW CALAVO



     The address of the principal executive office of Calavo and New Calavo is 2530 Red Hill Avenue, Santa Ana, California, 92705, and the telephone number of each corporation is (949) 223-1111.


POST-CONVERSION TRANSFERS OF SHARES


     As is the case with Calavo's stock, a public trading market will not exist for New Calavo's common stock. However, you will be able to buy and sell shares of New Calavo common stock in transactions that you negotiate with other shareholders and with non-shareholders who are interested in becoming shareholders. Each purchase and sale of stock must satisfy any applicable federal and state securities registration exemptions.



     New Calavo will have a right of first refusal to purchase all shares that a shareholder proposes to sell, exercisable at the price offered by the proposed purchaser. New Calavo currently anticipates that it will exercise the right of first refusal on a limited, infrequent basis. The right of first refusal is most likely to be exercised only if a shareholder with whom New Calavo has a marketing agreement proposes to transfer a substantial amount of stock to a person who has not entered into a marketing agreement and does not intend to do so.


     Calavo distributes to its shareholders lists of other shareholders who have indicated an interest in purchasing or selling shares of stock. New Calavo will continue this practice after the conversion. New Calavo will not otherwise assist its shareholders in negotiating or completing stock transactions.


     New Calavo's stock will not be listed on a securities exchange or the Nasdaq stock market. We believe that, for the foreseeable future, the interests of New Calavo and its shareholders will be best served if most of our shares continue to be owned by growers with whom we have a marketing relationship and if growers continue to control the operations of New Calavo.



ANTICIPATED VALUE OF NEW CALAVO'S SHARES



     Based upon the financial performance of New Calavo and its dividend payments (if any), the value of your shares in New Calavo may increase or decrease. There is currently no assurance that the value of your shares in Calavo will increase.



DIVIDEND PAYMENTS BY NEW CALAVO



     New Calavo's net income will be available for distribution to the shareholders each year on a per share basis. There will be no patronage dividends based upon the volume of avocados delivered by each shareholder. The Board of Directors will continue to have discretion to determine the size of any dividends based upon its assessment of the financial needs of New Calavo.


POST-CONVERSION MANAGEMENT AND BUSINESS OPERATIONS


     The ten current directors of Calavo will serve as the initial directors of New Calavo. Beginning at the first annual shareholders' meeting, directors of New Calavo will be elected for one-year terms. The incumbent Board will have discretion to nominate a director from each district based upon the current ten-district format.



     It is anticipated that the officers, employees, day-to-day business operations, properties and production facilities of New Calavo will be similar to those of Calavo.

DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS

     In many respects, your rights as a shareholder of New Calavo will be similar to your rights as a shareholder of Calavo. However, there will be important differences, including the following:

     - Each Calavo common shareholder is currently entitled to only one vote, regardless of the number of shares that he or she owns. Preferred shareholders are currently not entitled to vote on any matters except on specific matters expressly required by law such as the proposed conversion. As a New Calavo shareholder, you will have a number of votes equal to the number of shares that you own.


     - Each Calavo common shareholder is currently limited to voting for a director from his or her district, and preferred shareholders are not entitled to vote in the election of directors. As a New Calavo shareholder, you will be entitled to cast votes on a cumulative basis for all of the director positions that are to be filled each year. Under cumulative voting, each share of common stock is entitled to a number of votes equal to the number of directors to be elected, and a shareholder may cast all of his or her votes for a single candidate or may allocate the votes among two or more of the directors to be elected on a basis determined by the shareholder.


     - Currently, if you terminate your membership in Calavo, you are required to sell your common stock to other members or to convert the common stock into preferred stock that is redeemable by Calavo at $1.00 per share. This requirement will not apply after the conversion. If you terminate your marketing agreement with New Calavo, you will be entitled to retain your shares of common stock.


NEW MARKETING AGREEMENT



     Your existing marketing agreement with Calavo will be terminated on the effective date of the conversion. You will need to sign a new marketing agreement. Please complete, sign and return to New Calavo the new marketing agreement that is enclosed with this Proxy Statement/Prospectus.



     If you sign a new marketing agreement, New Calavo will continue to accept all of your avocados, subject to limitations imposed by the character, quantity or marketability of the fruit and the other conditions of the current marketing agreement. The marketing agreement with New Calavo will be renewable on an annual basis. The Board of Directors will set a packing and marketing fee on a periodic basis. The packing and marketing fee will cover New Calavo's costs and will include a profit to New Calavo. The fruit will continue to be "pooled," and the net proceeds will be paid to growers. You should review the new marketing agreement for additional details.



     If you do not sign a new marketing agreement, New Calavo may in its discretion offer to market your avocados on a pooled/consignment basis or to purchase your avocados on a cash/spot basis. However, you will need to sign a written agreement in order to market your avocados in the manner described in the preceding sentence and, based upon current market conditions, there is no assurance that New Calavo will elect to market your avocados on any basis than through the marketing agreement.


FEDERAL INCOME TAX CONSEQUENCES


     Subject to the limitations and assumptions described in this Proxy Statement/Prospectus under "The Conversion -- Material Federal Income Tax Consequences," it is anticipated that neither Calavo nor its shareholders will incur federal income taxes as a result of the merger of Calavo into New Calavo. IN VIEW OF THE INDIVIDUAL NATURE OF FEDERAL AND STATE TAX LAW, YOU ARE ADVISED TO CONSULT WITH YOUR INCOME TAX ADVISER REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU FROM THE MERGER.


FINANCIAL INFORMATION


     New Calavo will not commence business operations until the effective date of its merger with Calavo. Financial information regarding Calavo is contained in the sections of this Proxy Statement/Prospectus entitled "Selected Condensed Consolidated Financial Data," "Unaudited Pro Forma Condensed Combined

Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in the consolidated financial statements and related notes thereto that are included elsewhere in this Proxy Statement/Prospectus.


COPIES OF THE MERGER AGREEMENT AND NEW CALAVO'S ORGANIZATIONAL DOCUMENTS


     WE HAVE ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS COPIES OF (1) THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION BETWEEN CALAVO AND NEW CALAVO,
(2) NEW CALAVO'S ARTICLES OF INCORPORATION, (3) NEW CALAVO'S BYLAWS, (4) THE FORM OF MARKETING AGREEMENT THAT WILL BE USED BY NEW CALAVO, AND (5) A RECENT AMENDMENT TO CALAVO'S BYLAWS. THESE DOCUMENTS ARE INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS, AND WE RECOMMEND THAT YOU REVIEW EACH OF THE DOCUMENTS.

                                  RISK FACTORS


     YOU SHOULD CONSIDER THE RISKS DESCRIBED BELOW IN EVALUATING WHETHER OR NOT TO APPROVE THE MERGER OF CALAVO INTO NEW CALAVO. YOU SHOULD ALSO REVIEW THE ENTIRE PROXY STATEMENT/PROSPECTUS.


                        RISKS RELATED TO THE CONVERSION


DIVIDENDS TO SHAREHOLDERS ARE NOT GUARANTEED AFTER THE CONVERSION.



     During the preceding three years, Calavo has distributed to its shareholders substantially all of its net income from business conducted on a for-profit basis with nonmembers. After the conversion, New Calavo may determine that it is advisable to retain all or a substantial portion of its income in order to satisfy capital needs, to support its growth and to satisfy more restrictive dividend limitations that may be imposed by lenders. New Calavo may elect not to pay any dividends after the conversion, and any dividends that it does pay may be substantially less than the previous years' dividends paid by Calavo.



THE CONVERSION MAY ADVERSELY AFFECT NEW CALAVO'S ABILITY TO OBTAIN A SUFFICIENT SUPPLY OF AVOCADOS.


     As a cooperative, Calavo is entitled to require each of its shareholder-members to enter into a marketing agreement that obligates the shareholder-member to deliver all of his or her avocados to Calavo. Mandatory marketing agreements help to ensure the cooperative with an adequate supply of avocados. If a member terminates his or her marketing agreement with Calavo and thereby relinquishes membership in Calavo, any of the former member's common stock that is not sold to other members is converted into preferred stock that is redeemable by Calavo at $1.00 per share. The desire of members to avoid the conversion of their common stock into redeemable preferred stock may contribute to their willingness to maintain marketing agreements with Calavo.


     After the conversion, New Calavo will be unable to require its shareholders to enter into marketing agreements. This may adversely impact New Calavo's ability to obtain an adequate supply of avocados. A shareholder will be entitled to retain his or her common stock in New Calavo even if the shareholder does not elect to enter into a marketing agreement with New Calavo or even if the shareholder subsequently elects to terminate the marketing agreement. The ability of New Calavo to secure marketing agreements with growers, including growers who are shareholders, will depend upon the competitiveness of the terms that it offers and the quality of its services.


THE LIMITED ANTITRUST EXEMPTION PROVIDED TO COOPERATIVES WILL NOT BE AVAILABLE TO NEW CALAVO.


     Federal and California laws provide limited relief to agricultural cooperatives from several aspects of the antitrust and unfair competition laws. For example, the members of a cooperative are allowed to agree on a collective sales price for their products; a cooperative's marketing agreements with members are not considered an illegal restraint of trade; and a cooperative may under specified circumstances achieve monopoly power in a given market.



     As a non-cooperative, New Calavo will not be entitled to the benefit of these laws. Calavo's Board of Directors believes that, in light of the increased competition faced by Calavo from other growers, these exemptions from the antitrust and unfair competition laws probably would not be of great benefit to Calavo even if it retained its cooperative status. If, however, New Calavo obtains an increased market share after the conversion or other presently unanticipated events occur, the loss of the limited antitrust exemption may adversely affect New Calavo's operations.


NEW CALAVO'S SHARES WILL HAVE NO PUBLIC TRADING MARKET.


     As is the case with Calavo's stock, a public trading market will not exist for the common stock of New Calavo since the stock will not be listed on a securities exchange or the Nasdaq stock market although the existing mechanism for buying and selling shares of stock will be maintained. As a result, you should not assume that your shares of New Calavo stock will be more marketable than your shares of Calavo stock or that the New Calavo stock is more likely to appreciate in value.


IF PERSONS WHO DO NOT MARKET AVOCADOS THROUGH NEW CALAVO GAIN CONTROL OF NEW CALAVO AFTER THE CONVERSION BY PURCHASING LARGE NUMBERS OF SHARES, THEY COULD CAUSE NEW CALAVO TO OPERATE IN A MANNER THAT DOES NOT BENEFIT AVOCADO GROWERS WHO MARKET THEIR PRODUCT THROUGH NEW CALAVO.


     Holders of Calavo common stock must be members of Calavo who have entered into marketing agreements with the cooperative, and each member is entitled to only one vote. As a result, control of the cooperative by its members is assured.

     Ownership of New Calavo common stock is not limited to growers who have entered into marketing agreements with New Calavo, and each shareholder is entitled to a number of votes equal to the number of shares that are owned by the shareholder. New Calavo will be entitled to issue shares of common stock to non-growers, and any such stock issuances will dilute the proportionate equity ownership interests of shareholders who have marketing agreements with New Calavo. Shareholders will be entitled to retain their common stock after they have ceased to sell avocados to New Calavo, and shareholders will be entitled to sell their stock to purchasers who do not market avocados through New Calavo.


     The bylaws of New Calavo provide it with a right of first refusal to purchase the stock that a shareholder proposes to transfer to another person. However, New Calavo may elect not to exercise the right of first refusal if a shareholder proposes to sell stock to a non-grower or it may not have the funds with which to pay for the shares. The bylaws also state that no person or entity may own more than twenty percent of New Calavo's stock and that transfers of stock to competitors of New Calavo are prohibited, but these provisions may be unenforceable in some circumstances.



     If persons who do not market avocados through New Calavo obtain a large degree of control over New Calavo, they might attempt to cause the corporation to operate in a manner that does not benefit avocado growers who market their product through New Calavo. For example, the non-grower shareholders might cause New Calavo to increase the packing and marketing fee under the marketing agreements in order to maximize corporate profits. Similarly, they might cause New Calavo to engage in new lines of business that are unrelated to the marketing of avocados and that divert capital from avocado marketing.



THERE IS NO HISTORICAL BASIS FOR PREDICTING THE IMPACT ON CALAVO'S PROFITABILITY OF CONVERTING TO A FOR-PROFIT CORPORATION, PARTICULARLY IN LIGHT OF THE DIFFERENT TAX TREATMENT THAT WILL BE ACCORDED TO A FOR-PROFIT CORPORATION.



     Subchapter T of the Internal Revenue Code provides that, as a cooperative, Calavo does not pay taxes on member-based income as long as it distributes or allocates the income to the members in proportion to their use or patronage of the cooperative within eight and one-half months after the end of the cooperative's tax year. Members agree to take this income into their taxable income even if the income is not distributed to them. Calavo pays normal corporate taxes on all nonmember-based income.



     New Calavo will be taxed at corporate rates on its entire net income, including net income that is derived from business done by New Calavo with its growers. Distributions by New Calavo to its shareholders will generally be taxed to the shareholders as corporate dividends. However, shareholders will not be taxed on income that is not distributed to them by New Calavo. The amount paid by New Calavo to a grower for fruit delivered by the grower will be taxed to the grower, which is not a change to current practice.



     As a cooperative, Calavo is entitled to satisfy all or a portion of its equity capital requirements by retaining for several years a portion of the proceeds that are otherwise distributable to its members. Calavo does not pay taxes on these retained amounts. After the conversion, New Calavo will be required to pay taxes on any income that it withholds as retained earnings in order to satisfy its equity needs.

              RISKS RELATED TO CALAVO'S AND NEW CALAVO'S BUSINESS


DIRECTORS AND EXECUTIVE OFFICERS WHO OWN NEW CALAVO STOCK AND ALSO MARKET AVOCADOS THROUGH NEW CALAVO MAY HAVE A CONFLICT OF INTEREST IN ESTABLISHING AN APPROPRIATE PACKING AND MARKETING FEE UNDER THE MARKETING AGREEMENTS.

     Directors and executive officers who own New Calavo stock will have a personal financial interest in maximizing the profitability of New Calavo for its shareholders by, among other things, setting a high packing and marketing fee under the marketing agreements with growers. However, directors and executive officers who also market avocados through New Calavo will have a personal financial interest in maximizing growers' profits by setting a low packing and marketing fee under the marketing agreements. Whether a director's or an executive officer's personal financial interest will be best served by a high or low packing and marketing fee may depend upon the relative percentage of New Calavo stock versus avocado acreage that is owned by the director or executive officer. This potential conflict of interest exists under Calavo's current operations as a nonprofit cooperative association.


INCREASING COMPETITION MAY ADVERSELY AFFECT NEW CALAVO.



     The market for avocados is highly competitive. Recently, there have been significant plantings of avocados in Mexico, Chile, New Zealand and others parts of the world. In particular, avocados grown by Mexican growers who are not members of Calavo are lower-priced than avocados grown by Calavo's members. Competition from foreign-based growers is likely to increase in future years, and New Calavo may be unable to enter into marketing agreements with those growers. Although there are currently restrictions on the times and states where Mexican avocados may be imported into the United States, there are ongoing requests from Mexican governmental authorities to relax those time and location restrictions.



AS A RESULT OF CALIFORNIA'S CURRENT ENERGY CRISIS, CALAVO AND NEW CALAVO MAY EXPERIENCE POWER BLACKOUTS, DISRUPTED OPERATIONS AND INCREASED EXPENSES.



     California is in the midst of an energy crisis that could disrupt the operations of Calavo and New Calavo and increase their expenses. In the event of an acute power shortage, California has on some occasions implemented rolling blackouts throughout the state. The blackouts may continue to be implemented in the future. Calavo owns two packinghouses and one processing facility that are located in California, and its corporate headquarters are also located in California.



     Due to cost considerations and the long waiting period for obtaining equipment, Calavo does not currently have backup generators or alternate sources of power in the event of a blackout, and current insurance does not provide coverage for any damages that Calavo or its customers may suffer as a result of any power supply interruption. Although Calavo's product refrigeration systems can maintain their temperatures over short periods, blackouts may result in increased energy expenses and a decreased volume of avocados being handled at the California facilities. As a result, revenues may be adversely impacted. Blackouts may also increase growers' energy expenses, restrict the use by growers of irrigation systems and decrease their avocado production.



NEW CALAVO WILL BE SUBJECT TO THE RISKS OF DOING BUSINESS INTERNATIONALLY.


     Calavo conducts a substantial amount of business with growers and customers who are located outside the United States. It purchases avocados from foreign growers, sells fresh avocados and processed avocado products to foreign customers and operates a packinghouse and a processing plant in Mexico. For additional information about Calavo's international business operations, see "Business of Calavo."

     Calavo's current international operations (and New Calavo's business operations after the conversion) are subject to a number of inherent risks, including:


     - Local economic and political conditions, including disruptions in trading and capital markets;

     - Restrictive foreign governmental actions, such as restrictions on transfers of funds and trade protection measures, including export duties and quotas and customs duties and tariffs;

     - Changes in legal or regulatory requirements affecting foreign investment, loans, taxes, imports and exports; and

     - Currency exchange rate fluctuations which, depending upon the nature of the changes, may make Calavo's products more expensive compared to foreign-grown products or may increase Calavo's cost of obtaining foreign-sourced products.


NEW CALAVO AND ITS GROWERS WILL BE SUBJECT TO THE RISKS THAT ARE INHERENT IN FARMING.



     New Calavo's results of operations may be adversely affected by numerous factors over which it has little or no control and that are inherent in farming, including reductions in the market prices for its products, adverse weather and growing conditions and new government regulations regarding farming and the marketing of agricultural products.

                                 THE CONVERSION

PROPOSED CONVERSION OF CALAVO TO FOR-PROFIT STATUS

     Calavo's Board of Directors unanimously recommends the conversion of Calavo from a nonprofit cooperative association that is organized under the California Food and Agricultural Code into a for-profit corporation that is organized under the California General Corporation Law.

MERGER OF CALAVO INTO NEW CALAVO

     To accomplish the conversion, Calavo will merge into New Calavo, which is a newly formed corporation organized under the California General Corporation Law. It is currently a wholly owned subsidiary of Calavo and was formed for the purpose of merging with Calavo. On the effective date of the merger, New Calavo will assume ownership of all of Calavo's business and assets, and all of Calavo's shareholders will receive shares of New Calavo common stock. New Calavo will be taxed under Subchapter C of the Internal Revenue Code and, unlike Calavo, New Calavo will operate as a "for-profit" corporation rather than as a nonprofit cooperative association.

RECORD DATE FOR VOTING


     Only holders of record of Calavo preferred stock or common stock as of the
close of business on             , 2001, which has been established by the Board
of Directors as the record date, are entitled to vote on the conversion. As of
the record date, there are             holders of common stock who are entitled
to vote, and there are             holders of preferred stock who are entitled
to vote.


METHOD OF VOTING


     To vote on the proposed conversion, you must use the mail ballot accompanying this Proxy Statement/Prospectus. It is the only ballot that you will receive, and a shareholders' meeting to consider and vote on the conversion will not be held. If you wish to vote, you should complete, sign and deliver the
ballot to Calavo in the enclosed envelope no later than             , 2001 (or
such later date as the Board of Directors may establish and announce in its sole discretion) in order for the ballot to be counted.


VOTE REQUIRED; EFFECT OF A FAILURE TO VOTE


     The conversion cannot occur without the approval of (1) a majority of Calavo's common shareholders voting separately as a class and (2) a majority of the outstanding shares of Calavo preferred stock voting separately as a class. A shareholder's failure to vote has the same effect as a vote against the conversion.


REVOCABILITY OF BALLOTS

     Any shareholder who delivers a completed and signed ballot to Calavo has the power to revoke it by filing with the Calavo Corporate Secretary a written instrument that revokes the ballot. However, a ballot cannot be revoked after the date that Calavo has received from its shareholders a sufficient number of ballots to approve the conversion.

BOARD OF DIRECTORS' RECOMMENDATION

     CALAVO'S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE CONVERSION IS IN THE BEST INTERESTS OF CALAVO AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE CONVERSION OF CALAVO INTO A FOR-PROFIT CORPORATION.

SOLICITATION EXPENSES

     Calavo will bear the entire cost of the solicitation of ballots in favor of the conversion. In addition to solicitation by mail, Calavo's directors, officers and other employees may, without additional compensation, solicit ballots personally, by telephone, by facsimile or by other means.

REASONS FOR THE CONVERSION


     In order to maintain its status as an agricultural cooperative under applicable laws, Calavo must conduct a majority of its business with members. The current year's sales estimate is that sales of members' avocados will represent less than fifty percent of Calavo's total sales. Management estimates that Calavo will conduct a minority of its business with members in subsequent years as a result of increasing amounts of business conducted with foreign growers.



     To satisfy the requirement that it conduct a majority of its business with members, Calavo would need to restructure its corporate organization into two separate businesses. In the Board's view, this would weaken the cooperative. Primarily as a result of the Board of Directors' determination that Calavo will soon lose its status as a nonprofit agricultural cooperative, the Board of Directors has determined that Calavo should now formally convert to a for-profit corporation organized under the California General Corporation Law.



     Under Calavo's bylaws and applicable law, holders of the cooperative's common stock must be members of Calavo who have entered into marketing agreements with Calavo. The Board of Directors believes that this requirement may limit Calavo's ability to attract equity capital from third parties who do not market avocados, and that the requirement may limit the ability of Calavo's members to obtain the full value of their equity investment in Calavo since they are not permitted to sell their stock to nonmembers of Calavo. Conversion to a for-profit corporation may enable Calavo to raise equity capital by issuing stock to third parties who are not marketers of agricultural products. For example, it is possible that common stock could be issued to joint venture partners and in connection with the acquisition of businesses that will enhance the value of Calavo.



     As a for-profit corporation, Calavo will be able to grant to its officers and selected employees stock options and other rights to acquire shares of its common stock. The Board of Directors believes that this will allow management to participate in the growth of New Calavo and will provide management with added incentives to operate New Calavo in a manner that increases the value of the shareholders' equity interests. The Board of Directors believes that equity incentives are a component of management compensation at many corporations, and that allowing management to have an equity interest in New Calavo will enable it to attract and retain qualified officers and employees.


     The Board of Directors did not see any need to obtain an appraisal or a fairness opinion. No shareholders are being cashed out, and each shareholder will receive the same number of shares in New Calavo that he or she owns in Calavo. The economic interests of Calavo's shareholders in New Calavo are not being diluted through the merger, and the net book value of New Calavo will be the same as the net book value of Calavo on the effective date of the conversion.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


     The terms and conditions of the conversion are set forth in an Agreement and Plan of Merger and Reorganization (the "MERGER AGREEMENT") between Calavo and New Calavo, a copy of which is attached as Appendix A and incorporated into this Proxy Statement/Prospectus. You are advised to read the Merger Agreement in order to understand the conversion fully. The following summary of the Merger Agreement discusses only selected provisions of the Merger Agreement.



     EFFECTIVE DATE OF THE MERGER. The conversion will become effective on the date that a short-form version of the Merger Agreement is filed with the California Secretary of State. Calavo will file this document as soon as practicable after shareholder approval is obtained. However, even if the required majority vote is obtained, the Board of Directors intends to exercise its right under the Merger Agreement and applicable law not to proceed with the conversion unless the transaction is approved by members who delivered at least sixty percent of the total volume of avocados delivered by all members during the preceding fiscal year. The Board believes that New Calavo is unlikely to be profitable or competitive unless the conversion is supported by growers who are responsible for delivering a substantial volume of avocados to Calavo.

     ISSUANCE OF SHARES OF THE COMMON STOCK OF NEW CALAVO. On the effective date of the conversion, each outstanding share of the preferred stock and common stock of Calavo automatically will be converted into one share of New Calavo common stock, and the 100 shares of the common stock of New Calavo that are currently owned by Calavo will be cancelled. As a result, Calavo's shareholders will own all of the common stock of New Calavo in the same proportion that they own Calavo's outstanding stock on the effective date of the merger. New Calavo will advise its shareholders that the conversion has occurred and will deliver to them statements regarding the number of shares of common stock that they own in New Calavo.

     EFFECT OF THE MERGER. On the effective date of the merger, Calavo will be merged into New Calavo, and Calavo will cease to exist. New Calavo will be the surviving corporation, and it will succeed to all of the business, assets and liabilities of Calavo. The directors, officers and employees of Calavo will remain in the same positions with New Calavo as of the effective date of the merger.

     CONDITIONS TO CONSUMMATION OF THE CONVERSION. The obligations of Calavo and New Calavo to consummate the conversion are subject to the satisfaction or waiver, where permissible, of the following conditions:

     - Calavo's shareholders shall have approved the conversion and the Merger Agreement.


     - The Registration Statement on Form S-4 that has been filed with the SEC regarding the conversion shall not be subject to any stop order suspending its effectiveness or to any proceeding seeking a stop order.



     - The permit issued by the California Department of Corporations regarding the offer and sale of shares of New Calavo common stock in the conversion shall not have been revoked.


     - There shall not be in effect any judgment, regulation, order or injunction of any court or governmental authority that prohibits the conversion.

     AMENDMENT AND TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be amended by a writing executed by Calavo and New Calavo. However, after approval of Calavo's shareholders has been obtained, shareholder approval of the amendment is required if the amendment changes any of the principal terms of the Merger Agreement.

     Calavo's Board of Directors is authorized to terminate the Merger Agreement (and thereby terminate the conversion) at any time prior to the effective date of the conversion, whether before or after shareholder approval.

NO DISSENTERS' RIGHTS

     Under California law, Calavo's shareholders have no right to demand an appraisal of their Calavo shares in connection with the conversion and to receive a cash payment for the fair value of their shares. Even if a shareholder votes against the merger, he or she will receive shares in New Calavo if the conversion is completed.

MARKETING AGREEMENTS


     In January 2001, the Board of Directors amended Section 7.08 of Calavo's bylaws to provide that Calavo's marketing agreement with each member will terminate automatically on the effective date of Calavo's merger into New Calavo. A copy of the amendment is attached to this Proxy Statement/ Prospectus as Appendix E. If you desire to market avocados through New Calavo after the conversion, you must complete, sign and return to New Calavo the new marketing agreement that is enclosed with this Proxy Statement/Prospectus.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES


     The following discussion summarizes the material federal income tax consequences of the merger of Calavo into New Calavo that are generally applicable to holders of Calavo stock. This discussion does not deal with all aspects of federal income taxation that may be relevant to particular shareholders, such as dealers in securities, foreign persons, tax-exempt organizations, cooperative associations, shareholders who do not hold such stock as a "capital asset" as defined in the Internal Revenue Code of 1986, as amended (the "INTERNAL REVENUE CODE"), and persons subject to the alternative minimum tax. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the merger. Moreover, this discussion does not address any state, local or foreign tax or other considerations.


     IN VIEW OF THE SUMMARY NATURE OF THIS DISCUSSION AND THE INDIVIDUAL NATURE OF FEDERAL INCOME AND OTHER TAX CONSEQUENCES OF THE MERGER, YOU ARE STRONGLY ADVISED TO CONSULT WITH YOUR OWN TAX ADVISER AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU FROM THE MERGER (INCLUDING, WITHOUT LIMITATION, THE APPLICABILITY AND EFFECT OF FOREIGN, STATE AND LOCAL TAX LAWS AND OF CONSTRUCTIVE OWNERSHIP RULES).


     The following discussion is based upon provisions of the Internal Revenue Code, regulations, administrative rulings and judicial decisions presently in effect, all of which are subject to change (possibly with retroactive effect) or to different interpretations. Neither party to the merger has sought a ruling from the Internal Revenue Service (the "IRS") with respect to any tax consequences of the merger. Consequently, the IRS is not precluded from adopting positions contrary to those discussed in this Proxy Statement/Prospectus or otherwise advanced by the parties to the merger, including holders of Calavo stock. In addition, there is no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the following discussion. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger to holders of Calavo stock.



     Troy & Gould Professional Corporation, counsel to Calavo, has rendered an opinion to the effect that, on the basis of facts existing and representations made as of the effective date of the merger, the merger and the exchange of shares incident to the merger will qualify for non-recognition treatment for federal income tax purposes. This opinion will not, however, be binding on the IRS.



     Subject to the limitations and assumptions that are referred to in its opinion, Troy & Gould Professional Corporation's opinion that the merger will qualify for non-recognition treatment under the Internal Revenue Code means the following:


          (a) Neither Calavo nor New Calavo will recognize gain or loss in the merger;

          (b) No gain or loss will be recognized by holders of Calavo stock upon their receipt of New Calavo common stock in the merger;


          (c) The aggregate tax basis of the New Calavo common stock received in the merger by the holders of Calavo stock will be the same as the aggregate tax basis of the exchanged Calavo stock; and



          (d) The holding period of the New Calavo common stock received in the merger will include the period for which the Calavo stock surrendered in exchange was held, provided that the Calavo stock was held as a capital asset at the time of the merger.


ACCOUNTING TREATMENT

     The merger will be treated in a manner similar to a "pooling of interests" under accounting principles generally accepted in the United States in which no gain, loss or goodwill is recognized as a result of the transaction.

                       TRANSFERS OF SHARES OF NEW CALAVO
                       COMMON STOCK AFTER THE CONVERSION

TRANSFERS OF CALAVO STOCK PRIOR TO THE CONVERSION

     A public trading market does not exist for the common or preferred stock of Calavo. The stock is not listed on a securities exchange or the Nasdaq stock market. Outstanding shares of the common or preferred stock may be transferred only if federal and state securities registration exemptions are satisfied. Calavo distributes to its shareholders lists of shareholders who have indicated an interest in purchasing or selling shares of stock, and the purchasing and selling shareholders then privately negotiate the terms of the transaction.


     For each fiscal quarter during the three fiscal years ended October 31, 2000 and for the fiscal quarters ended January 31, 2001 and April 30, 2001, respectively, the following table sets forth information about purchases and sales of Calavo common stock that occurred among Calavo's shareholders. The table does not contain any express or implied representation about the value of the Calavo common stock or about the prices at which New Calavo common stock may be purchased and sold after the conversion.



                                              NUMBER OF      NUMBER OF              RANGE
              PERIOD COVERED                 TRANSACTIONS     SHARES      HIGH     AVERAGE     LOW
              --------------                 ------------    ---------    -----    -------    -----
1997 - 1998
11/1 - 1/31................................       17            87,518    $2.75     $1.27     $1.00
2/1 - 4/30.................................       17            45,971     2.00      1.29      1.00
5/1 - 7/31.................................        5            13,156     1.35      1.04      1.00
8/1 - 10/31................................       20            95,654     1.50      1.23      0.75
                                                 ---         ---------              -----
Summary....................................       59           242,299              $1.24
                                                 ===         =========              =====
1998 - 1999
11/1 - 1/31................................       35           213,162     1.50     $1.09      1.00
2/1 - 4/30.................................       44           244,638     1.50      1.30      0.95
5/1 - 7/31.................................       26           235,258     1.50      1.26      1.00
8/1 - 10/31................................       19           399,446     1.50      1.38      1.00
                                                 ---         ---------              -----
Summary....................................      124         1,092,504              $1.28
                                                 ===         =========              =====
1999 - 2000
11/1 - 1/31................................       19            92,645     1.50     $1.24      1.00
2/1 - 4/30.................................       42           327,385     1.98      1.46      1.00
5/1 - 7/31.................................       22            59,004     1.70      1.23      1.00
8/1 - 10/31................................       17           102,396     1.50      1.50      1.00
                                                 ---         ---------              -----
Summary....................................      100           581,430              $1.41
                                                 ===         =========              =====
2000 - 2001
11/1 - 1/31................................        8            93,828     3.00     $1.37      1.00
2/1 - 4/30.................................       14            30,993     6.00      2.24      1.00
                                                 ---         ---------              -----
Summary....................................       22           124,821              $1.60
                                                 ===         =========              =====


NO PUBLIC TRADING MARKET FOR NEW CALAVO STOCK


     A public trading market will not exist for the shares of New Calavo common stock that are issued in the merger to Calavo's shareholders. New Calavo does not have any present intention of listing the shares on a securities exchange or the Nasdaq stock market. We believe that, for the foreseeable future, the interests of New Calavo and its shareholders will be best served if most of New Calavo's shares continue to be owned by growers with whom it has a marketing relationship and if growers continue to control the operations of New Calavo. If New Calavo's shares were actively traded on a securities exchange or the

Nasdaq stock market, it would be unable to exercise a right of first refusal to purchase the shares in appropriate circumstances and persons who do not market avocados through New Calavo could gain control over the corporation by purchasing large numbers of shares.


LISTS OF POTENTIAL PURCHASERS AND SELLERS OF NEW CALAVO STOCK


     After the conversion, New Calavo will maintain a list of shareholders who have notified it that they are interested in selling some or all of their shares of common stock and a list of shareholders who have notified New Calavo that they are interested in purchasing additional shares of common stock from shareholders. In its discretion, and if permitted by applicable law, New Calavo may include on the list of potential purchasers non-shareholders who have advised it that they are interested in purchasing shares. The lists will contain
(a) the interested potential buyers' and sellers' names, (b) information regarding how the buyers and sellers may be contacted, and (c) if supplied by the buyer or seller, the number of shares that he or she is interested in buying or selling.



     On a quarterly basis, (a) New Calavo will distribute the lists of potential sellers to persons who have indicated an interest in purchasing stock, and (b) New Calavo will distribute the list of potential buyers to shareholders who have indicated an interest in selling stock. The lists will contain information about the prices at which shares of common stock have been traded or issued during prior quarters, but the lists will not contain any recommendation by New Calavo about the current value of its stock. The lists will also contain summary financial information that is derived from the financial statements filed by New Calavo with the SEC.


     The lists will be accompanied by the following statements: (a) New Calavo is not a registered national securities exchange, securities information processor, broker, dealer, investment adviser or clearing agency; (b) the lists merely set forth the names of persons who are interested in buying or selling specified numbers of shares of common stock, and there is no assurance that any transaction will occur as to any particular number of shares or at any particular price; (c) the historical price information contained in the lists may not reflect the current value of the common stock; (d) each transaction must be executed by the buyer and seller without New Calavo's assistance or involvement; and (e) each transaction must be conducted by the buyer and seller in accordance with applicable federal securities laws, including antifraud provisions and registration or exemption requirements.

     Buyers and sellers will be entitled to use the lists for the purpose of entering into privately negotiated transactions with each other. Neither New Calavo nor its officers or employees will (a) participate in the sale negotiations, (b) match or otherwise solicit buyers and sellers, (c) receive any commissions or fees with respect to these transactions, (d) act as an intermediary in the transfer of funds from the buyer to the seller in connection with any transaction, (e) arrange financing for the buyer, or (f) make any recommendation regarding the advisability of the transaction or the value of the common stock.


     If permitted by applicable law, New Calavo may elect to post these lists on its web site. However, New Calavo has not yet made any decision about using its web site to facilitate the distribution of lists of potential buyers and sellers of its stock.


RIGHT OF FIRST REFUSAL IN FAVOR OF NEW CALAVO; OTHER TRANSFER RESTRICTIONS


     ARTICLE VI OF NEW CALAVO'S BYLAWS CONTAINS RESTRICTIONS ON THE TRANSFERABILITY OF ALL SHARES OF NEW CALAVO COMMON STOCK. THE FOLLOWING IS A SUMMARY OF THE MOST SIGNIFICANT PROVISIONS OF ARTICLE VI. YOU SHOULD REVIEW
ARTICLE VI IN ITS ENTIRETY IN ORDER TO UNDERSTAND THE RESTRICTIONS TO WHICH YOUR SHARES WILL BE SUBJECT.


     Before any shares of New Calavo common stock that are owned by any shareholder may be sold, assigned or otherwise transferred, the shares must first be offered to New Calavo. The transferring shareholder must give New Calavo at least thirty days' prior written notice of the proposed transfer, and the notice must describe the terms of the proposed transfer. The transferee does not need to be an existing shareholder of New Calavo or a grower who markets avocados through New Calavo. A transfer of stock to a shareholder's family members or to a family trust is not subject to the right of first refusal.


     New Calavo will have the right to elect to purchase all of the shares that are the subject of the proposed transfer. The right of first refusal must be exercised by New Calavo, if at all, within thirty days after its receipt of the transfer notice from the shareholder. Subject to several specified exceptions, New Calavo will purchase the shares for the same purchase price and other payment terms that are described in the transfer notice if it elects to exercise its right of first refusal.



     New Calavo currently anticipates that it will exercise the right of first refusal on a limited, infrequent basis. The right of first refusal is most likely to be exercised only if a shareholder with whom New Calavo has a marketing agreement proposes to transfer a substantial amount of stock to a person who has not entered into a marketing agreement and does not intend to do so.



     If New Calavo does not elect to purchase the shares that are the subject of the proposed transfer, the shares may be transferred to the proposed transferee. However, New Calavo has the right to require representation certificates and other appropriate evidence from the transferring shareholder and the transferee regarding compliance with applicable federal and state securities registration exemptions. Also, (a) no person, entity or group is permitted by the bylaws to own more than twenty percent of the total outstanding shares of New Calavo stock, and (b) the bylaws prohibit the transfer of shares to competitors of New Calavo. Shares that are transferred by a shareholder will remain subject to the right of first refusal and other transfer restrictions of the bylaws, and certificates and written statements that evidence the common stock will bear appropriate restrictive legends that refer to these transfer restrictions.


               NEW CALAVO'S BUSINESS, MANAGEMENT AND COMMON STOCK

BUSINESS OF NEW CALAVO

     New Calavo was incorporated on January 5, 2001 for the purpose of merging with Calavo. New Calavo is a for-profit corporation that is organized under the California General Corporation Law.


     New Calavo currently has no business operations. On the effective date of its merger with Calavo, New Calavo will acquire all of Calavo's assets and business and will assume all of its liabilities. Thereafter, New Calavo will carry on Calavo's business operations, although New Calavo will have the right and authority to engage in other business operations if it so determines. For a description of Calavo's business, see "Business of Calavo." For information about Calavo's results of operations, see "Selected Condensed Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements (including the notes thereto) of Calavo that are included in this Proxy Statement/Prospectus.



     Unlike Calavo, New Calavo will not operate on a nonprofit cooperative basis. Calavo's primary purpose is to pack, process and market avocados produced by its members at the highest possible sales price and to perform those services for the mutual benefit of its members on a nonprofit cooperative basis at cost (after allowing for the expenses of operation and maintenance of necessary reserves). New Calavo's primary purpose will be to maximize profits for its shareholders and to enhance the value of its shareholders' investment in New Calavo. Although most of New Calavo's shareholders probably will continue to market avocados through the corporation, the marketing of avocados through New Calavo will no longer be a requirement for ownership of common stock, and some shareholders will not be marketers of avocados.



     Except for earnings that are attributable to business that is conducted with nonmembers on a for-profit basis, Calavo distributes earnings to members according to their utilization of the cooperative's services, which is determined primarily by the volume of the avocados that they deliver to Calavo. By contrast, all earnings that New Calavo may elect to distribute to shareholders in the form of dividends will be distributed based upon the number of shares that are owned by each shareholder rather than upon the amount of business that he or she does with New Calavo. For additional information regarding the differences in the rights of Calavo's and New Calavo's shareholders as a result of the conversion, see "Comparison of the Rights of Calavo's and New Calavo's Shareholders."

DESCRIPTION OF NEW CALAVO STOCK

     COMMON STOCK


     The authorized capital stock of New Calavo consists of 100,000,000 shares of common stock with a par value of $0.001 per share. As of the date of this Proxy Statement/Prospectus, Calavo owns all 100 of the outstanding shares of New
Calavo common stock. As of             , 2001,        shares of Calavo preferred
stock were issued and outstanding, and             shares of Calavo common stock
were issued and outstanding. Assuming that Calavo does not repurchase any shares or issue any additional shares prior to the effective date of its merger into
New Calavo, there will be                     issued and outstanding shares of
New Calavo common stock as of the effective date of the conversion, all of which will be fully paid and non-assessable. All 100 shares of New Calavo common stock that are owned by Calavo will be cancelled in the merger.


     Holders of New Calavo common stock are entitled to one vote per share on all matters to be voted upon by shareholders, provided that shareholders have cumulative voting rights in the election of directors. Holders of shares of common stock are entitled to receive on a pro rata basis such dividends, if any, as may be declared from time to time by New Calavo's Board of Directors in its discretion from funds legally available for that use.

     Holders of shares of New Calavo common stock are also entitled to share on a pro rata basis in any distribution to shareholders upon the liquidation, dissolution or winding up of New Calavo. Shareholders do not have preemptive rights to subscribe to any additional stock issuances by New Calavo, and shareholders do not have the right to require the redemption of their shares or the conversion of their shares into any other class of New Calavo's stock.


     Shares of common stock are subject to rights of first refusal and transfer restrictions that are imposed by New Calavo's bylaws. See "Transfers of Shares of New Calavo Common Stock After the Conversion."


     PREFERRED STOCK


     New Calavo's articles of incorporation do not authorize the issuance of shares of preferred stock. Any amendment of the articles of incorporation to provide for the issuance of preferred stock would require shareholder approval.


     TRANSFER AGENT AND REGISTRAR

     Unless it elects in the future to list its common stock on a securities exchange or the Nasdaq stock market, New Calavo anticipates that it will serve as the transfer agent and registrar for its common stock.

DIRECTORS OF NEW CALAVO

     The ten persons who currently serve as the directors of Calavo are also serving as the initial directors of New Calavo and will continue to do so after the conversion. For information regarding the current directors of Calavo and their compensation, see "Management of Calavo." New Calavo anticipates that it will continue Calavo's policy of compensating directors for attending board and committee meetings and of reimbursing their expenses of attending the meetings.

     Beginning with the first annual meeting of New Calavo's shareholders and continuing at every annual shareholders' meeting thereafter, all of New Calavo's directors will be elected by the shareholders to serve one-year terms.

EXECUTIVE OFFICERS OF NEW CALAVO


     New Calavo's Board of Directors has appointed Calavo's existing executive officers to serve as New Calavo's executive officers in the same positions that they currently hold. For additional information regarding the executive officers, see "Management of Calavo -- Executive Officers." Each of New Calavo's executive officers will serve at the discretion of the Board of Directors, subject to the terms of any employment agreement that he or she may subsequently enter into with the New Calavo. We do not presently anticipate that New Calavo will enter into employment agreements with any officers or other employees. On the effective date of the conversion, all employees of Calavo will automatically become employees of New Calavo.


SECURITY OWNERSHIP OF NEW CALAVO'S DIRECTORS AND EXECUTIVE OFFICERS


     On the effective date of the conversion, each of Calavo's directors and executive officers who owns shares of Calavo common stock will receive an equal number of shares of New Calavo common stock in exchange for the shares of Calavo stock. For information regarding the stock ownership of the directors and executive officers, see "Security Ownership of Principal Shareholders and Management."


EXECUTIVE COMPENSATION


     New Calavo has not paid any compensation to its executive officers. For information regarding the compensation of Calavo's executive officers (each of whom is also an executive officer of New Calavo), see "Management of Calavo -- Executive Compensation." During the period after the conversion, New Calavo's Board of Directors will review the compensation of its executive officers and will determine whether any adjustments to the basis for determining the compensation or the amount of the compensation are appropriate in light of its financial performance and other relevant factors.


POST-CONVERSION STOCK ISSUANCES


     After the conversion, New Calavo will have the right, without obtaining shareholder approval but subject to compliance with applicable federal and state securities laws, to issue shares of common stock to existing shareholders, to persons who elect to enter into marketing agreements with it, to officers and employees and to third parties, including persons who do not market avocados through New Calavo. The articles of incorporation of New Calavo state that the issuance by New Calavo of any shares of stock or options or other rights to acquire stock requires the approval of at least seventy-five percent of New Calavo's directors. Any issuances of stock after the conversion may dilute the proportionate equity interests of existing shareholders. New Calavo has not yet determined the number of shares, if any, that will be issued to growers who are not currently members of Calavo and elect to enter into marketing agreements for the first time after the conversion.



     Shortly after the conversion, and subject to compliance with applicable federal and state securities laws, New Calavo may offer selected employees an opportunity to purchase an as-yet undetermined number of shares of common stock at a purchase price that will not be less than the fair market value of the stock as of the date that the purchase rights are granted. The fair market value of the stock will be based upon the average price at which the stock has been traded over a recent period to be determined by the Board of Directors in compliance with applicable accounting requirements. The proposed offer of stock to employees is subject to the Board's right to amend any of its proposed terms or to determine not to proceed with the transaction.

                    COMPARISON OF THE RIGHTS OF CALAVO'S AND
                           NEW CALAVO'S SHAREHOLDERS

     Upon completion of the conversion, the shareholders of Calavo will cease being members and shareholders of a California nonprofit cooperative association. On the effective date of the conversion, they will become shareholders of New Calavo, which is a California for-profit corporation.

     The following is a summary of the material differences between the rights of Calavo's shareholders and the rights of New Calavo's shareholders effective upon the conversion. The summary does not purport to be a comprehensive discussion of these material differences, and the summary does not discuss the rights of Calavo's shareholders that will remain the same or substantially the same after the conversion. Furthermore, the identification of the differences summarized below is not intended to suggest that other important differences do not exist.


     YOU ARE ADVISED TO REVIEW NEW CALAVO'S ARTICLES OF INCORPORATION AND BYLAWS, WHICH ARE ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDICES B AND C, RESPECTIVELY. YOU ARE ALSO ADVISED TO REVIEW THE COPY OF CALAVO'S ARTICLES OF INCORPORATION AND BYLAWS THAT HAS PREVIOUSLY BEEN PROVIDED TO YOU. YOU MAY WITHOUT CHARGE OBTAIN ANOTHER COPY OF CALAVO'S ARTICLES OF INCORPORATION AND BYLAWS BY WRITING THE CORPORATE SECRETARY, EGIDIO CARBONE, AT 2530 RED HILL AVENUE, SANTA ANA, CALIFORNIA 92705 OR BY CALLING HIM AT (949) 223-1111.


GOVERNING CALIFORNIA LAW

     The California Food and Agricultural Code governs the organization and operation of a nonprofit agricultural cooperative such as Calavo. The California General Corporation Law also governs the operation of Calavo except where its provisions are in conflict or inconsistent with the express provisions of the California Food and Agricultural Code.

     New Calavo's organization and operation are governed by the California General Corporation Law, and the California Food and Agricultural Code is not applicable to New Calavo.

CORPORATE PURPOSE


     Calavo's articles of incorporation and bylaws state the cooperative's primary purpose is to pack, process and market agricultural products produced by its members and to return to the members the proceeds of sale, less expenses, on the basis of the quantity or value or both of the products marketed for its members. The articles of incorporation and bylaws also state that Calavo is a nonprofit cooperative association, and the bylaws state that the value of its business with nonmembers may not exceed the value of its business with members.



     New Calavo's articles of incorporation state that its purpose is to engage in any lawful act or activity for which a corporation may be organized under the California General Corporation Law other than the banking or trust company business or the practice of various types of professions. This provision gives New Calavo more flexibility in its business operations, although New Calavo anticipates that its primary purpose probably will remain the marketing of agricultural products. New Calavo's articles of incorporation do not state that it will operate on a nonprofit basis for the benefit of its members. Instead, it will operate as a for-profit corporation for the benefit of its shareholders, whether or not they market products through New Calavo. Also, New Calavo is not limited to conducting a majority of its business with members.


MEMBERS


     Calavo's bylaws provide for the admission of "members" to the cooperative. A member must produce and deliver avocados to Calavo and must own shares of Calavo's common stock. Every member must enter into a marketing agreement with Calavo, the primary terms of which are contained in the bylaws. Pursuant to the marketing agreement, the member agrees to deliver all of his or her avocados to Calavo, and Calavo agrees to market the avocados on behalf of the member. The bylaws also address the circumstances under which membership may be terminated.

     New Calavo's bylaws do not contain any concept of membership that is based upon an agreement to deliver avocados. The bylaws do not contain a marketing agreement, and they do not discuss the terms and conditions upon which New Calavo will market avocados. Instead, any shareholder who desires to market avocados through New Calavo must sign a marketing agreement, a form of which is attached to this Proxy Statement/Prospectus as Appendix D. A grower who markets avocados through New Calavo is not required to own shares of New Calavo common stock.


AUTHORIZED CAPITAL


     Calavo is authorized by its articles of incorporation to issue up to 10,000,000 shares of preferred stock and up to 10,000,000 shares of common stock. New Calavo is authorized by its articles of incorporation to issue up to 100,000,000 shares of common stock but is not authorized to issue preferred stock.


STOCK OWNERSHIP


     Calavo's articles of incorporation and bylaws state that only a member who markets avocados through Calavo is entitled to own Calavo common stock. Upon termination of membership, the former member's common stock that is not sold to other members is converted into preferred stock that is redeemable by Calavo at $1.00 per share. No shares of common or preferred stock may be transferred by a shareholder without the consent of Calavo's Board of Directors.



     Ownership of New Calavo common stock is not limited to growers who have entered into marketing agreements, and a grower is not required to sell or convert his or her common stock upon termination of a marketing agreement with New Calavo. Non-growers are entitled to own common stock, and the Board of Directors does not have the right to approve transfers of shares other than to competitors. However, New Calavo does have a right of first refusal to purchase all shares that a shareholder proposes to sell; the right is exercisable for the purchase price offered by the buyer. See "Transfers of Shares of New Calavo Common Stock After the Conversion."


VOTING RIGHTS


     Calavo's articles of incorporation and bylaws state that each holder of common stock is entitled to only one vote regardless of the number of shares that he or she owns. Except as required by applicable law, holders of preferred stock do not have any voting rights.



     New Calavo's bylaws state that each holder of common stock is entitled to a number of votes equal to the number of shares that he or she owns. Furthermore, shareholders have cumulative voting rights in the election of directors. In an election of directors pursuant to cumulative voting, each share of common stock is entitled to a number of votes equal to the number of directors to be elected. A shareholder may cast all of his or her votes for a single candidate or may allocate the votes among two or more of the directors to be elected on a basis determined by the shareholder. For example, if 10 directors are to be elected and a shareholder owns 100 shares of stock, the shareholder could give one candidate all 1,000 of the shareholder's votes or the shareholder could apportion the 1,000 votes among two or more of the director nominees.


ELECTION OF DIRECTORS


     Calavo's bylaws provide that the cooperative's territory will be divided into between seven and twelve districts, and that one director will be elected from each district. Under specified circumstances, an additional director may be elected from the two largest districts. Each member of Calavo is assigned to a district, and the member votes for a director from his or her district but not from other districts. Each director serves a two-year term and must be a member of the district from which he or she is elected. Because directors serve staggered terms, only one-half of the total authorized directors are elected each year. Currently, there are ten directors, each of whom is from a different district. The bylaws also authorize the election by the directors of up to three directors-at-large, but there are currently no directors-at-large.

     New Calavo's bylaws provide that the authorized number of directors will be not less than eight nor more than fifteen, and that that Board of Directors will determine the number of directors within that range. Currently, the authorized number of directors is ten. Although the incumbent Board is authorized to create districts for administrative purposes and to nominate a slate of directors consisting of a nominee from each district, directors will not be elected on a district basis. Instead, each shareholder is entitled to cast votes on a cumulative basis for all of the director positions that are to be filled each year, and a shareholder will not be limited to voting for a director from his or her district. All directors serve one-year terms and will be elected at each annual shareholders' meeting. Only persons who market California-grown avocados through New Calavo are authorized to serve as directors.


SPECIAL MEETINGS OF SHAREHOLDERS


     Calavo is required by its bylaws to hold a special meeting of shareholders upon the request of at least twenty percent of the holders of common stock. New Calavo's bylaws require a special meeting to be held upon the request of shareholders whose combined holdings comprise at least ten percent of the outstanding common stock.


DIVIDENDS

     Distributions that are made on an annual basis by Calavo to its members from the net proceeds on sales of members' avocados are referred to as patronage dividends and are distributed to members based primarily upon the quantity of avocados delivered by each member during the fiscal year without regard to the number of shares of common stock that are owned by the member. Under Subchapter T of the Internal Revenue Code, which applies to agricultural cooperatives, Calavo does not pay taxes on the patronage dividends that are distributed to members. Calavo's members are taxed on the distributions.

     By contrast, dividends that Calavo elects to distribute to shareholders based upon its earnings from business that is conducted with nonmembers on a for-profit basis are distributed to each shareholder based upon the number of shares of common or preferred stock that he or she owns rather than upon the amount of business conducted by the shareholder with the cooperative. Calavo pays normal corporate taxes on these earnings, and its shareholders pay taxes upon their receipt of the dividends.


     As a for-profit corporation, New Calavo will be taxed under Subchapter C of the Internal Revenue Code. New Calavo will not have the ability to deliver patronage dividends to growers with whom it has entered into marketing agreements. All earnings that New Calavo elects in its discretion to deliver to shareholders in the form of dividends will be distributed based upon the number of shares that are owned by each shareholder rather than upon the amount of business that the shareholder does with it. New Calavo will be taxed on these earnings, and shareholders will then be taxed upon their receipt of the dividends.


REVOLVING FUNDS


     As a cooperative, Calavo is entitled under its articles of incorporation and bylaws to satisfy all or a portion of its capital needs by withholding for several years a portion of the proceeds from marketing avocados that are otherwise distributable to its members. Assuming satisfaction of applicable requirements, Calavo does not pay taxes on these retained amounts, which are referred to as retains or revolving funds. Instead, the cooperative's members agree to take this income into their taxable income. In recent years, the use of revolving funds has not been an important source of financing for Calavo.



     New Calavo's articles of incorporation and bylaws do not provide for the creation of a revolving fund from proceeds that are otherwise payable to growers who are parties to marketing agreements with it. New Calavo will be required to pay taxes on any income that it withholds as retained earnings.

                 SELECTED CONDENSED CONSOLIDATED FINANCIAL DATA


     The following selected condensed consolidated financial data for each of the years in the five-year period ended October 31, 2000 are derived from Calavo's audited consolidated financial statements. The following selected condensed consolidated financial data for the six-month periods ended April 30, 2000 and April 30, 2001, respectively, are derived from Calavo's unaudited consolidated financial statements. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements included in this Proxy Statement/Prospectus and, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the operating results for the periods. The results of operations for the six months ended April 30, 2001 are not necessarily indicative of results to be achieved for the full fiscal year. You should read the financial information presented below along with the consolidated financial statements and related notes thereto that are included elsewhere in this Proxy Statement/Prospectus. For a narrative explanation of principal aspects of the following financial information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                                                                           SIX MONTHS
                                                           FISCAL YEAR ENDED OCTOBER 31,                 ENDED APRIL 30,
                                              -------------------------------------------------------   -----------------
                                                1996        1997        1998        1999       2000      2000      2001
                                              --------    --------    --------    --------   --------   -------   -------
                                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Net sales.................................  $144,463    $147,376    $148,641    $177,303   $219,983   $93,292   $91,714
  Operating proceeds........................    85,647      85,284      82,441      96,563    112,273    50,919    39,737
  Tax provision (benefit)...................     1,209        (319)        730        (408)     2,162     1,100       320
  Net income from nonmember products........     1,444         266       1,648         884      4,764     2,348       734
BALANCE SHEET DATA AS OF END OF PERIOD:
  Working capital...........................    12,217      10,503      11,626      10,254     13,929    11,092     8,788
  Total assets..............................    36,114      34,115      33,887      46,442     46,485    49,399    57,110
  Short-term debt...........................     1,178       2,525         475       9,148      9,486     7,787    14,110
  Long-term debt............................     4,249       3,468       4,794       4,331      3,820     3,989     3,583
  Shareholders' equity/members' interest....    16,382      16,147      17,518      17,577     22,435    19,755    18,587
CASH FLOWS FROM:
  Operations................................     3,865        (844)      1,464      (6,338)(1)    2,978   2,363     3,309
  Investing.................................    (1,482)       (786)     (3,284)(2)   (1,523)   (1,685)     (853)   (1,441)
  Financing.................................    (1,414)       (445)        167       6,917(2)   (1,259)  (2,890)     (562)
  Weighted average shares outstanding.......     9,623(3)    9,594(3)    9,605       9,572      9,849     9,840     9,958
  Basic and diluted net income per share
    from nonmember products.................  $   0.15(3) $   0.03(3) $   0.17    $   0.09   $   0.48   $  0.24   $  0.07
  Dividends per share.......................  $   0.10(3) $   0.05(3) $   0.17    $   0.12   $   0.50   $    --   $    --
  Net book value per share..................  $   1.66(3) $   1.64(3) $   1.77    $   1.78   $   2.28   $  2.01   $  1.87


-------------------------

(1)Reflects increased accounts receivable, which is a result of increased sales in fiscal 1999 of member and imported avocado products.



(2)Reflects the purchase of Calavo's California headquarters building in fiscal 1998 and the opening of a packinghouse in Mexico with financing completed in fiscal 1999.



(3)In January 1997, Calavo converted its capital structure by exchanging member revolving fund credits for shares of common stock. The share information as of and for the fiscal years ended October 31, 1997 and 1996 is presented on a pro forma basis. This pro forma share information was prepared assuming that the number of shares outstanding prior to the conversion was equal to the initial number of shares issued in the January 1997 recapitalization.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


     The following Unaudited Pro Forma Condensed Combined Financial Statements for New Calavo give effect to the merger with Calavo. The historical financial information set forth below has been derived from, and is qualified by reference to, the consolidated financial statements of Calavo and the financial statements of New Calavo and should be read in conjunction with those financial statements and notes thereto included elsewhere in this Proxy Statement/Prospectus. The Unaudited Pro Forma Condensed Combined Balance Sheet as of April 30, 2001 gives effect to the merger with Calavo as if it had occurred on April 30, 2001. The Unaudited Pro Forma Condensed Combined Statements of Operations for the fiscal years ended October 31, 2000, 1999 and 1998 and the six months ended April 30, 2001 give effect to the merger with Calavo as if it had occurred on November 1, 1997.


     Under the terms of the merger, each share of Calavo common stock and preferred stock will be exchanged for one share of New Calavo common stock. The merger with Calavo will be accounted for in a manner similar to a pooling of interests. Accordingly, the assets and liabilities subsequent to the merger will be presented at Calavo's historical cost and no goodwill will be recorded.


     The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with (i) Management's Discussion and Analysis of Financial Condition and Results of Operations and the historical financial statements and notes to financial statements of Calavo and New Calavo which are included elsewhere in this Proxy Statement/Prospectus, and (ii) the selected historical financial data appearing elsewhere in this Proxy Statement/Prospectus. The Unaudited Pro Forma Condensed Combined Financial Statements are provided for informational purposes only and do not purport to present the combined financial position or results of operations of Calavo and New Calavo had the merger occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be expected in the future.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                              AS OF APRIL 30, 2001


                                 (IN THOUSANDS)



                                               HISTORICAL      HISTORICAL     PRO FORMA         PRO
                                              NEW CALAVO(1)    CALAVO(1)     ADJUSTMENTS       FORMA
                                              -------------    ----------    -----------      -------
ASSETS
Cash and cash equivalents...................       $--          $ 2,798        $     --       $ 2,798
Accounts receivable, net....................        --           22,305              --        22,305
Inventories, net............................        --           14,348              --(2)     14,348
Prepaid expenses and other current assets...        --            1,416              --         1,416
Loan to growers.............................        --            1,071              --         1,071
Income taxes receivable.....................        --              588              --           588
Deferred income taxes.......................        --              537              --           537
                                                   ---          -------        --------       -------
  Total current assets......................        --           43,063              --        43,063
Property, plant and equipment, net..........        --            9,670              --         9,670
Investments held to maturity................        --            1,817              --         1,817
  Other assets..............................        --            2,560              --         2,560
                                                   ---          -------        --------       -------
                                                   $--          $57,110        $     --       $57,110
                                                   ===          =======        ========       =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Payable to members..........................       $--          $14,963        $(14,963)(3)   $    --
Trade accounts payable and accrued
  expenses..................................        --            5,202          14,963(3)     20,165
Short-term borrowings.......................        --           13,600              --        13,600
Current portion of long-term obligations....        --              510              --           510
                                                   ---          -------        --------       -------
  Total current liabilities.................        --           34,275              --        34,275
Long-term obligations, less current
  portion...................................        --            3,583              --         3,583
Other liabilities...........................        --              305              --           305
Deferred income taxes.......................        --              360              --           360
                                                   ---          -------        --------       -------
  Total long-term liabilities...............        --            4,248              --         4,248
Shareholders' equity:
Redeemable preferred stock..................        --               47             (47)(4)        --
Common stock................................         1            9,913              (1)(5)
                                                                                 (9,913)(4)
                                                                                     10(4)         10
Additional paid-in capital..................        --              187           9,950(4)     10,137
Retained earnings...........................        --            8,440              --         8,440
Receivable from shareholder.................        (5)              --               1(5)         --
                                                   ---          -------        --------       -------
  Total shareholders' equity................        --           18,587              --        18,587
                                                   ---          -------        --------       -------
                                                   $--          $57,110        $     --       $57,110
                                                   ===          =======        ========       =======


See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED OCTOBER 31, 2000

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                            HISTORICAL      HISTORICAL     PRO FORMA
                                           NEW CALAVO(1)    CALAVO(1)     ADJUSTMENTS      PRO FORMA
                                           -------------    ----------    -----------      ---------
Net sales................................      $ --         $ 219,983      $     --        $219,983
Cost of sales............................        --                --       105,347(6)
                                                                                292(6)
                                                                             92,230(7)      197,869
                                                                           --------        --------
Gross margin.............................        --                --            --          22,114
Operating expense........................        --           107,225       (92,230)(7)      14,995
                                               ----         ---------      --------        --------
Operating income/operating proceeds and
  nonmember gross profit.................        --           112,758       105,639           7,119
Other expense............................        --               193            --             193
Decrease in members' fresh fruit
  inventories............................        --              (292)          292(6)           --
                                               ----         ---------      --------        --------
Income before provision for income
  taxes..................................        --           112,273       105,347           6,926
Income tax provision.....................        --             2,162            --(8)        2,162
Net proceeds distributed to members......        --          (105,347)      105,347(6)           --
                                                            ---------      --------        --------
Net income...............................      $ --         $   4,764      $               $  4,764
                                               ====         =========      ========        ========
Basic and diluted net income per share...      $ --         $    0.48                      $   0.48
                                               ====         =========                      ========
Basic and diluted weighted average
  shares.................................                       9,849                         9,849
                                               ====         =========                      ========


See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED OCTOBER 31, 1999


                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                             HISTORICAL      HISTORICAL     PRO FORMA
                                            NEW CALAVO(1)    CALAVO(1)     ADJUSTMENTS      PRO FORMA
                                            -------------    ----------    -----------      ---------
Net sales.................................      $ --          $177,303      $     --        $177,303
Cost of sales.............................        --                --        96,087(6)
                                                                                (696)(6)
                                                                              67,046(7)      162,437
                                                                            --------        --------
Gross margin..............................        --                --            --          14,866
Operating expense.........................        --            81,246       (67,046)(7)      14,200
                                                ----          --------      --------        --------
Operating income/operating proceeds and
  nonmember gross profit..................        --            96,057        95,391             666
Other expense.............................        --               190            --             190
Increase in members' fresh fruit
  inventories.............................        --               696          (696)(6)          --
                                                ----          --------      --------        --------
Income before provision for income
  taxes...................................        --            96,563        96,087             476
Income tax provision......................        --              (408)           --(8)         (408)
Net proceeds distributed to members.......        --           (96,087)       96,087(6)           --
                                                              --------      --------        --------
Net income................................      $ --          $    884      $     --        $    884
                                                ====          ========      ========        ========
Basic and diluted net income per share....      $ --          $   0.09      $     --        $   0.09
                                                ====          ========      ========        ========
Basic and diluted weighted average
  shares..................................                       9,572            --           9,572
                                                ====          ========      ========        ========



See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS


                          YEAR ENDED OCTOBER 31, 1998


                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                             HISTORICAL      HISTORICAL     PRO FORMA
                                            NEW CALAVO(1)    CALAVO(1)     ADJUSTMENTS      PRO FORMA
                                            -------------    ----------    -----------      ---------
Net sales.................................      $ --          $148,641      $     --        $148,641
Cost of sales.............................        --                --        78,688(6)
                                                                                 106(6)
                                                                              53,390(7)      132,184
                                                                            --------        --------
Gross margin..............................        --                --            --          16,457
Operating expense.........................        --            67,844       (53,390)(7)      14,454
                                                ----          --------      --------        --------
Operating income/operating proceeds and
  nonmember gross profit..................        --            80,797        78,794           2,003
Gain on sale of facility..................                       1,575                         1,575
Other expense.............................        --              (175)           --            (175)
Decrease in members' fresh fruit
  inventories.............................        --              (106)          106(6)           --
                                                ----          --------      --------        --------
Income before provision for income
  taxes...................................        --            82,441        78,688           3,753
Income tax provision......................        --               730            --(8)          730
Net proceeds distributed to members.......        --           (78,688)       78,688(6)           --
Appropriation for capital expenditures....                      (1,375)           --          (1,375)
                                                ----          --------      --------        --------
Net income................................      $ --          $  1,648      $     --        $  1,648
                                                ====          ========      ========        ========
Basic and diluted net income per share....      $ --          $   0.17                      $   0.17
                                                ====          ========                      ========
Basic and diluted weighted average
  shares..................................        --             9,605                         9,605
                                                ====          ========                      ========



See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS


                        SIX MONTHS ENDED APRIL 30, 2001


                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                             HISTORICAL      HISTORICAL     PRO FORMA
                                            NEW CALAVO(1)    CALAVO(1)     ADJUSTMENTS      PRO FORMA
                                            -------------    ----------    -----------      ---------
Net sales.................................      $ --          $ 91,714      $     --         $91,714
Cost of sales.............................        --                --        38,683(6)
                                                                              (3,298)(6)
                                                                              48,582(7)       83,967
                                                ----          --------      --------         -------
Gross margin..............................        --                --            --           7,747
Operating expense.........................        --            55,197       (48,582)(7)       6,615
                                                ----          --------      --------         -------
Operating income/operating proceeds and
  nonmember gross profit..................        --            36,517        35,585           1,132
Other expense.............................        --                78            --              78
Increase in members' fresh fruit
  inventories.............................        --             3,298        (3,298)(6)          --
                                                ----          --------      --------         -------
Income before provision for income
  taxes...................................        --            39,737        38,683           1,054
Income tax provision......................        --               320            --(8)          320
Net proceeds distributed to members.......        --           (38,683)       38,683
                                                ----          --------      --------         -------
Net income................................      $ --          $    734      $     --         $   734
                                                ====          ========      ========         =======
Basic and diluted net income per share....      $ --          $   0.07                       $  0.07
                                                ====          ========                       =======
Basic and diluted weighted average
  shares..................................        --             9,958                         9,958
                                                ====          ========                       =======


See accompanying notes to Unaudited Pro Forma Condensed Combined Financial information.

    NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


     Pro forma adjustments for the unaudited pro forma condensed combined balance sheet as of April 30, 2001 and for the unaudited statements of operations for the fiscal years ended October 31, 2000, 1999 and 1998 and the six months ended April 30, 2001 are as follows:



(1) Calavo reports its financial information on the basis of an October 31 fiscal year. New Calavo was incorporated on January 5, 2001. The Unaudited Pro Forma Condensed Combined Financial Statements for the fiscal years ended October 31, 2000, 1999 and 1998 and for the six months ended April 30, 2001 include Calavo's historical results of operations for the fiscal years ended October 31, 2000, 1999 and 1998 and the six months ended April 30, 2001, respectively, and do not include any operations of New Calavo as its operations will not commence until after the proposed merger is consummated. The Unaudited Pro Forma Condensed Combined Balance Sheet includes the historical balance sheet of Calavo as of April 30, 2001 and the historical balance sheet of New Calavo as of April 30, 2001.



(2)No adjustment has been provided to adjust the inventory balance from net realizable value to the lower of cost or market. Management believes that such an adjustment would not be significant.



(3) Represents the reclassification of a payable to a growers balance maintained by Calavo as an agricultural cooperative to a trade accounts payable as a commercial corporation.



(4) Represents the exchange of 9,913,000 and 47,000 shares of Calavo common and preferred stock (par value $1.00) for 9,960,000 shares of New Calavo common stock (par value $0.001) and the corresponding increase in additional paid-in capital.



(5) Represents the forgiveness of a note receivable from New Calavo's parent and the cancellation of all shares of New Calavo common stock.



(6) Represents the reclassification of proceeds distributed to growers and other related accounts maintained by Calavo as an agricultural cooperative to cost of goods sold consistent with operations as a commercial corporation.



(7) Represents various costs and expenses presented by Calavo in accordance with industry standards for agricultural cooperatives and reclassifies such amounts as cost of goods sold. Costs reclassified include the cost of the fruit and associated production, freight and handling and packaging costs to ready the fruit for sale.



(8)No adjustment has been provided for incremental income taxes that maybe incurred as a result of operating Calavo's member business on a for-profit basis. Management believes that such an adjustment would not be significant.

                               BUSINESS OF CALAVO

OVERVIEW

     Calavo is a nonprofit cooperative association that is organized under the California Food and Agricultural Code. It was founded in 1924 to market avocados grown in California by its members. The growing area stretches from San Diego to the north of Santa Barbara, with the majority of the growing areas located approximately 100 miles north and south of Los Angeles.

     The Hass variety of avocados represents about 85% of current plantings. The Hass variety is available from December through November, with peak production in the May to September months.


     The avocados are harvested and then delivered to a packinghouse where they are cooled, graded, sized and packed. The avocados are then stored in a temperature-controlled warehouse until they are shipped to customers. Customers consist of the major supermarket chains in the United States and Canada and several other foreign countries and of food service distributors who supply the away-from-home market such as restaurants, fast food chains, hospitals and other institutions. Calavo markets its products through its own sales force for the fresh avocado market and uses a broker network for its processed products.


     Calavo sources avocados from Chile and New Zealand under consignment marketing agreements. It earns a marketing commission for sales made to its customers. Papayas from Hawaii are also sold on a commission basis.

     Calavo purchases avocados in Mexico for its fresh and processed businesses. Calavo has one packinghouse in Mexico for packing and shipping avocados to the United States, Canada, Asia and Europe. Avocados are also processed in Mexico by first removing the skin and seed, and then are made into a pulp. The pulp is shipped to a processing plant in California where it is further processed and packaged. The product is then frozen for storage with shipment to warehouses and ultimately to its customers.


     The storage life of fresh avocados is limited. It can range from one to four weeks depending upon the maturity of the fruit, the growing methods used and the handling conditions in the distribution chain. Processed avocados that are stored in metal containers have a storage life of several years. Processed avocados that are stored in plastic or film/pouch packages have a shorter life, but their storage life is considerably longer than the storage life of fresh avocados.


     The market for avocados is worldwide. The United States market receives most of Calavo's U.S. production. In recent years, U.S. production has been reduced due to weather and disease or pest conditions. When U.S. production is reduced, imports come into the market and fill the void. In recent years, the U.S. market has also been restricted due to high domestic prices.

     Calavo's cost structure is geared to handle larger crops than it has processed in the last several years. Calavo has aggressively recruited and procured an additional percentage of the California avocados crop in recent years, especially from nonmembers.

     The California avocado market is highly competitive. There are over forty handlers of fresh avocados, all of whom place purchase quotations into a daily price quoting marketplace. The competition is both for the growers and for the food buyers at the retail and food service companies.

     Avocados are not differentiated at the consumer level since there is limited branding of the product. The industry operates under a California marketing order whereby all growers fund a generic advertising and promotion program. There is no brand crediting. The only label on the avocados is "California Grown," with an industry-wide PLU label used for scanning purposes on the fruit and with Calavo marking the PLU label with its name. The packaging container does show the packer's name on the container, but the container normally does not appear in the store display area.

     Calavo's sales effort for fresh avocados is handled out of its Santa Ana, California office with four regional sales offices in key United States markets. The processed avocado sales effort is handled by a nationwide broker network controlled by six salaried regional managers. California growers are serviced out of two packinghouses with regional field managers handling the daily harvest planning, delivery and grower relations. Calavo's logistics, accounting and information services are also headquartered in its Santa Ana, California office.

     Members' fruit is pooled on a weekly basis, which means that all fruit received during a week is aggregated into one homogeneous commodity. The fruit is tracked through the packaging cycle, and the sales proceeds for each week are allocated to the applicable week's delivery of avocados. The proceeds are paid to the growers once each month with all of the fruit received in a given week receiving the same return by variety, grade and size.

     Most of the fruit is sold on a weekly basis. At the time of payout, the avocados that are not yet invoiced are estimated for payout purposes. Over a number of years, this payout system has closely tracked actual proceeds. Any errors in calculation are absorbed by Calavo.


     A packing retain is withheld when the avocados are delivered by charging a packing fee against the estimated sales proceeds. If this packing retain is more than the actual cost of operations, the excess is refunded to the members on the basis of the pounds of fruit delivered by each member. If there is a deficit, it is recovered in the following year. Generally, a refund has been made to the members since Calavo is conservative in setting its retain rate. Competitive pressures act as a control on setting the lowest possible retain since growers might deliver avocados to a competitive marketer if the retain is too high. Upon the conversion of Calavo to a for-profit corporation, a refundable retain will not be withheld from the sales proceeds since Calavo will cease operating as a cooperative.


     Members of Calavo sign a marketing agreement to deliver all of their fruit to the cooperative for one year. This term is renewed on an annual basis unless either party gives written notice to terminate during a prescribed period each year.

     The processed avocado segment has experienced major competition from Mexican-based producers in recent years. Mexican producers have a slight advantage over United States producers in fruit procurement costs. However, since the avocados must be processed and then delivered to the United States, Calavo does not believe that this has given Mexican producers a major cost advantage.

     Calavo's marketing strength has been its quality, innovation, year-round product availability, strategically located warehouses and market relationships. Calavo does heavy brand support of its processed products with consumer advertising and trade promotions.


1997 RECAPITALIZATION



     Pursuant to a recapitalization that was completed in January 1997, Calavo's members exchanged their revolving fund credits for shares of Calavo common stock. The revolving fund credits that were held by former members and by members who did not consent to the recapitalization were also converted into common stock after the revolving fund credits were purchased by consenting Calavo members. Each consenting Calavo member received one share of common stock in exchange for each dollar of revolving fund credits held by the member. Approximately $9,623,000 of revolving fund credits were exchanged for shares of common stock in the recapitalization.



     The primary purpose of the recapitalization was to substitute permanent equity for revolving equity. Prior to the recapitalization, Calavo satisfied a portion of its capital needs by annually withholding revolving funds from proceeds that were otherwise payable to members and by then repaying the revolving funds over a cycle of six or seven years out of funds withheld from members in future years. Calavo's Board of Directors determined that the practice of withholding funds from the current year's proceeds in order to repay prior years' revolving fund credits was not an efficient use of capital and imposed burdens both on the cooperative and on its members. The Board also determined that membership in the cooperative would be made more attractive by providing members with shares that might appreciate in value based upon the success of the cooperative.

     Subsequent to the recapitalization, Calavo has issued shares to new members pursuant to federal securities registration exemptions. Each new member typically has been issued 100 shares, although several new members have each purchased 10,000 to 25,000 shares based upon the average price at which Calavo's common stock was traded near the time of the purchase.


BUSINESS SEGMENTS

     IDENTIFICATION OF SEGMENTS

     Calavo's business has three segments:


     - Member avocados, which includes all operations that involve the distribution of avocados delivered by members and associate members under marketing agreements;



     - Nonmember perishable products, which includes the distribution of nonmembers' fresh avocados grown in California or imported primarily from Chile, Mexico and New Zealand and the distribution of Hawaiian-grown papayas and which is done on a consignment and purchased basis; and


     - Processed avocados, which includes frozen avocado pulp products mainly produced at Calavo's plants.

     MEMBER AVOCADOS


     There are approximately 1,560 growers who deliver their avocados to Calavo on a member basis. This fruit is paid on a consignment basis with an estimated packing and marketing charge deducted from the sales proceeds. There are approximately 180 growers who deliver avocados to Calavo on an associate member basis. They are paid the same rate as Calavo's members. However, the associate members do not vote on corporate matters and are not shareholders of Calavo. Members must own shares of Calavo common stock.



     The fresh product is delivered to a Calavo packinghouse where it is graded, sized and packed into shipping containers for delivery to Calavo's customers. It is important for Calavo to be able to estimate the total size of the crop and to have that commodity move through the distribution system in an orderly manner. This is done through a field team that maintains direct contact with growers and farm managers to coordinate harvest plans and that gives feedback to the marketing group. The sales effort is coordinated through the Santa Ana, California office where list prices are published for a direct sales force to solicit orders. Calavo maintains additional offices in the States of Washington, Illinois and New Jersey.


     Sales are made to a diverse group of supermarket chains, wholesalers, food service suppliers and other direct users. The recent consolidation in the supermarket and food service segments has led to fewer but bigger buyers. Limited sales are made through the "dot com" distribution method, which will probably increase over the near term.

     Calavo's largest 5 customers represent 12.5% of all fresh product sales and the largest 25 customers represent 43.9% of all sales. The sales force sells the member avocados and nonmember perishable products to the same customer base.

     Calavo has a market share of 37.0% of California avocados. This percentage has increased in recent years from 30.0% as a result of areas recovering from weather and pest problems and new membership additions.

     The cost structure of Calavo is heavily weighted to fixed expenses. When the volume increases, this overhead is spread over more pounds, which yields a lower operating cost.

     NONMEMBER PERISHABLE PRODUCTS


     The nonmember perishable products segment includes avocados purchased by Calavo at an agreed price and on a consignment basis. Calavo takes the full market risk on transactions involving the purchase of avocados at an agreed price because upon resale it may obtain less than the price that it paid for the avocados if the market price declines after the date that it purchased the avocados. The growers who sold the avocados to Calavo do not obtain any additional payments if the market resale price increases after the date that they sold their avocados to Calavo.


     This area has experienced significant growth over the last several years. The Chilean volume has increased due to larger plantings and lower crop sizes in California. This has created market opportunities for the Chilean crop, which is harvested towards the end of the California crop season. Calavo has a 23.5% share of Chilean imports into the United States.

     Mexican avocados have been allowed to enter the United States market since 1998. They are marketed in the 19 northeastern states from November 1 to the end of February. Calavo has a history of dealing in Mexican produce. With the border being opened, a major investment was made in Mexico to build a packinghouse in the growing area. The success of this portion is dependent upon securing a reliable, high quality supply of avocados at a reasonable cost. Recently, the Mexican growers and government have restricted the supply of avocados for export to the United States in order to obtain higher field prices. Calavo is dependent upon securing a sufficient volume of fruit to support its investment in the packing operation. Calavo also exports Mexican avocados to Japan, Canada and Europe. Calavo has a 20.0% share of the avocados exported from Mexico.


     Advances have been made to several Mexican growers to secure their fruit for the season. If they do not deliver this fruit, it may be difficult for Calavo to obtain repayment of the advances. Total advances to Mexican growers as of April 30, 2001 were $564,000.



     New Zealand has recently started to export avocados into the United States. New Zealand avocados compete with the Chilean and Mexican fruit for shelf space. Calavo's share of the avocados imported from New Zealand into the United States is approximately 40.0%.


     Papayas, packed by a company that is owned by Calavo's Chairman of the Board and Chief Executive Officer, are shipped to the United States for sale to Calavo's customers. The crop has been restricted due to disease problems in Hawaii. There is also significant competition from Mexico in this product line.

     Calavo marketed mangos until 1999, when Calavo discontinued that product due to profitability issues.

     PROCESSED AVOCADOS

     Calavo pioneered the freezing of the avocado in the 1960's and early 1970's. The process involves a ripening, seed removal and pulp extraction operation. The pulp is packaged in plastic or metal containers for sale to the food service industry and retail supermarket trade. Sales declined over the last several years due mainly to Mexican-based processors entering the market. In prior years, Calavo used California fruit to create the pulp. With restricted supplies, Calavo had to process Mexican fruit in order to remain competitive in the market place. Because Mexican processors had access to lower-priced fruit, Calavo made a decision in 1995 to build a Mexican processing plant, which put it on a more competitive fruit-sourcing basis.


     Sales of processed avocados are made to the food service sector and the retail supermarket sector. The sales are made by a commissioned broker network that is managed by Calavo's regional sales managers. The largest five customers represent 24.3% of all sales, and the largest 25 customers represent 49.3% of sales.

SALES INFORMATION BY BUSINESS SEGMENT


     For each of Calavo's three business segments, Note 13 to the Consolidated Financial Statements that are included in this Proxy Statement/Prospectus sets forth detailed information regarding sales, costs and income for each of the years in the three-year period ended October 31, 2000.



     The following table sets forth sales, costs and income information for each of Calavo's three business segments for each fiscal quarter during the two fiscal years ended October 31, 2000 and for the fiscal quarters ended January 31, 2001 and April 30, 2001, respectively.


                                MEMBER AVOCADOS

                                 (IN THOUSANDS)



                                                     FISCAL YEAR ENDED OCTOBER 31, 1999
                                     ------------------------------------------------------------------
                                     11/1 - 1/31    2/1 - 4/30    5/1 - 7/31    8/1 - 10/31     TOTAL
                                     -----------    ----------    ----------    -----------    --------
Sales..............................    $ 8,422       $30,313       $43,645        $29,005      $111,385
Costs(1)...........................      3,237         4,156         4,643          3,979        16,015
Tax (benefit)(2)...................         --            --            --            (21)          (21)
Change in inventory................      1,569         1,786          (136)        (2,523)          696
Distributed........................      7,997        26,206        38,672         23,215        96,090
                                       -------       -------       -------        -------      --------
Excess (distribution) deficit to
  growers..........................    $(1,243)      $ 1,737       $   194        $  (691)     $     (3)



                                                     FISCAL YEAR ENDED OCTOBER 31, 2000
                                     ------------------------------------------------------------------
                                     11/1 - 1/31    2/1 - 4/30    5/1 - 7/31    8/1 - 10/31     TOTAL
                                     -----------    ----------    ----------    -----------    --------
Sales..............................    $14,320       $37,990       $44,491        $26,658      $123,459
Costs(1)...........................      2,908         4,713         5,255          4,924        17,800
Tax (benefit)(2)...................          1            --            --             19            20
Change in inventory................      2,346           437        (1,191)        (1,884)         (292)
Distributed........................     14,808        32,826        36,785         20,948       105,367
                                       -------       -------       -------        -------      --------
Excess (distribution) deficit to
  growers..........................    $(1,051)      $   888       $ 1,260        $(1,117)     $    (20)



                                                       SIX MONTHS ENDED APRIL 30, 2001
                                      -----------------------------------------------------------------
                                      11/1 - 1/31    2/1 - 4/30    5/1 - 7/31    8/1 - 10/31     TOTAL
                                      -----------    ----------    ----------    -----------    -------
Sales...............................    $14,217       $30,406           --            --        $44,623
Costs(1)............................      4,190         5,048           --            --          9,238
Tax (benefit)(2)....................         --            --           --            --             --
Change in inventory.................      1,471         1,827           --            --          3,298
Distributed.........................     12,799        25,570           --            --         38,369
                                        -------       -------         ----          ----        -------
Excess (distribution) deficit to
  growers...........................    $(1,301)      $ 1,615           --            --        $   314



                         NONMEMBER PERISHABLE PRODUCTS


                                 (IN THOUSANDS)



                                                     FISCAL YEAR ENDED OCTOBER 31, 1999
                                      -----------------------------------------------------------------
                                      11/1 - 1/31    2/1 - 4/30    5/1 - 7/31    8/1 - 10/31     TOTAL
                                      -----------    ----------    ----------    -----------    -------
Sales...............................    $15,751        $4,579        $2,265        $17,580      $40,175
Costs(1)............................     13,959         4,318         2,973         16,256       37,506
Gross margins.......................      1,792           261          (708)         1,324        2,669
Other costs(1)......................      1,018           908           645          1,295        3,866
Tax (benefit)(2)....................        173          (298)         (498)           (77)        (700)
                                        -------        ------        ------        -------      -------
Net income (loss)...................    $   601        $ (349)       $ (855)       $   106      $  (497)

                                                     FISCAL YEAR ENDED OCTOBER 31, 2000
                                      -----------------------------------------------------------------
                                      11/1 - 1/31    2/1 - 4/30    5/1 - 7/31    8/1 - 10/31     TOTAL
                                      -----------    ----------    ----------    -----------    -------
Sales...............................    $17,743        $9,887       $12,929        $28,727      $69,286
Costs(1)............................     15,935         7,955        11,071         26,251       61,212
Gross margins.......................      1,808         1,932         1,858          2,476        8,074
Other costs(1)......................      1,096         1,571         1,221          1,406        5,294
Tax (benefit)(2)....................        221            87           154            209          671
                                        -------        ------       -------        -------      -------
Net income (loss)...................    $   491        $  274       $   483        $   861      $ 2,109



                                                       SIX MONTHS ENDED APRIL 30, 2001
                                      -----------------------------------------------------------------
                                      11/1 - 1/31    2/1 - 4/30    5/1 - 7/31    8/1 - 10/31     TOTAL
                                      -----------    ----------    ----------    -----------    -------
Sales...............................    $18,587       $16,347           --                      $34,934
Costs(1)............................     16,862        15,237           --            --         32,099
Gross margins.......................      1,725         1,110           --            --          2,835
Other costs(1)......................      1,369         1,511           --            --          2,880
Tax (benefit)(2)....................        119          (224)          --            --           (105)
                                        -------       -------         ----          ----        -------
Net income (loss)...................    $   237       $  (177)          --            --        $    60



                               PROCESSED AVOCADOS


                                 (IN THOUSANDS)



                                                     FISCAL YEAR ENDED OCTOBER 31, 1999
                                      -----------------------------------------------------------------
                                      11/1 - 1/31    2/1 - 4/30    5/1 - 7/31    8/1 - 10/31     TOTAL
                                      -----------    ----------    ----------    -----------    -------
Sales...............................    $5,766         $5,701        $7,189        $7,087       $25,743
Costs(1)............................     3,084          3,162         4,594         5,344        16,184
Gross margins.......................     2,682          2,539         2,595         1,743         9,559
Other costs(1)......................     1,851          2,128         1,977         1,909         7,865
Tax (benefit)(2)....................       186             90           136           (99)          313
                                        ------         ------        ------        ------       -------
Net income (loss)...................    $  645         $  321        $  482        $  (67)      $ 1,381



                                                     FISCAL YEAR ENDED OCTOBER 31, 2000
                                      -----------------------------------------------------------------
                                      11/1 - 1/31    2/1 - 4/30    5/1 - 7/31    8/1 - 10/31     TOTAL
                                      -----------    ----------    ----------    -----------    -------
Sales...............................    $6,992         $6,360        $7,296        $6,590       $27,238
Costs(1)............................     4,092          3,116         3,121         4,466        14,795
Gross margins.......................     2,900          3,244         4,175         2,124        12,443
Other costs(1)......................     1,700          2,070         2,257         2,290         8,317
Tax (benefit)(2)....................       372            419           684            (4)        1,471
                                        ------         ------        ------        ------       -------
Net income (loss)...................    $  828         $  755        $1,234        $ (162)      $ 2,655



                                                       SIX MONTHS ENDED APRIL 30, 2001
                                      -----------------------------------------------------------------
                                      11/1 - 1/31    2/1 - 4/30    5/1 - 7/31    8/1 - 10/31     TOTAL
                                      -----------    ----------    ----------    -----------    -------
Sales...............................    $6,226         $5,931           --            --        $12,157
Costs(1)............................     3,520          3,811           --            --          7,331
Gross margins.......................     2,706          2,120           --            --          4,826
Other costs(1)......................     1,697          2,030           --            --          3,727
Tax (benefit)(2)....................       337             88           --            --            425
                                        ------         ------         ----          ----        -------
Net income (loss)...................    $  672         $    2           --            --        $   674

                                    COMBINED


                                 (IN THOUSANDS)



                                                     FISCAL YEAR ENDED OCTOBER 31, 1999
                                     ------------------------------------------------------------------
                                     11/1 - 1/31    2/1 - 4/30    5/1 - 7/31    8/1 - 10/31     TOTAL
                                     -----------    ----------    ----------    -----------    --------
Sales..............................    $29,939       $40,593       $53,099        $53,672      $177,303
Costs(1)...........................     17,043         7,480         7,567         21,600        53,690
Gross margins......................     12,896        33,113        45,532         32,072       123,613
Other costs(1).....................      6,106         7,192         7,265          7,183        27,746
Tax (benefit)(2)...................        359          (208)         (362)          (197)         (408)
Change in inventory................      1,569         1,786          (136)        (2,523)          696
Distributed........................      7,997        26,206        38,672         23,215        96,090
Excess (distribution) deficit to
  growers(3).......................     (1,243)        1,737           194           (691)           (3)
                                       -------       -------       -------        -------      --------
Net income (loss) from nonmember
  products.........................    $ 1,246       $   (28)      $  (373)       $    39      $    884



                                                     FISCAL YEAR ENDED OCTOBER 31, 2000
                                     ------------------------------------------------------------------
                                     11/1 - 1/31    2/1 - 4/30    5/1 - 7/31    8/1 - 10/31     TOTAL
                                     -----------    ----------    ----------    -----------    --------
Sales..............................    $39,055       $54,237       $64,716        $61,975      $219,983
Costs(1)...........................     20,027        11,071        14,192         30,717        76,007
Gross margins......................     19,028        43,166        50,524         31,258       143,976
Other costs(1).....................      5,704         8,354         8,733          8,620        31,411
Tax (benefit) (2)..................        594           506           838            224         2,162
Change in inventory................      2,346           437        (1,191)        (1,884)         (292)
Distributed........................     14,808        32,826        36,785         20,948       105,367
Excess (distribution) deficit to
  growers(3).......................     (1,051)          888         1,260         (1,117)          (20)
                                       -------       -------       -------        -------      --------
Net income (loss) from nonmember
  products.........................    $ 1,319       $ 1,029       $ 1,717        $   699      $  4,764



                                                       SIX MONTHS ENDED APRIL 30, 2001
                                      -----------------------------------------------------------------
                                      11/1 - 1/31    2/1 - 4/30    5/1 - 7/31    8/1 - 10/31     TOTAL
                                      -----------    ----------    ----------    -----------    -------
Sales...............................    $39,030       $52,684           --            --        $91,714
Costs(1)............................     20,382        19,048           --            --         39,430
Gross margins.......................     18,648        33,636           --            --         52,284
Other costs(1)......................      7,256         8,589           --            --         15,845
Tax (benefit)(2)....................        456          (136)          --            --            320
Change in inventory.................      1,471         1,827           --            --          3,298
Distributed.........................     12,799        25,570           --            --         38,369
Excess (distribution) deficit to
  growers(3)........................     (1,301)        1,615           --            --            314
                                        -------       -------         ----          ----        -------
Net income (loss) from nonmember
  products..........................    $   909       $  (175)          --            --        $   734


-------------------------
(1) Costs and other costs include costs which can be identified by segment and costs which are allocated using a five-year sales factor. The allocated costs are general and administrative costs.

(2) Non-specific expenses are allocated using a one-year sales allocation factor for purposes of computing taxable income, which yields a different allocation of such costs than the five-year method used for financial statement purposes. The effective tax rate is applied to each quarter.

(3) Transferred to retained earnings at the end of the fiscal year.

SALES BY PRODUCT CATEGORY

     The following table sets forth sales by product category for each of the years in the five-year period ended October 31, 2000.


                                                         FISCAL YEAR ENDED OCTOBER 31,
                                              ----------------------------------------------------
                                                1996       1997       1998       1999       2000
                                              --------   --------   --------   --------   --------
                                                               (IN THOUSANDS)(1)
California avocados -- members..............  $ 96,915   $ 99,723   $ 91,461   $107,357   $117,878
California avocados -- nonmembers...........        --         --         --      3,405     23,057
Chilean avocados............................     7,137      8,881     13,531     18,355     20,538
Mexican avocados............................     2,444      3,276      6,828     11,240     13,802
New Zealand avocados........................        --         --         --      1,273      3,672
Miscellaneous purchased avocados............        68        435      1,290      1,154      1,094
Papayas.....................................     3,271      2,129      2,624      1,981      2,061
Mangos......................................        11        535      1,150          4         --
Others......................................       199         36         71         --         --
Processed -- food service...................    19,261     19,442     20,363     21,261     27,225
Processed -- retail & club..................    11,188     10,065      8,351      8,375      5,519
Processed -- miscellaneous..................         2         56         10         --         --
                                              --------   --------   --------   --------   --------
Total sales -- F.O.B. ......................  $140,496   $144,578   $145,679   $174,405   $214,846
Freight and other charges(2)................     7,370      6,611      6,515      7,075     11,023
                                              --------   --------   --------   --------   --------
  Total sales before incentives.............  $147,866   $151,189   $152,194   $181,480   $225,869
                                              ========   ========   ========   ========   ========


-------------------------
(1) Fresh sales products are reported in F.O.B. dollars, which is the cost to customers for the packed products before freight, storage and handling costs and other add-on costs to customers. Processed products are reported in delivered pricing as the products have freight costs built into the price quoted to the customers.

(2) These charges change as the volume increases or decreases.

     The following table sets forth the percentage of total sales contributed by each product category for each of the years in the five-year period ended October 31, 2000.


                                                           FISCAL YEAR ENDED OCTOBER 31,
                                                     -----------------------------------------
                                                     1996     1997     1998     1999     2000
                                                     -----    -----    -----    -----    -----
California avocados -- members.....................   69.0%    69.0%    62.8%    61.6%    54.8%
California avocados -- nonmembers..................     --       --       --      2.0     10.7
Chilean avocados...................................    5.1      6.1      9.3     10.5      9.6
Mexican avocados...................................    1.7      2.3      4.7      6.4      6.4
New Zealand avocados...............................    0.0       --       --      0.7      1.7
Miscellaneous purchased avocados...................    0.1      0.3      0.9      0.7      0.5
Papayas............................................    2.3      1.5      1.8      1.1      1.0
Mangos.............................................     --      0.4      0.8       --       --
Others.............................................    0.1       --       --       --       --
Processed -- food service..........................   13.7     13.4     14.0     12.2     12.7
Processed -- retail & club.........................    8.0      7.0      5.7      4.8      2.6
Processed -- miscellaneous.........................     --       --       --       --       --
                                                     -----    -----    -----    -----    -----
  Total sales -- F.O.B.............................  100.0%   100.0%   100.0%   100.0%   100.0%
                                                     =====    =====    =====    =====    =====

AVOCADOS DELIVERED BY CALAVO'S CALIFORNIA MEMBERS

     The following table sets forth the quantity of avocados delivered by Calavo's California members for each of the years in the five-year period ended October 31, 2000.

                                                       FISCAL YEAR ENDED OCTOBER 31,
                                             -------------------------------------------------
                                              1996       1997       1998      1999      2000
                                             -------    -------    ------    ------    -------
                                                         (IN THOUSANDS OF POUNDS)
Pounds.....................................  117,038    104,159    91,698    82,235    119,248

FOREIGN AND DOMESTIC SALES INFORMATION


     The following table sets forth information regarding Calavo's domestic and foreign sales before sales incentives for each of the years in the three-year period ended October 31, 2000.


                                                      FISCAL YEAR ENDED OCTOBER 31,
                                                     --------------------------------
                                                       1998        1999        2000
                                                     --------    --------    --------
                                                              (IN THOUSANDS)
United States......................................  $146,107    $170,899    $212,595
Canada.............................................     1,136       3,437       4,091
Asia...............................................     3,371       3,110       6,608
Europe.............................................     1,580       4,034       2,575

SEASONAL AVAILABILITY OF PRODUCTS

     The availability of products during the course of each year is as follows:

             PRODUCT                         AVAILABILITY
             -------                         ------------
California avocados..............  All year
Chilean avocados.................  August to January
Mexican avocados.................  July to June
New Zealand avocados.............  August to December
Papayas..........................  All year
Processed products...............  All year, with production scheduled to bridge the low
                                   availability months of August and
                                   September

PATENTS AND TRADEMARKS

     There are no patents or trademarks on Calavo's products other than the Calavo name and related brand names.

WORKING CAPITAL REQUIREMENTS

     For most of Calavo's fresh and processed products, payments must be made to growers and other suppliers in advance of Calavo's collection of receivables from the sale of the products. This generally requires seasonal borrowings by Calavo. Crop loans and other advances by Calavo to growers also require seasonal borrowings by Calavo.

BACKLOG

     Customers do not order products significantly in advance of the shipment of the products. Customers typically order perishable products two to ten days in advance of shipment, and they typically order processed products one to thirty days in advance of shipment.

RESEARCH AND DEVELOPMENT

     Calavo does not conduct a material amount of research and development, and the cooperative has not incurred material expenses for research and development during recent years. As a normal function, however, Calavo does continuously attempt to refine the quality of its processed avocado products.

COMPLIANCE WITH GOVERNMENT REGULATIONS

     In California, the State Department of Food and Agriculture oversees the production of avocados and conducts tests for fruit quality and packaging standards. All packages are stamped with the state seal as meeting standards. The United States Department of Agriculture regulates imported products. All imports are subject to USDA review. Various states have some oversight as to weights and measures and quality issues. Furthermore, Calavo's operations at its packinghouses and processing facilities are subject to various federal, state, local and foreign laws and regulations relating to environmental matters. Calavo believes that it is in material compliance with all laws and regulations that govern its business operations.

EMPLOYEES


     As of April 30, 2001, Calavo had 422 employees, 261 of whom were located in the United States and 161 of whom were located in Mexico. None of Calavo's United States employees is covered by a collective bargaining agreement. Approximately 128 of Calavo's Mexican employees are represented by a union. Calavo believes that its relations with employees are very good.



     The following is a summary of the number of "salaried" and "hourly" employees as of April 30, 2001.



                         LOCATION                            SALARIED    HOURLY
                         --------                            --------    ------
United States..............................................    110        151
Mexico.....................................................     33        128
                                                               ---        ---
  TOTAL....................................................    143        279
                                                               ===        ===


     Agriculture is a seasonal industry. However, avocados have a wider window of production than most perishable commodities and, as a result, hourly personnel are more constant during the year compared to other products.

PRODUCTION AND OFFICE FACILITIES

     Calavo owns its corporate headquarters building in Santa Ana, California. The building was purchased in 1997. Calavo also owns two packinghouses and one processing facility in California and leases one packinghouse and one processing facility in Mexico.

     Calavo's two California packinghouses handle the fresh avocados delivered by growers. The Temecula, California facility was built in 1985 and has been improved in capacity and efficiency since 1985. The Santa Paula, California facility was purchased in 1955 and has had recent improvements to equal the Temecula facility. The combined annual capacity of the two packinghouses is over 200 million pounds under normal workweek operations.

     The Santa Paula, California processing facility was built in 1975 and had a major expansion in 1988. The facility includes a storage freezer.

     The Mexicali, Mexico processing plant was built to Calavo's specifications by the owner and is leased by Calavo through 2005. The annual capacity is in excess of 11 million pounds of product per year. The Uruapan, Mexico packinghouse was built to Calavo's specifications by the same owner and is leased by Calavo through 2008. The annual capacity is in excess of 50 million pounds.

     Calavo believes that its facilities are sufficient to meet projected needs without major capital expenditures, assuming that state of the art methods do not radically change. Since improvements in food processing technology are made on an ongoing basis, however, capital expenditures may be required in the future.


     Calavo has made significant investments in its two Mexican facilities. As of April 30, 2001, the net book value of the facilities' property, plant and equipment was as follows:



                                                         MEXICALI    URUAPAN    COMBINED
                                                         --------    -------    --------
                                                                 (IN THOUSANDS)
Cost basis.............................................   $2,562     $1,755      $4,317
Accumulated depreciation...............................    2,218        595       2,813
                                                          ------     ------      ------
Net Book Value at April 30, 2001.......................      344      1,160       1,504


LEGAL PROCEEDINGS

     From time to time, Calavo is subject to legal proceedings that are incidental to its business. Calavo is not currently subject to any legal proceedings that could have a material adverse effect upon its financial position or results of operations.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES, INCLUDING THOSE DISCUSSED UNDER "RISK FACTORS," THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED. THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH CALAVO'S CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES THERETO THAT ARE INCLUDED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.



SIX MONTHS ENDED APRIL 30, 2001 COMPARED TO SIX MONTHS ENDED APRIL 30, 2000


     NET SALES


     Net sales decreased 1.7% from $93.3 million for the six months ended April 30, 2000 to $91.7 million for the six months ended April 30, 2001.



     Member Avocados Segment. Member avocado sales dollars decreased 14.7% from $52.3 million to $44.6 million. The current year's California avocado crop is much larger than the previous year's crop with an increase of 18.8 million pounds, or 38.0%. The current year is forecasted to be a large crop by recent standards. In the second quarter of fiscal 2001, Calavo handled almost as many pounds as it did in the first half of last year. It is normal for sales dollars to decline in the face of an increase in supply. The key is to have a lesser dollar decline than the pounds increase, which is what happened in the six months ended April 30, 2001. This means that there is strong consumer demand for the increased supply.



     Nonmember Perishable Products Segment. The nonmember sales dollars increased 26.4% from $27.6 million to $34.9 million. The strong domestic demand created a good market for Chilean and Mexican avocados. Papaya sales were also up with increased production from Hawaii. The only decrease was in New Zealand avocados which was due to the timing of the deliveries. Most of the New Zealand fruit was sold in September and October in the current year. The prior year had fruit carried into November and December. Nonmember California avocados increased due to the larger crop size.



     Processed Avocados Segment. Sales decreased 8.9% from $13.4 million to $12.2 million. Total pounds sold increased 1.0%. Lower per case selling prices and heavy promotional allowances reduced sales dollars. Lower sales in the retail market were the result of a reduction in selling prices due to competitive pressure. The loss of a major customer in the club store market was due to competitive pricing. The food service market was the only area with increased sales. Calavo has traditionally been stronger in this area with good national representation and distribution. At least 80% of all sales are in the food service market.



     PROCESSING AND PACKING COSTS



     Processing and packing costs increased from $35.3 million for the six months ended April 30, 2000 to $44.7 million for the six months ended April 30, 2001, or 26.7%. This cost includes the processing and packing costs and payments to nonmember growers for their fresh fruit.



     Member Avocados Segment. Costs increased in line with the production volume increase for member avocados with an increase of 26.0% from $4.2 million to $5.3 million.



     Nonmember Perishable Products Segment. Costs of nonmember products increased 34.4%, from $23.9 million to $32.1 million, due to volume increases and the increased value of consigned products. A major increase in costs was in the field price paid for Mexican avocados. The Mexican crop volume was down from the prior year, and the growers received much higher field prices for their avocados. This impacted both the costs of fresh packing and the processed products costs of production. Next year's crop should return to a more normal size. This should allow for lower production costs in both of these areas.



     Processed Avocados Segment. Production costs of processed products increased 1.7% from $7.2 million to $7.3 million. The higher fruit costs were offset by cost reduction in manufacturing costs and by utilizing less expensive California fruit which is normally not available at competitive field prices. The higher California crop size meant certain sizes and varieties were less costly than Mexican fruit in the same period. Both of Calavo's Mexican plants have closed for the June to August period to avoid the forecasted very high Mexican fruit costs and to do normal plant maintenance. They will reopen in August in time to start processing the new Mexican crop which is forecasted to be a lower cost one than the recent crop. The normal Mexican avocado season is about three months ahead of California with a start date of August or September, 2001 for the new crop.



     MARKETING AND DISTRIBUTION COSTS



     Marketing and distribution costs decreased 12.8% from $3.7 million to $3.2 million. A reduction in the processed segment of 23.0% due to lower staffing costs and distribution costs more than offset higher advertising and staffing costs in the member segment. Promotional costs, which are adjustments to the selling price, are netted against sales dollars.



     FREIGHT AND HANDLING COSTS



     Total freight and handling costs increased 28.8% from $3.3 million to $4.3 million. Processed products costs increased 29.0% as inventory levels were increased to bridge a longer than normal production closedown in the face of escalating fruit costs. Member avocado costs increased 78.0%. Most of the increase was due to the increased volume of fruit shipped and higher freight costs.



     GENERAL AND ADMINISTRATIVE COSTS



     General and administrative costs increased 9.2% from $2.7 million to $3.0 million. The major cost increase was in the legal and accounting costs attributable to the conversion of Calavo into a for-profit corporation. This is a one-time cost and will continue into the third quarter of fiscal 2001. The prior year had a major addition of $0.2 million to the bad debt reserve due to the bankruptcy of Ameriserve, which was one of the largest food service distributors in the United States. Thus far this year, there have been no major collection problems with an addition to the reserve of $36,000. The management incentive award program has been accrued in the current year as some of the objectives were expected to be achieved in the prior year. At the same time during the prior fiscal year, the program was not achieving its objectives. This increased costs by $0.4 million compared to the six months ended April 30, 2000.


     INTEREST


     Net interest costs increased slightly by $0.026 million from $0.260 million to $0.286 million. There is a higher level of borrowing in fiscal 2001 with more inventory being carried. This is due to the higher fruit values in processed and fresh inventories. The monthly pool payouts have been large, which requires higher borrowings. The grower loan program had a higher level of participation than during the six months ended April 30, 2000, which resulted in higher interest income to Calavo. This offset the higher expense of borrowing. The effective cost of borrowing is lower in fiscal 2001 than last year due to the reductions in the rate charged by Calavo's banks as a result of the Federal Reserve Board's lowering of interest rates.



     OTHER INCOME



     Other income increased 38.7% from $0.150 million to $0.208 million. During the six months ended April 30, 2001, Calavo received a larger patronage dividend from CoBank than during the six-month period of the preceding year due to the higher level of borrowings in fiscal 2000 and higher refunds on an insurance program.


     PROVISION FOR INCOME TAXES


     Calavo is subject to income taxes for all business activities other than the marketing and distribution of member products. Calavo had pretax income of $1.1 million in the six months ended April 30, 2001 compared to pretax income of $3.4 million in the six months ended April 30, 2000. The tax provision was $0.3 million in the six months ended April 30, 2001 compared to $1.1 million for the first six months of fiscal 2000.

     Taxes decreased 70.9%, which is in line with the 68.7% decrease in nonmember net income. The effective rate used is 38.0% for the current year, which is approximately the same rate as the prior year. There are no major changes in the tax structure for 2001. The effective tax rate differs from the statutory rates due primarily to state and foreign taxes and the benefit of lower federal brackets.


     NET PROCEEDS DISTRIBUTED


     Proceeds distributed by Calavo include payments to members for avocados delivered (member returns) and a dividend declared by the Board of Directors relating to the operations of the nonmember perishable products and processed products segments. The nonmember perishable products and processed avocados segment net income is retained during the year and is available for distribution by Calavo upon the finalization of year-end results and a decision by the Board of Directors to pay a dividend.



     Total dollars distributed to members during the six months ended April 30, 2001 decreased 19.5%, from $47.6 million to $38.4 million, compared to the six months ended April 30, 2000. This is normal with a larger crop yielding a lower per pound sales value. The packing charge has been held constant for the last two years. The member segment showed a slight surplus of $0.3 million as compared to a small deficit of $0.2 million during the six months ended April 30, 2000. The larger crop generated a surplus that was larger than the prior period's surplus. It is normal for Calavo to be negative in the first quarter and to be positive by the second quarter.



FISCAL YEAR ENDED OCTOBER 31, 2000 COMPARED TO FISCAL YEAR ENDED OCTOBER 31,
1999


     NET SALES


     Net sales increased 24.1% from $177.3 million for fiscal 2000 to $220.0 million for fiscal 2001.



     Member Avocados Segment. Member sales increased 10.8% in dollars, from $111.4 million to $123.5 million, although total pounds delivered increased 45.0%. This segment was impacted by a strong consumer demand for avocados. Historically, increased supply translates into lower sales dollars, which did not prove to be the case in fiscal 2000.



     Nonmember Perishable Products Segment. Higher fresh avocado prices stimulated additional imports of Chilean, Mexican and New Zealand avocados. Calavo is a major distributor of these imports. The sales increases included the results of an aggressive recruiting of avocados grown by nonmembers. Sales increased 72.5% from $40.2 million to $69.3 million.



     Processed Avocados Segment. Net sales of processed products increased 5.8% from $25.7 million to $27.2 million. This increase was driven by strong food sales which offset reduced sales of retail and club store products. There was a major increase in promotional allowances and other price adjustments due to competitive pricing. These allowances are netted against sales dollars.



     PROCESSING AND PACKING COSTS



     Processing and packing costs increased 37.9% by moving from $62.2 million to $85.7 million.



     Member Avocados Segment. The increased volume of pounds handled resulted in a proportionate increase in variable packing costs. Total costs increased from $8.5 million to $9.7 million, or 14.5%.



     Nonmember Perishable Products Segment. The cost of avocados procured from Mexico, Chile and New Zealand increased 63.2%, which was slightly less than the 72.0% increase in sales. Total costs increased from $37.5 million to $61.2 million.



     Processed Avocados Segment. Packing and processing costs decreased 8.6% from $16.2 million to $14.8 million. A reduction in the acquisition cost of Mexican-sourced fruit was the major reason for the cost reduction.

     MARKETING AND DISTRIBUTION COSTS



     Marketing and distribution costs decreased 9.0% from $9.5 million to $8.7 million. Member costs decreased 27.5% from $3.2 million to $2.3 million due to staff and program reductions. Nonmember costs increased 120.0%, from $0.6 million to $1.3 million, with staff increases being the major reason for the increase. Processed products costs decreased 12.0% from $5.8 million to $5.1 million. The three segments had an organizational change in headcount and area assignments with some staff reductions and transfers to other segments.



     FREIGHT AND HANDLING COSTS



     Freight and handling costs increased 33.6% from $4.9 million to $6.5 million. Member costs increased 65.0%, which was greater than the crop volume increase of 45%. With the larger crop, additional costs were incurred for several value-added services such as ripening, bagging, palletizing, and specialty packing which were not done to the same degree in the prior year. These costs are normally recovered in higher sales prices. Nonmember costs increased 18.9%, from $2.6 million to $3.1 million, which was due to the increased sales volume. Processed costs increased 37.7% from $1.2 million to $1.6 million. This was the result of more inventory being moved through the distribution system and year-end inventory levels being increased 76.0% compared to the prior year.



     GENERAL AND ADMINISTRATIVE COSTS



     General and administrative costs increased 35.4% from $4.7 million to $6.3 million. These costs are allocated to each segment of the business. The major cost increase was attributable to a 100% write-off of $0.7 million in connection with the bankruptcy of Ameriserve. In addition, during fiscal year 2000, Calavo completed an upgrade in its financial reporting and operating systems which is being amortized over its useful life. The annual amortization of the software is $50,000. The costs of recruiting and retaining new growers was a significant increase over the prior year.


     INTEREST


     Net interest costs increased 28.5% from $0.319 million to $0.410 million in fiscal 2000. The increase was primarily due to higher daily borrowings for working capital and the financing of certain capital projects. The working capital needs are driven by the timing differences between the payment of advances and costs of avocados and the collection of sales proceeds on an increasing volume of avocados. The total of capital expenditures of $1.3 million was almost totally financed with the increased borrowing of $1.6 million. This accounted for a major part of the increase in interest costs.



     PROVISION FOR INCOME TAXES



     Calavo had pretax income of $5.7 million in fiscal 2000 compared to a taxable loss of $1.3 million during fiscal 1999. The provision for taxes was $2.2 million compared to a tax benefit of $0.4 million in the prior year. The effective tax rate for fiscal 2000 of 37.0% differs from the statutory rates due primarily to state and foreign taxes and the benefit of lower federal brackets. If the conversion to a for-profit company occurs, any profit generated in the member segment will be subject to taxes.


     NET PROCEEDS DISTRIBUTED


     Payments to members for avocados delivered increased 9.7% year-to-year from $96.1 million to $105.4 million. In addition, Calavo's dividend from its nonmember segments increased 317.0% year-to-year from $1.2 million, or $0.12 per share, to $5.0 million, or $0.50 per share. The $0.50 per share dividend was distributed in January, 2001.

FISCAL YEAR ENDED OCTOBER 31, 1999 COMPARED TO FISCAL YEAR ENDED OCTOBER 31,
1998


     NET SALES


     Net sales increased 19.2% from $148.6 million for fiscal 1998 to $177.3 million for fiscal 1999.



     Member Avocados Segment. Member sales increased from $95.1 million to $111.4 million, or 17.2%. Total pounds delivered decreased 11.5%. The consumer demand was strong for avocados, which resulted in a "more dollars for fewer pounds" scenario.



     Nonmember Perishable Products Segment. Nonmember sales increased from $28.0 million to $40.1 million, or 43.4%. Calavo experienced a 67.0% increase in imported avocados from Mexico and Chile and began procuring avocados from New Zealand. The United States market has become increasingly attractive to foreign-based avocado growers due to the reduced California crop size and continued strong consumer demand.



     Processed Avocados Segment. Net sales increased 0.7% year-to-year from $25.6 million to $25.7 million. The processed segment experienced strong sales performance in its food service product lines offsetting weaker sales from its retail and club store product lines. During fiscal 1999, the processed products segment also experienced increased competition in its retail product line with several Mexican-based producers entering the market with aggressively priced products. Management believes that the entry of additional Mexican-based producers is a trend that is expected to continue.



     PROCESSING AND PACKING COSTS



     Processing and packing costs increased from $48.8 million to $62.2 million, or 27.4%.



     Member Avocados Segment. Member costs decreased from $9.4 million to $8.4 million, or 10.0%, which is in line with the crop decrease percentage.



     Nonmember Perishable Products Segment. Nonmember costs increased 51.4% from $24.8 million to $37.5 million. The cost of procuring avocados from Mexican growers increased by $6.4 million during fiscal 1999, which represents the first year of year-round operations of Calavo's Uraupan, Mexico packing plant. The first year's operation of the Mexican plant resulted in an increase of 800.0% in avocados packed.



     Processed Avocados Segment. Processed product segment cost increased 10.9% year-to-year from $14.6 million to $16.2 million. The increase relates to the increased sales volume and a small rise in fruit costs from fiscal 1998.



     MARKETING AND DISTRIBUTION COSTS



     Marketing and distribution costs decreased from $10.9 million to $9.5 million, or 12.5%. The processed avocados segment represented almost all of the decrease as a result of lower selling and promotion support costs.



     FREIGHT AND HANDLING COSTS



     Freight and handling costs increased from $4.6 million to $4.9 million, or 5.9%. The nonmember segment increased by $0.5 million, or 24.0%, due to the volume increase in product handled.



     GENERAL AND ADMINISTRATIVE COSTS



     General and administrative expenses increased 30.8% year-to-year from $3.6 million to $4.7 million. The increase was primarily attributed to the write-off of $0.6 million of costs incurred in the implementation of a management information system when that project was abandoned. In addition, Calavo paid increased bonuses of $0.7 million to its employees in connection with improved operating results.

     GAIN ON SALE OF FACILITY



     In fiscal 1998, Calavo sold its Escondido, California packinghouse. At the same time, it exercised its option to purchase its corporate headquarters building. The two transactions were done on a tax deferred exchange basis. The net gain on the sale was recorded in 1998 along with the deferred taxes.


     INTEREST


     Net interest costs increased from $0.055 million to $0.319 million. The increase was primarily attributable to higher daily borrowings for working capital and the financing of certain capital projects. The increased working capital requirements related principally to higher short-term borrowings to finance the increased sales volume of California and foreign-grown avocados. Calavo's fiscal 1999 results also include interest charges relating to loans secured to finance the equipping of the Uraupan, Mexico packinghouse and a full year of interest on a loan secured to finance the purchase and to improve Calavo's corporate headquarters facility.



     INCOME TAX BENEFIT



     Calavo incurred a taxable loss of $1.3 million during fiscal 1999 as compared to taxable income of $1.9 million during fiscal 1998. The income tax benefit of $0.4 million for fiscal 1999 compares to a provision of $0.7 million for fiscal 1998. The effective tax rate for fiscal 1999 of 48.0% differs from statutory rates due primarily to state and foreign taxes and the benefit of lower federal tax brackets.


     NET PROCEEDS DISTRIBUTED


     Payments to members for avocados delivered increased 22.2% year-to-year from $78.6 million to $96.1 million. In addition, Calavo's dividend from its nonmember segments decreased 25.0% from $1.6 million to $1.2 million, or from $0.17 per share to $0.12 per share in fiscal 1999.


LIQUIDITY AND CAPITAL RESOURCES


     Working capital increased from $10.3 million as of October 31, 1999 to $13.9 million as of October 31, 2000 before payment of the nonmember perishables products and processed avocados segments dividend. Working capital at April 30, 2001 was $8.8 million. The current ratio improved from 1.4:1.0 as of October 31, 1999 to 1.7:1.0 as of October 31, 2000. The current ratio at April 30, 2001 was 1.26:1.0. The major changes in the first six months of fiscal 2001 were the payment of the dividend of $5.0 million, capital expenditures of $1.5 million and the building of inventory values of $6.6 million. The expenditures were financed by a net increase in bank borrowings of $4.6 million.



     Cash provided by operating activities in fiscal 2000 was $3.0 million compared to $6.4 million in fiscal 1999, and was $3.3 million for the six months ended April 30, 2001. Fiscal 2000 operating cash flows reflect the nonmember income of $4.8 million and non-cash charges for depreciation and amortization of $1.7 million offset by the net working capital decrease of $3.5 million. For the first six months of fiscal 2001, nonmember income was $0.7 million and depreciation was $0.9 million. Cash used in operating activities for fiscal 1999 resulted principally from an increase in accounts receivable which more than offset nonmember net income and an increase in trade and member payables. Cash provided in fiscal 1998 by operating activities approximated the nonmember net income.



     Investing activities used $1.7 million in fiscal 2000, compared to $1.5 million in fiscal 1999 and $1.4 million in the six months ended April 30, 2001. Capital expenditures for fiscal 2000 were $1.3 million, which was the same for fiscal 1999, and were $1.5 million in the six months ended April 30, 2001.



     Cash used in financing activities was $1.3 million during fiscal 2000 compared to $6.9 million provided during fiscal 1999 and $0.6 million in the six months ended April 30, 2001. During fiscal 2000, proceeds from additional borrowings of $1.6 million were offset by the payment of dividends of $1.2 million and payments of long-term obligations of $1.8 million. During fiscal 1999, proceeds from additional borrowings of $8.7 million and issuance of capital stock of $0.4 million were offset by the payment of dividends of $1.6 million and payments of long-term obligations of $0.5 million. In the six months ended April 30, 2001, additional borrowings of $4.6 million, insurance proceeds of $0.3 million and new equity of $0.07 million offset bank loan reductions of $0.3 million.



     Management believes that cash flows from operations and additional borrowings will be sufficient to satisfy Calavo's future capital expenditures, nonmember recruitment, working capital and other financing requirements for at least the next twelve months. Calavo will continue to evaluate nonmember grower recruiting opportunities and additional capital expenditures to expand each of the business segments. In order to finance such growth, New Calavo may seek to obtain borrowings or issue additional shares of common stock. There is no assurance that financing for such growth will be available on favorable terms, or at all.



     Calavo projected the impact of an increase or decrease in the prime lending rate to be $100,000 for each 100 basis points movement in the rate, based on the average daily borrowings for the first seven months of fiscal 2001. Calavo does not use any hedging or forward contracts to offset market volatility.



     Calavo had outstanding borrowings of $9.0 million as of October 31, 2000 and $13.6 million as of April 30, 2001 under working capital lines of credit with two banks against an availability of $26.5 million. Calavo has obtained from these banks the consents to the merger with New Calavo that are required under the lines of credit. For additional information regarding the terms of Calavo's credit facilities, see Notes 6 and 7 to the Consolidated Financial Statements that are included in this Proxy Statement/Prospectus.



     As of October 31, 2000, Calavo had approximately $0.035 million of commitments for capital expenditures, which related to the purchase of additional field bins for grower deliveries and for an expansion to existing avocado ripening facilities. As of April 30, 2001, there were $1.0 million of projected capital projects which had not been expended.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


     Calavo's financial instruments include cash and cash equivalents and United States government bonds with a maturity date of August 15, 2005. The government bonds are held in an irrevocable trust to be used solely for the satisfaction of scheduled payments of interest and principal relating to Calavo's industrial development revenue bonds. As these securities are intended to be held until maturity, they are being carried on the balance sheet at October 31, 2000 at $1.590 million, which represents their amortized cost. The market value of these securities as of October 31, 2000 approximated $1.604 million. At April 30, 2001, the cost basis was $1.817 million with a market value of $1.875 million. Additional bonds were purchased in the six months ended April 30, 2001.



     Calavo was not a party to any derivative financial instruments during fiscal 2000 or the six months ended April 30, 2001. Calavo does not intend to use derivative instruments for speculative or trading purposes.



     Calavo's Mexican-based operations transact business in the local currency, which is the peso. Calavo transfers funds on a weekly basis to cover the coming week's expenditures. The daily peso-to-dollar conversion rate impacts Calavo's operating results. The transactions are not large enough to be hedged, nor has the conversion rate volatility been large enough to justify hedging.



     The six months ended April 30, 2001 resulted in a 6.5% increase in the value of the peso. This cost increase is built into the selling price to Calavo's customers. The net effect is to reduce margins, increase sales, or both. Average weekly transfer is $300,000 to $400,000 in peak months. The impact of a 6.5% rate increase would be $100,000 per month if Calavo could not pass this rate increase onto its customers. Over the last two years, the peso-to-dollar rate has been favorable, and the recent unfavorable rate increases therefore may not be sustainable.

IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS


     Calavo does not presently engage in hedging activities. In addition, Calavo has reviewed its agreements with third parties and has determined that it has no derivative instruments and that none of its agreements contained embedded derivative instruments as of October 31, 2000 or April 30, 2001. Accordingly, the adoption of Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of Effective Date of FASB Statement No. 133," and SFAS No. 138, "Accounting for Derivative Instruments and Hedging Activities," did not have a material impact on Calavo's consolidated financial statements.



     In December 1999, the SEC issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 summarized the SEC staff's views regarding the application of accounting principles generally accepted in the United States to revenue recognition in financial statements. The application of SAB No. 101 did not have a material impact on Calavo's consolidated financial statements.



ANTICIPATED EFFECT OF THE CONVERSION TO A FOR-PROFIT CORPORATION



     Following the conversion from a cooperative to a for-profit corporation, Calavo will be taxed at corporate rates on net income that is derived from the member avocados segment. This segment is highly competitive since over forty handlers bid for growers' avocados on a daily basis. This competition will act as an incentive for New Calavo to keep its packing and distribution charge low. At the same time, New Calavo's shareholders will expect a profit and will not expect the member avocados segment to incur losses. This will create a tension between returning competitive field prices to growers and making profits for shareholders.



     We do not expect the member avocados segment to become very profitable unless New Calavo's cost of handling avocados is lowered. We anticipate that more growers may elect to deliver their avocados to New Calavo after the conversion. With an increased volume of avocados, fixed costs would be spread over a larger base, which would result in a lowering of the packing charge. However, if deliveries of avocados by growers decrease, there will be a corresponding increase in per unit costs and reduced profits in the member avocados segment.

                              MANAGEMENT OF CALAVO

DIRECTORS


     The following table identifies Calavo's current directors and sets forth information concerning them, including their districts and terms of office. Each director is a member of Calavo and markets avocados through the cooperative. Each of the following persons also serves as a director of New Calavo and will continue to do so after the conversion. Beginning with the first annual meeting of New Calavo's shareholders and continuing at every annual shareholders' meeting thereafter, all of New Calavo's directors will be elected to serve one-year terms. See "Comparison of the Rights of Calavo's and New Calavo's Shareholders -- Election of Directors."



                                                                                  TERM
                      NAME AND ADDRESS                        AGE    DISTRICT    EXPIRES
                      ----------------                        ---    --------    -------
Lecil E. Cole...............................................  61         1        2001
  1750 Orcutt Road
  Santa Paula, CA 93060
Edward P. Smith.............................................  70         2        2002
  29363 Gordon Hill Road
  Valley Center, CA 92082
George H. Barnes............................................  68         3        2001
  31510 Laurel Ridge
  Valley Center, CA 92082
Fred J. Ferrazzano..........................................  67         4        2002
  3101 Foxhall Glen
  Escondido, CA 92029-6826
Roy V. Keenan...............................................  65         5        2001
  P.O. Box 205
  Temecula, CA 92593
Alva V. Snider..............................................  85         6        2002
  3410 Alta Vista
  Fallbrook, CA 92028
Scott Van Der Kar...........................................  46         7        2001
  7017 Shepard Mesa Drive
  Carpinteria, CA 93013
J. Link Leavens.............................................  49         8        2002
  P.O. Box 4278
  Ventura, CA 93007
Dorcas H. Thille............................................  69         9        2001
  14053 Foothill Road
  Santa Paula, CA 93060
John M. Hunt................................................  43        10        2002
  P. O. Box 1343
  Goleta, CA 93116



     Lecil E. Cole. Mr. Cole has been a member of the Board of Directors since February 1982 and serves as Calavo's Chairman, Chief Executive Officer and President. He served as an executive of Safeway Stores from 1964 to 1976 and as the Chairman of Central Coast Federal Land Bank from 1986 to 1996. Mr. Cole has served as the Chairman and President of Hawaiian Sweet Inc. and Tropical Hawaiian Products, Inc. since 1996. Mr. Cole farms a total of 4,430 acres in California and Hawaii on which avocados, papayas and cattle are produced and raised.



     Edward P. Smith. Mr. Smith has been a member of the Board of Directors since February 1997. Until his retirement in 1986, he was an engineering manager with Interstate Electronics Corp.

     George H. Barnes. Mr. Barnes has been a member of the Board of Directors since January 2000. He has been a real estate broker with Matthews & O'Donnell since 1995.


     Fred J. Ferrazzano. Mr. Ferrazzano has been a member of the Board of Directors since August 1985. He has been the President and Chief Executive Officer of Ferrazzano Farms, Inc. since 1973 and the President and Chief Executive Officer of Westbridge Estates, Inc., a residential homes developer, since 1989. He is a retired Commander in the United States Navy and has a degree in engineering science from the United States Naval Postgraduate School.


     Roy V. Keenan. Mr. Keenan has been a member of the Board of Directors since February 1994 and an avocado grower since 1981. He is a retired Vice President of a building contractor firm and has a master's degree in aeronautics and astronautics from the Massachusetts Institute of Technology.

     Alva V. Snider. Mr. Snider has been a member of the Board of Directors since February 1987. He has been the owner and manager of a ten-acre avocado and specialty crop grove since 1968. He is a retired manager of Shell Chemical Corp and has a master's degree in organic chemistry from Oregon State University.


     Scott Van Der Kar. Mr. Van Der Kar has been a member of the Board of Directors since February 1994. He has served as a manager of Van Der Kar Family Farms since 1978. He is a member of the boards of the California Cherimoya Association, the Santa Barbara County Farm Bureau and the Santa Barbara County Workforce Investment Board. He has a bachelor's degree in farm management from California Polytechnic State University, San Luis Obispo.



     J. Link Leavens. Mr. Leavens has been a member of the Board of Directors since February 1987. He has served as the President of the Ventura County Resource Conservation District since 1986 and as a member of the Ventura County Agricultural Land Trust since 1992. Mr. Leavens is a former President of the Ventura County Farm Bureau, and he has a bachelor's degree in plant and soil science from California Polytechnic State University, Pomona, and a master's degree in business administration from California Lutheran University.



     Dorcas H. Thille. Mrs. Thille has been a member of the Board of Directors since February 1986. Since 1972, she has been the owner and manager of a 291-acre farm on which avocados, lemons and vegetables are grown. She is a member of the boards of the Saticoy Lemon Association, the Agricultural Issues Center and the Agricultural Council of California.



     John M. Hunt. Mr. Hunt has been a member of the Board of Directors since February 1993. He has served as the General Manager of Embarcadero Ranch since 1982 and has a bachelor's degree in plant soil science from California Polytechnic State University, San Luis Obispo.


COMMITTEES OF THE BOARD

     Executive. The Executive Committee exercises the authority of the Board of Directors when the Board is not in session, as permitted by law and by policy. Its members are Messrs. Cole, Keenan, Leavens, Snider and Van Der Kar.

     Finance. The Finance Committee reviews Calavo's financial structure, policies and procedures and internal controls. Its members are Messrs. Keenan, Barnes, Hunt, Leavens and Snider.

     Grower Relations. The Grower Relations Committee reviews membership issues. Its members are Mrs. Thille and Messrs. Barnes, Smith, Snider and Van Der Kar.

     Process. The Process Committee reviews the results and planning for the processed segment of Calavo's business. Its members are Messrs. Leavens, Ferrrazzano, Hunt, Keenan, Smith and Van Der Kar.

COMPENSATION OF DIRECTORS

     Each member of the Board of Directors receives a fee of $200 per Board meeting and $100 per committee meeting plus a mileage reimbursement of $0.325 per mile for travel to and from meetings. The Chairman of the Board receives an additional $100 per meeting.

EXECUTIVE OFFICERS


     The following table identifies Calavo's executive officers and sets forth information concerning them. Each of the following persons also serves in the same position as an executive officer of New Calavo and will continue to do so after the conversion. Each executive officer of Calavo and New Calavo serves at the discretion of the Board of Directors.



                NAME                   AGE                           POSITION
                ----                   ---                           --------
Lecil E. Cole........................  61     Chairman of the Board, Chief Executive Officer and
                                              President
Egidio Carbone, Jr...................  61     Vice President, Finance and Corporate Secretary
Robert J. Wedin......................  52     Vice President, Sales & Fresh Marketing
Alan C. Ahmer........................  52     Vice President, Sales, Food Service/Retail
Avi Crane............................  47     Vice President, International
Gerard J. Watts......................  42     Vice President, General Manager, Calavo de Mexico


     Lecil E. Cole. Mr. Cole has served as Chairman of the Board since 1988 and as Chief Executive Officer and President since February 1999. He is also a grower and member of Calavo. For additional information regarding Mr. Cole, see "Management of Calavo -- Directors."

     Egidio Carbone, Jr. Mr. Carbone has served as a Vice President and Corporate Secretary of Calavo since 1980 and prior to that he was Treasurer and Controller.

     Robert J. Wedin. Mr. Wedin has served as a Vice President of Calavo since 1993. He joined Calavo in 1973 at its Santa Barbara packinghouse.

     Alan C. Ahmer. Mr. Ahmer has served as a Vice President of Calavo since 1989. He joined Calavo in 1979 as a regional sales manager in the processed products division.


     Avi Crane. Mr. Crane joined Calavo in 1999 as a Vice President. From 1993 to 1999, he was employed as a General Manager by a competitor, Chiquita Brands, Inc., and from 1985 to 1993, he was employed as a Vice President by the California Avocado Commission.



     Gerard J. Watts. Mr. Watts has been a Vice President of Operations of Calavo since 1992. He joined Calavo in 1981 in its processed products division.

EXECUTIVE COMPENSATION

     The following table shows the compensation of Calavo's Chief Executive Officer and four other most highly compensated executive officers for the fiscal year ended October 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                                    ANNUAL COMPENSATION(1)
                                                 ----------------------------       ALL OTHER
          NAME AND PRINCIPAL POSITION            YEAR     SALARY      BONUS      COMPENSATION(2)
          ---------------------------            ----    --------    --------    ---------------
Lecil E. Cole..................................  2000    $240,000    $100,000        $12,000
  Chairman, Chief Executive Officer and
     President
Egidio Carbone, Jr.............................  2000     164,496      36,037         17,257
  Vice President
Gerard J. Watts................................  2000     136,236      36,969          6,986
  Vice President
Robert J. Wedin................................  2000     136,956      20,000          8,139
  Vice President
Alan C. Ahmer..................................  2000     127,260      26,406          7,460
  Vice President

-------------------------
(1) In accordance with SEC regulations, this table does not include perquisites and other personal benefits valued at the lesser of $50,000 or 10% of the total salary and bonus reported for the named executive officer. Amounts reported under Annual Compensation include amounts deferred by the named executive officers under Calavo's 401(k) plan.

(2) Amounts reported for Mr. Carbone under All Other Compensation include $7,873 that Calavo contributed on his behalf to its 401(k) plan and $9,384 that Calavo accrued for his benefit under the supplemental executive retirement agreement described below. Amounts reported under All Other Compensation for every other named executive officer were contributed by Calavo to its 401(k) plan for the named executive officer.

EMPLOYEE BENEFITS

     Calavo provides a 401(k) plan for all employees. Salaried employees may contribute an amount up to defined limits, and Calavo contributes 4% of base salary plus a matching percentage up to a maximum of 6%. Amounts contributed by Calavo vest at the rate of 25% per year.

     Hourly employees may contribute amounts to the plan, but Calavo does not make matching contributions. Calavo contributes a fixed amount per hour worked to a multiple employer trust for each such employee.

     Calavo maintains for all full-time employees health and medical insurance, dental insurance, vision care, short-term and long-term disability and term life insurance.

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT


     Calavo has entered into a supplemental executive retirement agreement with Mr. Carbone. Calavo has agreed to provide Mr. Carbone with a monthly payment following his retirement after reaching age 65 equal to 20% of his final 5-year average annual base salary divided by 12 and reduced by an amount equal to his monthly social security benefits. If Mr. Carbone retires after reaching age 62 but before reaching age 65, the amount of his monthly benefit will be the actuarially determined equivalent of his benefit following retirement after age
65. The retirement benefit is payable for the remainder of Mr. Carbone's life. The agreement provides for Mr. Carbone's designated beneficiary to receive a reduced payment for a 10-year period if Mr. Carbone dies prior to reaching age 62.

     The agreement requires Mr. Carbone to refrain from competing with Calavo during the 3-year period after his retirement. The agreement does not provide Mr. Carbone with a right to continue in the employment of Calavo for any specified period, although the agreement does require Calavo to make a lump sum payment to Mr. Carbone if it elects to terminate the agreement prior to the date that Mr. Carbone reaches age 62.



LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS



     The articles of incorporation of Calavo and New Calavo eliminate the personal liability of directors for monetary damages for breach of their duties as directors to the fullest extent permitted under California law. California law provides that this provision does not eliminate the liability of a director for specified acts such as:



     - Acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;



     - Acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director;



     - Acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to the corporation or its shareholders;



     - Acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders;



     - Unlawful payments of dividends or unlawful stock repurchases; or



     - Any transaction from which the director derived an improper personal benefit.



     The bylaws of Calavo and New Calavo provide that each corporation will indemnify each of its directors to the maximum extent permitted by applicable law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred by the director in connection with a legal proceeding that arises out of the director's service as a director of the corporation or an affiliated entity. The bylaws of Calavo and New Calavo permit each corporation to indemnify its officers, employees and other agents against such expenses, judgments, fines, settlements and other amounts that they may incur in connection with legal proceedings that arise out of their service as officers, employees and agents. Each corporation is permitted by its bylaws to purchase insurance on behalf of any director, officer, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit such indemnification.



     Calavo and New Calavo have been advised that, insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors or officers pursuant to the foregoing provisions, the SEC's opinion is that such indemnification is against public policy as expressed in the act and is, therefore, unenforceable.



RELATED PARTY TRANSACTIONS


     Each of Calavo's directors is a member of the cooperative and markets avocados through Calavo pursuant to a marketing agreement that is identical to the marketing agreements that Calavo has entered into with its other members. Mr. Cole, Calavo's Chairman of the Board, Chief Executive Officer and President, is involved in setting member pool proceeds on a monthly basis. He receives normal crop proceeds at the same rate as other members and in the same weekly pool.


     Mr. Cole is the owner of Tropical Hawaiian Products, Inc. Pursuant to a marketing agreement, Calavo markets Tropical Hawaiian's papayas on a non-exclusive consignment basis and remits monthly proceeds to Tropical Hawaiian from the sale of the papayas. Mr. Cole is not involved in the calculation of the monthly payments, although he does assist Calavo in setting the sales prices that are charged to

Calavo's customers for the papayas. Tropical Hawaiian also markets papayas under its own brand name without the involvement of Calavo. Calavo believes that the terms of its marketing agreement with Mr. Cole's company are as favorable to Calavo as it could obtain in a contract with an unaffiliated third party. During the fiscal year ended October 31, 2000, Tropical Hawaiian received $2,062,394 of sales proceeds from Calavo.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



     The Board of Directors, of which Mr. Cole is a member, determines the compensation of Calavo's executive officers. However, Mr. Cole does not participate in decisions of the Board regarding his compensation as an executive officer.

          SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT



     With respect to each person known by Calavo to be the beneficial owner of more than five percent of its common stock, each director of Calavo, each of the executive officers named in the Summary Compensation Table presented above and all of Calavo's directors and executive officers as a group, the following table sets forth the number of shares of common stock beneficially owned as of April 30, 2001 by each such person or group and the percentage of the outstanding shares of the common stock beneficially owned as of April 30, 2001 by each such person or group. No such person or group owns any shares of Calavo preferred stock. Unless otherwise indicated, each of the following shareholders has, to Calavo's knowledge, sole voting and investment power with respect to the shares beneficially owned, except to the extent that such authority is shared by spouses under applicable law.


     On the effective date of the merger of Calavo into New Calavo, each of the following persons and groups (together with every other shareholder of Calavo) will acquire shares of New Calavo common stock that are equal in number to the shares of Calavo common stock that are owned by such person or group as of the effective date of the merger. At all times prior to the effective date of the merger, Calavo will be the sole shareholder of New Calavo.


                                                              SHARES OF COMMON     PERCENT OF COMMON
                                                             STOCK BENEFICIALLY    STOCK BENEFICIALLY
                                                                OWNED AS OF           OWNED AS OF
                 NAME OF BENEFICIAL OWNER                      APRIL 30, 2001        APRIL 30, 2001
                 ------------------------                    ------------------    ------------------
Lecil E. Cole(1)...........................................        787,654                 7.9%
Edward P. Smith(2).........................................         28,792                 0.3
George H. Barnes...........................................          5,799                 0.1
Fred J. Ferrazzano.........................................        105,102                 1.1
Roy V. Keenan(3)...........................................        333,689                 3.4
Alva V. Snider(4)..........................................          8,884                 0.1
Scott Van Der Kar(5).......................................         40,507                 0.4
J. Link Leavens(6).........................................        198,823                 2.0
Dorcas H. Thille...........................................         19,044                 0.2
John M. Hunt(7)............................................        132,822                 1.3
Egidio Carbone, Jr.........................................              0                   0
Robert J. Wedin............................................              0                   0
Gerard J. Watts............................................              0                   0
Alan C. Ahmer..............................................              0                   0
All directors and executive officers as a group (15
  persons).................................................      1,661,116                16.8%


-------------------------
(1) Mr. Cole's address is 1750 Orcutt Road, Santa Paula, California 93060.

(2) Information presented for Mr. Smith includes 28,792 shares held in a family trust and with respect to which Mr. Smith has voting and investment power as trustee.

(3) Information presented for Mr. Keenan includes 225,187 shares of common stock that are held in two trusts and with respect to which Mr. Keenan has voting and investment power as trustee.

(4) Information presented for Mr. Snider includes 8,884 shares held in a family trust and with respect to which Mr. Snider has voting and investment power as trustee.


(5) Information presented for Mr. Van Der Kar includes 40,507 shares held in a family trust and with respect to which Mr. Van Der Kar shares voting and investment power as a trustee.



(6) Information presented for Mr. Leavens includes 198,823 shares that are owned of record by a partnership of which Mr. Leavens is a partner. Mr. Leavens shares voting and investment power with respect to the shares.

(7) Information presented for Mr. Hunt includes 132,822 shares that are owned by his employer, Embarcadero Ranch. Mr. Hunt shares voting and investment power with respect to the shares.


     To Calavo's knowledge, there are two non-directors who each control more than 2.0% of the outstanding shares of common stock. Hidden Valley Ranch owned approximately 2.4% of the outstanding Calavo common stock as of April 30, 2001, and Chandler Ranch Company owned approximately 2.4% of the outstanding common stock as of that date.



     Mr. Cole is the only executive officer who owns any shares of Calavo common stock. George Hatfield, who is a non-executive officer of Calavo and is also a grower-member of the cooperative, owned approximately 0.5% of the outstanding Calavo common stock as of April 30, 2001. Several non-officer employees who are also grower-members own small amounts of Calavo common stock. Shares of Calavo common stock are owned by a large number of individuals, partnerships, trusts and corporations, with the average shareholder owning approximately 6,400 shares or 0.06% of the total shares outstanding.


     As of the record date of             , 2001,                shares of
preferred stock were outstanding. Holders of Calavo preferred stock do not have voting rights on any matter except as expressly required by law. The shares of preferred stock are held by former members. Calavo has the right to redeem the shares at $1.00 per share. The shares of preferred stock will be converted into shares of New Calavo common stock on the effective date of the merger of Calavo into New Calavo.

                                 LEGAL MATTERS


     Troy & Gould Professional Corporation has issued an opinion concerning the validity of the shares of the common stock of New Calavo that will be issued pursuant to the merger with Calavo and has also issued an opinion concerning material federal income tax consequences of the merger.


                                    EXPERTS


     The financial statements of Calavo Growers of California and subsidiaries as of October 31, 2000 and 1999, and for each of the three years in the period ended October 31, 2000, included in this Proxy Statement/Prospectus, and the related financial statement schedule for each of the three years in the period ended October 31, 2000, included elsewhere in the Registration Statement on Form S-4, have been audited by Deloitte & Touche, LLP, independent auditors, as stated in their reports appearing in this Proxy Statement/Prospectus and elsewhere in the Registration Statement. The balance sheet of Calavo Growers, Inc. as of April 30, 2001, included in this Proxy Statement/Prospectus, has also been audited by Deloitte & Touche, LLP, independent auditors, as stated in their report appearing in this Proxy Statement/Prospectus. Such financial statements and financial statement schedule have been included in this Proxy Statement/Prospectus and elsewhere in the Registration Statement in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                              CALAVO GROWERS, INC.
                          CALAVO GROWERS OF CALIFORNIA

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
FINANCIAL STATEMENT OF CALAVO GROWERS, INC.
  Independent Auditors' Report..............................   F-2
  Balance Sheet as of April 30, 2001........................   F-3
  Notes to Balance Sheet....................................   F-4
CONSOLIDATED FINANCIAL STATEMENTS OF CALAVO GROWERS OF
  CALIFORNIA AND SUBSIDIARIES
  Independent Auditors' Report..............................   F-5
  Consolidated Balance Sheets as of October 31, 2000 and
     1999, and April 30, 2001 (Unaudited)...................   F-6
  Consolidated Statements of Operations and Member Proceeds
     for the Years Ended October 31, 2000, 1999 and 1998,
     and for the Six Months Ended April 30, 2001 and 2000
     (Unaudited)............................................   F-7
  Consolidated Statements of Shareholders' Equity for the
     Years Ended October 31, 2000, 1999 and 1998, and for
     the Six Months Ended April 30, 2001 (Unaudited)........   F-8
  Consolidated Statements of Cash Flows for the Years Ended
     October 31, 2000, 1999 and 1998, and for the Six Months
     Ended April 30, 2001 and 2000 (Unaudited)..............   F-9
  Notes to Consolidated Financial Statements................  F-10

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder of Calavo Growers, Inc.:


     We have audited the accompanying balance sheet of Calavo Growers, Inc. (the Company) as of April 30, 2001. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.


     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, such financial statement presents fairly, in all material respects, the financial position of the Company as of April 30, 2001 in conformity with accounting principles generally accepted in the United States of America.



DELOITTE & TOUCHE LLP

Costa Mesa, California

July 3, 2001

                              CALAVO GROWERS, INC.


                                 BALANCE SHEET

                                 APRIL 30, 2001


ASSETS......................................................  $   --
                                                              ======
SHAREHOLDER'S EQUITY:
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 100 shares issued.............................  $ 0.10
Receivable from parent company..............................   (0.10)
                                                              ------
  Total shareholder's equity................................  $   --
                                                              ======

The accompanying notes are an integral part of these financial statements.

                              CALAVO GROWERS, INC.

                             NOTES TO BALANCE SHEET

                                 APRIL 30, 2001



1. BACKGROUND OF ORGANIZATION



     Calavo Growers, Inc. (New Calavo) was incorporated on January 5, 2001 under the California General Corporation Law, for the purpose of effectuating the conversion of Calavo Growers of California and subsidiaries (Calavo) from a nonprofit cooperative association that is organized under the California Food and Agricultural Code to a corporation organized under the General Corporation Law of California and subject to income taxes in accordance with Subchapter C of the Internal Revenue Code. The conversion of Calavo will be achieved in accordance with the terms of the Agreement and Plan of Merger and Reorganization between Calavo Growers, Inc. and Calavo Growers of California, dated February 20, 2001 (the Agreement).



     New Calavo has not conducted business or activity other than in connection with the Agreement (related expenses are the responsibility of Calavo).


2. SHAREHOLDER'S EQUITY

     The initial authorized capital stock of New Calavo consists of 100,000,000 shares of common stock, par value $0.001 per share. One hundred shares have been issued and are outstanding. The shares were issued to Calavo and are unpaid. Accordingly, through the conversion date New Calavo will remain a wholly owned subsidiary of Calavo.

3. MERGER AND REORGANIZATION AGREEMENT


     The Agreement, which has been approved by the Board of Directors of each company, calls for the holders of shares of common and preferred Calavo stock to receive an equivalent number of shares of New Calavo common stock. Concurrent with this exchange of securities, the original 100 shares of common stock held by Calavo will be canceled and the related receivable will be forgiven. Finally, New Calavo and Calavo will merge with New Calavo emerging as the surviving entity, assuming all rights and obligations of the business of Calavo.


     The Agreement is subject to approval by the grower members of Calavo, its lenders, and the expiration of Calavo's Board of Directors' right to elect not to proceed with the conversion.

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     New Calavo will generally adopt all accounting policies of Calavo, with the exception of those items specific to agricultural marketing cooperatives. Such changes in accounting policies include the tax exempt status, which will cease, inventory, which will be recorded at the lower of cost or market, and certain line items on the statement of operations, which will be reclassified. As a result of these reclassifications, New Calavo will include net proceeds distributed for member fruit, change in members' fresh fruit inventories, processing, packing, and cost of nonmember fruit and freight and handling in cost of sales.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Calavo Growers of California
Santa Ana, California

     We have audited the accompanying consolidated balance sheets of Calavo Growers of California and subsidiaries (Calavo or the Cooperative) as of October 31, 2000 and 1999, and the related consolidated statements of operations and member proceeds, shareholders' equity, and cash flows for each of the three years in the period ended October 31, 2000. These financial statements are the responsibility of the Cooperative's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Calavo Growers of California and subsidiaries as of October 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 2000 in conformity with accounting principles generally accepted in the United States of America.



DELOITTE & TOUCHE LLP


Costa Mesa, California
December 14, 2000, except for the second paragraph of
  Note 14 as to which the date is February 20, 2001

                 CALAVO GROWERS OF CALIFORNIA AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                             OCTOBER 31,
                                                      --------------------------     APRIL 30,
                                                         1999           2000           2001
                                                      -----------    -----------    -----------
                                                                                    (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents.........................  $ 1,458,000    $ 1,492,000    $ 2,798,000
  Accounts receivable, net of allowance for doubtful
     accounts of $85,000 (2001) (unaudited), $49,000
     (2000), and $2,500 (1999)......................   22,321,000     21,632,000     22,305,000
  Inventories, net..................................    5,996,000      7,726,000     14,348,000
  Prepaid expenses and other current assets.........    2,356,000      1,326,000      1,416,000
  Loans to growers..................................       27,000      1,086,000      1,071,000
  Income taxes receivable...........................    1,161,000                       588,000
  Deferred income taxes.............................      868,000        537,000        537,000
                                                      -----------    -----------    -----------
     Total current assets...........................   34,187,000     33,799,000     43,063,000
Property, Plant, and Equipment, net.................    9,508,000      9,044,000      9,670,000
Investments Held to Maturity........................    1,176,000      1,590,000      1,817,000
Other Assets........................................    1,571,000      2,052,000      2,560,000
                                                      -----------    -----------    -----------
                                                      $46,442,000    $46,485,000    $57,110,000
                                                      ===========    ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Payable to members................................  $ 6,762,000    $ 4,726,000    $14,963,000
  Trade accounts payable............................    2,438,000      2,867,000      2,596,000
  Accrued expenses..................................    4,405,000      2,791,000      2,606,000
  Short-term borrowings.............................    8,400,000      8,985,000     13,600,000
  Current portion of long-term obligations..........      748,000        501,000        510,000
  Dividend payable..................................    1,180,000
                                                      -----------    -----------    -----------
     Total current liabilities......................   23,933,000     19,870,000     34,275,000
Long-Term Liabilities:
  Long-term obligations, less current portion.......    4,331,000      3,820,000      3,583,000
  Deferred income taxes.............................      601,000        360,000        360,000
  Other liabilities.................................                                    305,000
                                                      -----------    -----------    -----------
     Total long-term liabilities....................    4,932,000      4,180,000      4,248,000
Commitments and Contingencies
Shareholders' Equity:
  Redeemable preferred stock, $1 par value;
     10,000,000 shares authorized; 47,000 shares
     issued and outstanding in 2001 (unaudited) and
     2000...........................................                      47,000         47,000
  Common stock, $1 par value; 10,000,000 shares
     authorized; 9,913,000 (2001) (unaudited),
     9,867,000 (2000), and 9,847,000 (1999) shares
     issued and outstanding.........................    9,847,000      9,867,000      9,913,000
  Additional paid-in capital........................      110,000        156,000        187,000
  Unallocated retained earnings.....................    7,621,000     12,365,000      8,440,000
  Treasury stock, 1,000 shares......................       (1,000)
                                                      -----------    -----------    -----------
     Total shareholders' equity.....................   17,577,000     22,435,000     18,587,000
                                                      -----------    -----------    -----------
                                                      $46,442,000    $46,485,000    $57,110,000
                                                      ===========    ===========    ===========


The accompanying notes are an integral part of these consolidated financial statements.

                 CALAVO GROWERS OF CALIFORNIA AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF OPERATIONS AND MEMBER PROCEEDS


                                                                                SIX MONTHS ENDED
                                         YEAR ENDED OCTOBER 31,                     APRIL 30,
                               ------------------------------------------   -------------------------
                                   1998           1999           2000          2000          2001
                               ------------   ------------   ------------   -----------   -----------
                                                                            (UNAUDITED)   (UNAUDITED)
Net sales....................  $148,641,000   $177,303,000   $219,983,000   $93,292,000   $91,714,000
Costs and expenses:
  Processing, packing, and
     cost of nonmember
     fruit...................    48,769,000     62,154,000     85,696,000    35,323,000    44,734,000
  Marketing and
     distribution............    10,879,000      9,524,000      8,663,000     3,684,000     3,214,000
  Freight and handling.......     4,621,000      4,892,000      6,534,000     3,328,000     4,288,000
  General and
     administrative..........     3,575,000      4,676,000      6,332,000     2,711,000     2,961,000
                               ------------   ------------   ------------   -----------   -----------
     Total costs and
       expenses..............    67,844,000     81,246,000    107,225,000    45,046,000    55,197,000
                               ------------   ------------   ------------   -----------   -----------
Operating proceeds and
  nonmember operating
  income.....................    80,797,000     96,057,000    112,758,000    48,246,000    36,517,000
Gain on sale of facility.....     1,575,000
Interest income..............       163,000         71,000        304,000        91,000       132,000
Interest expense.............      (218,000)      (390,000)      (714,000)     (351,000)     (418,000)
Other income.................       230,000        129,000        217,000       150,000       208,000
(Decrease) increase in
  members' fresh fruit
  inventories................      (106,000)       696,000       (292,000)    2,783,000     3,298,000
                               ------------   ------------   ------------   -----------   -----------
Operating proceeds and
  nonmember income before
  income tax provision
  (benefit)..................    82,441,000     96,563,000    112,273,000    50,919,000    39,737,000
Income tax provision
  (benefit)..................       730,000       (408,000)     2,162,000     1,100,000       320,000
                               ------------   ------------   ------------   -----------   -----------
Net proceeds available for
  distribution and nonmember
  net income.................    81,711,000     96,971,000    110,111,000    49,819,000    39,417,000
Net proceeds distributed for
  member fruit...............   (78,597,000)   (96,090,000)  (105,367,000)  (47,634,000)  (38,369,000)
Receivable from members due
  to distributions in excess
  of available proceeds......       (91,000)                                                 (314,000)
Excess distribution to
  members....................                        3,000         20,000       163,000
Appropriation for capital
  expenditures...............    (1,375,000)
                               ------------   ------------   ------------   -----------   -----------
Net income from nonmember
  products...................  $  1,648,000   $    884,000   $  4,764,000   $ 2,348,000   $   734,000
                               ============   ============   ============   ===========   ===========
Basic and diluted net income
  per share from nonmember
  products...................  $       0.17   $       0.09   $       0.48   $      0.24   $      0.07
                               ============   ============   ============   ===========   ===========
Weighted-average common
  shares outstanding, basic
  and diluted................     9,605,000      9,572,000      9,849,000     9,840,000     9,958,000
                               ============   ============   ============   ===========   ===========



The accompanying notes are an integral part of these financial statements.

                 CALAVO GROWERS OF CALIFORNIA AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                    PREFERRED STOCK         COMMON STOCK        ADDITIONAL   UNALLOCATED
                                    ----------------   ----------------------    PAID-IN      RETAINED     TREASURY
                                    SHARES   AMOUNT     SHARES       AMOUNT      CAPITAL      EARNINGS      STOCK        TOTAL
                                    ------   -------   ---------   ----------   ----------   -----------   --------   -----------
BALANCE, NOVEMBER 1, 1997.........      --   $    --   9,619,000   $9,619,000    $     --    $6,545,000    $(17,000)  $16,147,000
Retirement of common stock and
  member privileges...............                        (8,000)      (8,000)                                             (8,000)
Issuance of treasury stock........                                                                            4,000         4,000
Appropriation for capital
  expenditures....................                                                            1,375,000                 1,375,000
Net income from nonmember
  products........................                                                            1,648,000                 1,648,000
Dividend declared to
  shareholders....................                                                           (1,648,000)               (1,648,000)
                                    ------   -------   ---------   ----------    --------    -----------   --------   -----------
BALANCE, OCTOBER 31, 1998.........                     9,611,000    9,611,000                 7,920,000     (13,000)   17,518,000
Retirement of common stock and
  member privileges...............                       (59,000)     (59,000)                                            (59,000)
Issuance of stock and
  reinstatement of
  members.........................                       295,000      295,000     110,000                                 405,000
Issuance of treasury stock........                                                                           12,000        12,000
Excess distribution to members....                                                               (3,000)                   (3,000)
Net income from nonmember
  products........................                                                              884,000                   884,000
Dividend declared.................                                                           (1,180,000)               (1,180,000)
                                    ------   -------   ---------   ----------    --------    -----------   --------   -----------
BALANCE, OCTOBER 31, 1999.........                     9,847,000    9,847,000     110,000     7,621,000      (1,000)   17,577,000
Retirement of common stock and
  member privileges...............                       (18,000)     (18,000)                                            (18,000)
Issuance of stock and
  reinstatement of
  members.........................                        85,000       85,000      46,000                                 131,000
Issuance of treasury stock........                                                                            1,000         1,000
Excess distribution to members....                                                              (20,000)                  (20,000)
Conversion of common stock to
  preferred
  stock...........................  47,000    47,000     (47,000)     (47,000)
Net income from nonmember
  products........................                                                            4,764,000                 4,764,000
                                    ------   -------   ---------   ----------    --------    -----------   --------   -----------
BALANCE, OCTOBER 31, 2000.........  47,000    47,000   9,867,000    9,867,000     156,000    12,365,000                22,435,000
Issuance of stock and
  reinstatement of members
  (unaudited).....................                        46,000       46,000      31,000                                  77,000
Receivable from members due to
  distributions in excess of
  available proceeds
  (unaudited).....................                                                              314,000                   314,000
Net income from nonmember products
  (unaudited).....................                                                              734,000                   734,000
Dividend declared to shareholders
  (unaudited).....................                                                           (4,973,000)               (4,973,000)
                                    ------   -------   ---------   ----------    --------    -----------   --------   -----------
BALANCE, APRIL 30, 2001
  (UNAUDITED).....................  47,000   $47,000   9,913,000   $9,913,000    $187,000    $8,440,000    $     --   $18,587,000
                                    ======   =======   =========   ==========    ========    ===========   ========   ===========



The accompanying notes are an integral part of these financial statements.

                 CALAVO GROWERS OF CALIFORNIA AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                            SIX MONTHS ENDED
                                                                      YEAR ENDED OCTOBER 31,                    APRIL 30,
                                                              ---------------------------------------   -------------------------
                                                                 1998          1999          2000          2000          2001
                                                              -----------   -----------   -----------   -----------   -----------
                                                                                                        (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income from nonmember products..........................  $ 1,648,000   $   884,000   $ 4,764,000   $2,348,000    $   734,000
Adjustments to reconcile net income from nonmember products
  to net cash provided by (used in) operating activities:
  Depreciation and amortization.............................    1,456,000     1,750,000     1,748,000      823,000        946,000
  Over (under) distribution of available proceeds to
    members.................................................                                              (163,000)       314,000
  Gain on sale of facility..................................   (1,575,000)
  Provision for losses on accounts receivable...............       15,000        50,000       717,000      200,000         41,000
  (Gain) loss on disposal of property, plant, and
    equipment...............................................       (8,000)      351,000       (13,000)
  Effect on cash of changes in operating assets and
    liabilities:
    Accounts receivable.....................................     (397,000)   (9,635,000)      (28,000)    (459,000)      (714,000)
    Inventories, net........................................    1,030,000        91,000    (1,730,000)  (5,141,000)    (6,622,000)
    Income taxes receivable.................................      283,000      (920,000)    1,161,000    1,119,000       (588,000)
    Deferred income taxes...................................      733,000      (510,000)       90,000
    Prepaid expenses and other assets.......................    1,102,000    (3,305,000)      549,000      469,000       (598,000)
    Loans to growers........................................                    (27,000)   (1,059,000)    (826,000)        15,000
    Payable to members......................................   (1,405,000)    2,462,000    (2,036,000)   7,487,000     10,237,000
    Trade accounts payable, accrued expenses, and income tax
      payable...............................................   (1,418,000)    2,520,000    (1,185,000)  (3,494,000)      (456,000)
    Other long-term liabilities.............................                    (49,000)
                                                              -----------   -----------   -----------   -----------   -----------
      Net cash provided by (used in) operating activities...    1,464,000    (6,338,000)    2,978,000    2,363,000      3,309,000
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of property, plant, and equipment........    1,635,000        65,000        26,000
Acquisitions of property, plant, and equipment..............   (4,873,000)   (1,324,000)   (1,297,000)    (487,000)    (1,519,000)
Purchases of investments....................................      (46,000)     (264,000)     (414,000)    (366,000)      (227,000)
Other liabilities...........................................                                                              305,000
                                                              -----------   -----------   -----------   -----------   -----------
      Net cash used in investing activities.................   (3,284,000)   (1,523,000)   (1,685,000)    (853,000)    (1,441,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividend to shareholders....................................     (480,000)   (1,648,000)   (1,180,000)  (1,180,000)    (4,973,000)
Proceeds from (payments on) short-term borrowings...........    1,435,000     8,673,000     1,585,000   (1,115,000)     4,615,000
Proceeds from issuance of capital stock.....................                    405,000       131,000       10,000         77,000
Proceeds from (payments on) long-term obligations...........   (2,159,000)     (463,000)   (1,758,000)    (588,000)      (281,000)
Retirement of common stock and member privileges............       (8,000)      (59,000)      (18,000)     (18,000)
Proceeds from the issuance of treasury stock................        4,000        12,000         1,000        1,000
Retention of funds for capital expenditures.................    1,375,000
Excess distribution to members..............................                     (3,000)      (20,000)
                                                              -----------   -----------   -----------   -----------   -----------
      Net cash provided by (used in) financing activities...      167,000     6,917,000    (1,259,000)  (2,890,000)      (562,000)
                                                              -----------   -----------   -----------   -----------   -----------
Net Increase (Decrease) in Cash and Cash Equivalents........   (1,653,000)     (944,000)       34,000   (1,380,000)     1,306,000
Cash and Cash Equivalents, beginning of year................    4,055,000     2,402,000     1,458,000    1,458,000      1,492,000
                                                              -----------   -----------   -----------   -----------   -----------
Cash and Cash Equivalents, end of year......................  $ 2,402,000   $ 1,458,000   $ 1,492,000   $   78,000    $ 2,798,000
                                                              ===========   ===========   ===========   ===========   ===========
SUPPLEMENTAL INFORMATION --
  Cash paid during the year for:
    Interest................................................  $   267,000   $   268,000   $   249,000   $  344,000    $   446,000
                                                              ===========   ===========   ===========   ===========   ===========
    Income taxes............................................  $   241,000   $   955,000   $   696,000   $       --    $ 1,054,000
                                                              ===========   ===========   ===========   ===========   ===========
NONCASH INVESTING AND FINANCING ACTIVITIES:
Declared nonpatronage dividends.............................  $ 1,648,000   $ 1,180,000   $        --   $       --    $        --
                                                              ===========   ===========   ===========   ===========   ===========
Conversion of common stock to preferred stock...............  $        --   $        --   $    47,000   $       --    $        --
                                                              ===========   ===========   ===========   ===========   ===========
Acquisition of capital lease................................  $        --   $        --   $        --   $       --    $    53,000
                                                              ===========   ===========   ===========   ===========   ===========



The accompanying notes are an integral part of these financial statements.

                 CALAVO GROWERS OF CALIFORNIA AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     General -- Calavo Growers of California and subsidiaries (Calavo or the Cooperative) is an agricultural marketing cooperative association organized for the purpose of processing and marketing avocados delivered by its members, and processing and marketing nonmember products. The consolidated financial statements include the accounts of Calavo Growers of California and its wholly owned subsidiaries, Calavo Foods, Inc. (CFI); Calavo de Mexico S.A. de C.V.; and Calavo Foods de Mexico S.A. de C.V. All intercompany accounts and transactions have been eliminated.

     The Cooperative's customer base, to which credit is granted, includes food distributors, produce wholesalers, supermarkets, and restaurants.

     The Cooperative conducts operations in Mexico at two different facilities and is subject to certain concentration risks that are inherent in conducting operations on an international basis.

     Basis of Presentation -- The accompanying consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.


     Interim Financial Statements (Unaudited) -- The accompanying consolidated balance sheet as of April 30, 2001, the statements of operations and member proceeds and cash flows for the six months ended April 30, 2000 and 2001, and the statement of shareholders' equity for the six months ended April 30, 2001 and related notes thereto are unaudited, but in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of results for these interim periods. The results of operations for the six months ended April 30, 2001 are not necessarily indicative of the results to be expected for the entire fiscal year.


     Cash and Cash Equivalents -- The Cooperative considers cash and cash equivalents to be all highly liquid financial instruments purchased with an original maturity date of three months or less.


     Inventories -- Members' fresh fruit inventories are valued at net realizable value. Other inventories are stated at the lower of cost on a weighted-average basis or market.



     Loans to Growers -- The Cooperative sponsors a grower loan program. The grower loan program generally provides for loans to be advanced to members bearing interest at prime plus 2% and are repayable in a 12-month period. The loans are secured by the members' avocado crops.


     Property, Plant, and Equipment -- Property, plant, and equipment are stated at cost and depreciated over their estimated useful lives, ranging from three to 30 years, using the straight-line method. Leasehold improvements are stated at cost and amortized over the lesser of their estimated useful lives or the term of the lease, using the straight-line method.

     Long-Lived Assets -- The Cooperative accounts for the impairment and disposition of long-lived assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of. In accordance with SFAS No. 121, long-lived assets to be held are reviewed for events or changes in circumstances which indicate that their carrying value may not be recoverable and at least review such assets annually for any impairment. Management has evaluated its long-lived assets, using estimates of undiscounted future cash flows, and has not identified any impairment as of October 31, 2000.

     Investments -- The Cooperative accounts for its investments in debt securities in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Cooperative has classified all of its investment portfolio as "held-to-maturity." In accordance with SFAS No. 115, investments classified as held-to-maturity are carried at amortized cost.

                 CALAVO GROWERS OF CALIFORNIA AND SUBSIDIARIES

     Net Sales -- Sales from processed products are recorded when the product is shipped and title passes. Member and nonmember fresh fruit sales are recorded when both the product is shipped and the market price is known.



     Promotional Allowances -- Calavo provides for promotional allowances, principally rebates, cooperative advertising, and slotting fees, at the time of sale.



     Cash rebates are generally earned by customers upon achievement of volume purchases or by corporate customers for purchases made by affiliated subsidiaries.



     Emerging Issues Task Force (EITF) Issue No. 00-14, Accounting for Certain Sales Incentives, addresses the recognition, measurement, and income statement classification for sales incentives offered voluntarily by a vendor, without charge to the customer, in a single exchange transaction at the point of sale. In addition to providing guidance on when to recognize and how to measure the cost of sales incentive, it requires that incentives in the form of a reduction in or refund of the selling price of a product or services delivered at the time of sale should be classified as a reduction of revenue. Calavo has adopted EITF Issue No. 00-14 for its second quarter ended April 30, 2001. The results for the six months ended April 30, 2000 and annual amounts for each of the three fiscal years in the period ended October 31, 2000, totaling approximately $2.5 million, $5.9 million, $4.2 million, and $3.6 million, have been reclassified to conform to the current presentation.



     Cooperative advertising and slotting fees are presented as marketing and distribution costs in the accompanying financial statements.



     Management believes it can reasonably provide for promotional allowances based on the Cooperative's historical experience in providing these sales incentives.



     Consignment Arrangements -- The Cooperative enters into consignment arrangements with avocado growers located outside of the United States. Although the Cooperative does not take legal title to the avocados, Calavo does assume responsibilities (principally assuming credit risk, inventory loss and delivery risk, and limited pricing risk) that are consistent with acting as a principal in the transaction. Accordingly, the accompanying financial statements include sales and cost of sales from the sale of avocados procured under consignment arrangements.



     Costs and Expenses -- Costs of processing and packing include purchases of nonmember products and products purchased and used in the processing and packing operations. Costs of marketing and distribution include storage, brokerage, promotional allowances, and related costs.



     Advertising Expense -- Advertising costs are expensed when incurred. Such costs in fiscal 1998, 1999, and 2000 were $259,000, $558,000, and $320,000.


     Use of Estimates -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     Income Taxes -- The Cooperative accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. This statement requires the recognition of deferred tax liabilities and assets for the future consequences of events that have been recognized in the Cooperative's consolidated financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and tax bases of the Cooperative's assets and liabilities result in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a

                 CALAVO GROWERS OF CALIFORNIA AND SUBSIDIARIES deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

     Member Avocado Proceeds -- Proceeds from the sale of avocados delivered by members are allocated to members on the basis of their individual shares of the established value of each avocado pool. This "pool basis" of accounting is utilized for the determination of proceeds distributable to members. The difference between net operating proceeds financial basis, as reported in the accompanying financial statement, and net proceeds pool basis (available for distribution), as reported to members, is the increase or decrease in members' fresh fruit inventories between years.


     As approved by the Board of Directors, during the years ended October 31, 1999 and 2000, the Cooperative made distributions of $3,000 and $20,000 in excess of proceeds available. The excess distribution was charged to retained earnings.



     As approved by the Board of Directors, during the year ended October 31, 1997, the Cooperative made distributions of $91,000 in excess of proceeds available. This amount was included in payables to members as a contraliability. During the year ended October 31, 1998, the Cooperative recaptured $91,000 from available proceeds.



     Basic and Dilutive Net Income Per Common Share from Nonmember
Products -- The Cooperative presents "basic" earnings per share (which excludes dilution) and "diluted" earnings per share in accordance with SFAS No. 128, Earnings Per Share. Basic net income per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding. As the nonvoting preferred stock participates in dividends on a basis equivalent to common stock (Note 9), the outstanding preferred shares are included in the weighted-average common shares outstanding. There are no potentially dilutive securities outstanding at October 31, 1998, 1999, and 2000.



     Recent Accounting Pronouncements -- The Cooperative does not presently engage in hedging activities. In addition, the Cooperative has reviewed its agreements and has determined that it has no derivative instruments, nor do any of its agreements contain embedded derivative instruments as of October 31, 2000. Accordingly, the adoption of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, did not have a material impact on the Cooperative's consolidated financial statements on November 1, 2000.


     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements. SAB No. 101 summarizes the staff's view in applying accounting principles generally accepted in the United States of America to revenue recognition in financial statements. The application of SAB No. 101 did not have a material impact on the Cooperative's consolidated financial statements.


     Comprehensive Income -- Comprehensive income is defined as all changes in a company's net assets, except changes resulting from transactions with shareholders. There was no difference between comprehensive income and net income from nonmember products for the fiscal years ended October 31, 1998, 1999, and 2000.


     Reclassifications -- Certain items in the prior period financial statements have been reclassified to conform to the current period presentation.

                 CALAVO GROWERS OF CALIFORNIA AND SUBSIDIARIES

 2. INVENTORIES


                                                      OCTOBER 31,
                                                ------------------------     APRIL 30,
                                                   1999          2000          2001
                                                ----------    ----------    -----------
                                                                            (UNAUDITED)
Member:
  Packaging supplies..........................  $  483,000    $  732,000    $   770,000
  Fresh fruit.................................     989,000       697,000      3,995,000
                                                ----------    ----------    -----------
                                                 1,472,000     1,429,000      4,765,000
Nonmember:
  Fresh fruit, packaging supplies, and
     ingredients..............................   1,220,000     1,431,000      1,575,000
  Finished goods..............................   3,304,000     4,866,000      8,008,000
                                                ----------    ----------    -----------
                                                 4,524,000     6,297,000      9,583,000
                                                ----------    ----------    -----------
                                                $5,996,000    $7,726,000    $14,348,000
                                                ==========    ==========    ===========



     As of October 31, 1999 and 2000 and April 30, 2001 (unaudited), the reserve for obsolescence is approximately $29,000, $29,000, and $5,000.


 3. PROPERTY, PLANT, AND EQUIPMENT


                                                      1999            2000
                                                  ------------    ------------
Land............................................  $  1,177,000    $  1,177,000
Buildings and improvements......................     9,257,000       9,516,000
Leasehold improvements..........................       417,000         165,000
Equipment.......................................    22,089,000      21,887,000
Software........................................       153,000         153,000
Construction in progress........................            --           7,000
                                                  ------------    ------------
                                                    33,093,000      32,905,000
Less accumulated depreciation...................   (23,585,000)    (23,861,000)
                                                  ------------    ------------
                                                  $  9,508,000    $  9,044,000
                                                  ============    ============



 4. INVESTMENTS HELD-TO-MATURITY


     Investments are made in U.S. government bonds bearing interest at 6.2% with a maturity date of August 15, 2005. The interest income generated from the bonds is reinvested in a money market fund. The investments are held in an irrevocable trust to be used solely for the satisfaction of scheduled payments of interest and principal relating to the Industrial Development Revenue Bonds (Note 7).

                                                         1999          2000
                                                      ----------    ----------
Cost................................................  $1,176,000    $1,590,000
                                                      ==========    ==========
Fair value..........................................  $1,164,000    $1,604,000
                                                      ==========    ==========

 5. OTHER ASSETS

     During 1999, the Cooperative established a Grower Development Program whereby the Cooperative may advance funds to new member producers in exchange for the commitment by the new member producer to deliver to the Cooperative a minimum volume of avocados. As of October 31, 2000, the Cooperative has a secured advance of $2,000,000 on a cumulative basis to new members participating in

                 CALAVO GROWERS OF CALIFORNIA AND SUBSIDIARIES the Grower Development Program. Such advances are amortized over the multiyear term of the agreement.

 6. SHORT-TERM BORROWINGS


     The Cooperative maintains short-term borrowing agreements with various banks. Under the terms of the various agreements, the Cooperative is advanced funds for working capital purposes. Total credit available under the combined short-term borrowing agreements was $9,100,000 and $26,500,000 at October 31, 1999 and 2000, with interest at a weighted-average rate of 6.21% and 7.58% at October 31, 1999 and 2000. The Cooperative had outstanding borrowings of $8,400,000 and $8,985,000 as of October 31, 1999 and 2000, under these agreements. The short-term borrowing agreements contain certain financial covenants with which the Cooperative was in compliance at October 31, 1999 and 2000.


 7. LONG-TERM OBLIGATIONS


                                                                 1999          2000
                                                              ----------    ----------
Riverside County Variable Rate Demand Industrial Development
  Revenue Bonds, due in 2005, plus interest at variable
  rates (3.1% and 3.95% at October 31, 1999 and 2000).......  $2,800,000    $2,800,000
Revolving term loans, noncollateralized, payable in variable annual installments through November 2003, plus interest
  at variable rates (6.84% and 8.59% at October 31, 1999 and
  2000).....................................................   2,243,000     1,459,000
Other.......................................................      36,000        62,000
                                                              ----------    ----------
                                                               5,079,000     4,321,000
Less current portion........................................    (748,000)     (501,000)
                                                              ----------    ----------
                                                              $4,331,000    $3,820,000
                                                              ==========    ==========



     The revolving term loans contain certain financial covenants with which the Cooperative was in compliance at October 31, 1999 and 2000.



     The Riverside County Variable Rate Demand Industrial Development Revenue Bonds (the Bonds) are collateralized by property and equipment with a net book value of $1,989,000 at October 31, 2000. The lending agreement contains certain financial covenants with which the Cooperative was in compliance at October 31, 1999 and 2000. As required by the Bond's lending agreement, the Cooperative has posted a $2,800,000 standby letter of credit from a bank, which matures on September 16, 2001 (Note 4).


     At October 31, 2000, annual debt payments are as follows:


                                               REVENUE      REVOLVING
                                                 BOND          LOAN        OTHER       TOTAL
                                              ----------    ----------    -------    ----------
Year ending October 31:
  2001......................................  $       --    $  484,000    $17,000    $  501,000
  2002......................................          --       484,000     18,000       502,000
  2003......................................          --       376,000     17,000       393,000
  2004......................................          --        50,000      5,000        55,000
  2005......................................   2,800,000        65,000      5,000     2,870,000
                                              ----------    ----------    -------    ----------
                                              $2,800,000    $1,459,000    $62,000    $4,321,000
                                              ==========    ==========    =======    ==========

                 CALAVO GROWERS OF CALIFORNIA AND SUBSIDIARIES

 8. EMPLOYEE BENEFIT PLANS


     The Cooperative has a defined contribution retirement plan for salaried employees and makes contributions to a pension plan for hourly employees. Expenses of the plans were $327,000 and $362,000 for the years ended October 31, 1999 and 2000, which are included in general and administrative expenses in the accompanying financial statements.



     The Company sponsors a defined benefit plan for its top executives. Pension expenses totaled $64,000, $54,000, and $27,000 for the years ended October 31, 1998, 1999, and 2000, which are included in general and administrative expenses in the accompanying financial statements.



                                                           1999        2000
                                                         --------    --------
Change in projected benefit obligation:
  Projected benefit obligation at beginning of year....  $495,000    $439,000
  Service cost.........................................    19,000       5,000
  Interest cost........................................    35,000      22,000
  Actuarial loss (gain)................................   (60,000)     19,000
  Benefits paid........................................   (50,000)    (50,000)
                                                         --------    --------
  Projected benefit obligation at end of year..........  $439,000    $435,000
                                                         ========    ========


     The following is a reconciliation of the unfunded status of the plans included in trade accounts payable and accrued expenses.

                                                       1998        1999        2000
                                                     --------    --------    --------
Projected benefit obligation.......................  $495,000    $439,000    $435,000
Unrecognized net gain..............................    65,000     107,000      88,000
                                                     --------    --------    --------
Recorded pension liabilities.......................  $560,000    $546,000    $523,000
                                                     ========    ========    ========

     Significant assumptions used in the determination of pension expense consist of the following:

                                                              1998    1999    2000
                                                              ----    ----    ----
Discount rate on projected benefit obligation...............  6.5%    8.0%    8.0%
Rate of future salary increases.............................  5.0%    5.0%    5.0%

 9. SHAREHOLDERS' EQUITY


     During 1996, the Cooperative's membership (the Members) voted to amend the articles of incorporation and exchange their Revolving Fund Credits (RFCs) for common stock in the Cooperative. Current Members were also given the option to purchase former nonconsenting Member RFCs. These transactions were completed in January 1997, resulting in the conversion of all RFCs to 9,623,000 shares of common stock, net of certain adjustments.



     All Members are required to hold common stock of the Cooperative, and such common stock is considered permanent equity of the Cooperative. Members are allowed to transfer shares between other Members; however, once they cease to be Members, they must sell their shares to other Members or exchange their shares for preferred nonvoting stock. In fiscal year 2000, 47,000 preferred shares were exchanged for common shares. The Cooperative, at its discretion, may redeem any outstanding preferred nonvoting stock at $1 per share. Such preferred nonvoting stock participates in dividends on a basis equivalent to common stock. Members that own preferred shares may convert their shares to common stock on a one-to-one basis. Nonmembers who own preferred stock shall not be entitled to exercise such conversion privilege.

                 CALAVO GROWERS OF CALIFORNIA AND SUBSIDIARIES

     The Board of Directors declared a dividend related to the year ended October 31, 2000, subsequent to fiscal year end (Note 14).


     The Board of Directors approved payments of dividends of $1,648,000 and $1,180,000 for the years ended October 31, 1998 and 1999, from the operations of nonmember products. For the years ended October 31, 1998 and 1999, Calavo stockholders shared in nonmember product dividends in proportion to their ownership in Calavo stock.


10. COMMITMENTS AND CONTINGENCIES

     The Cooperative is committed to cash payments for some of its facilities and certain equipment under noncancelable operating leases expiring at various dates through 2007, as follows:

2001.....................................................  $1,076,000
2002.....................................................   1,040,000
2003.....................................................     873,000
2004.....................................................     750,000
2005.....................................................     496,000
Thereafter...............................................     730,000
                                                           ----------
                                                           $4,965,000
                                                           ==========


     Rental expenses amounted to $1,022,000, $1,242,000, and $1,155,000 for the years ended October 31, 1998, 1999, and 2000.


     Litigation -- The Cooperative is involved in litigation in the ordinary course of business, none of which management believes will have a material adverse impact on the Cooperative.

11. RELATED-PARTY TRANSACTIONS


     Sales of papaya, on behalf of an entity owned by the chairman of the Board of Directors, amounted to $2,624,000, $1,897,000, and $2,062,000 for the years ended October 31, 1998, 1999, and 2000, and $1,915,000 for the six months ended April 30, 2001 (unaudited), resulting in gross profits of $236,000, $200,000, $198,000, and $142,000. Included in trade accounts payable and accrued expenses were $245,000, $285,000, and $235,000 at October 31, 1998, 1999, and 2000, and
$304,000 at April 30, 2001 (unaudited), due to the above entity.


12. INCOME TAXES

     The income tax provision (benefit) consists of the following for the year ended October 31:

                                                     1998        1999          2000
                                                   --------    ---------    ----------
Current:
  Federal........................................  $(36,000)   $ (27,000)   $1,550,000
  State..........................................    33,000       (8,000)      522,000
  Foreign........................................                137,000
                                                   --------    ---------    ----------
     Total current...............................    (3,000)     102,000     2,072,000
Deferred.........................................   733,000     (510,000)       90,000
                                                   --------    ---------    ----------
     Total income tax provision (benefit)........  $730,000    $(408,000)   $2,162,000
                                                   ========    =========    ==========

                 CALAVO GROWERS OF CALIFORNIA AND SUBSIDIARIES

     At October 31, 1999 and 2000, the Cooperative's gross deferred tax assets totaled $868,000 and $537,000, while gross deferred tax liabilities totaled $601,000 and $360,000. Deferred income tax assets and liabilities consist of the tax effects of temporary differences related to the following at October 31:


                                                         1999         2000
                                                       ---------    ---------
Allowance for doubtful accounts......................  $   1,000    $  76,000
Inventories..........................................    225,000      474,000
Deferred state taxes.................................      1,000      (13,000)
Net operating loss carryforwards.....................    640,000
Other................................................      1,000
                                                       ---------    ---------
Current deferred income taxes........................  $ 868,000    $ 537,000
                                                       =========    =========
Property, plant, and equipment.......................  $(641,000)   $(589,000)
Retirement benefits..................................     40,000      229,000
                                                       ---------    ---------
Long-term deferred income taxes......................  $(601,000)   $(360,000)
                                                       =========    =========


     The Cooperative is subject to income taxes for all business activities other than the marketing and distribution of Member products. During the years ended October 31, 1998 and 2000, the Cooperative incurred pretax income of $1,912,000 and $5,715,000. During the year ended October 31, 1999, the Cooperative incurred an operating loss of $1,257,000 for tax purposes.


     The following is a reconciliation (in thousands) of the Cooperative's pretax book income for the years ended October 31:

                                                      1998        1999        2000
                                                    --------    --------    ---------
Operating proceeds and nonmember income before
  income tax provision (benefit)..................  $ 82,441    $ 96,563    $ 112,273
Net proceeds distributed for member fruit.........   (78,597)    (96,090)    (105,367)
Other nonspecific expense allocations.............    (1,932)     (1,730)      (1,191)
                                                    --------    --------    ---------
Pretax income (loss)..............................  $  1,912    $ (1,257)   $   5,715
                                                    ========    ========    =========

     A reconciliation of the significant differences between the federal statutory income tax rate and the effective income tax rate on pretax income
(loss) is as follows:


                                                              1998    1999    2000
                                                              ----    ----    ----
Federal statutory tax at 35%................................   35%     35%     35%
State taxes, net of federal effects.........................    6       4       5
Foreign income taxes in excess of (less than) U.S...........           11      (2)
Benefit of lower federal tax brackets.......................                   (1)
Nondeductible meals and entertainment.......................    1      (2)
Resolution of tax contingency...............................  (14)
Other.......................................................    1
                                                              ---      --      --
                                                               29%     48%     37%
                                                              ===      ==      ==


13. INFORMATION REGARDING THE COOPERATIVE'S OPERATIONS IN DIFFERENT SEGMENTS

     The Cooperative offers for sale a wide range of Member- and nonmember-sourced food products. These products have been separated into three principal segments of business based on the Cooperative's management structure and information used by the president to measure performance and allocate resources. The Member avocado segment includes all operations that involve the distribution of Member

                 CALAVO GROWERS OF CALIFORNIA AND SUBSIDIARIES avocados. The nonmember perishable product segment includes both operations related to distribution of fresh avocados from nonmembers and distribution of other nonavocado fruits. The processed products segment represents all operations related to the purchase, manufacturing, and distribution of processed avocado products. Those costs that can be specifically identified with a particular product line are charged directly to that product line. For the years ended October 31, 1998, 1999, and 2000, marketing and distribution costs and general and administrative expenses were allocated based on five-year average sales dollars. The Cooperative does not allocate specific assets to these segments.



                                                              NONMEMBER
                                                   MEMBER     PERISHABLE    PROCESSED
                                                  AVOCADOS     PRODUCTS     PRODUCTS      TOTAL
                                                  --------    ----------    ---------    --------
                                                     (ALL AMOUNTS ARE PRESENTED IN THOUSANDS)
YEAR ENDED OCTOBER 31, 1998
Net sales.......................................  $ 95,065     $28,019       $25,557     $148,641
Costs and expenses:
  Processing, packing, and cost of nonmember
     fruit......................................     9,404      24,774        14,591       48,769
  Marketing and distribution....................     3,094         773         7,012       10,879
  Freight and handling..........................     1,281       2,120         1,220        4,621
  General and administrative....................     2,431         363           781        3,575
                                                  --------     -------       -------     --------
     Total costs and expenses...................    16,210      28,030        23,604       67,844
                                                  --------     -------       -------     --------
Operating proceeds and nonmember operating
  income (loss).................................    78,855         (11)        1,953       80,797
Gain on sale of facility........................     1,575                                  1,575
Interest (expense) income, net..................       (25)          9           (39)         (55)
Other income....................................       230                                    230
Decrease in members' fresh fruit inventories....      (106)                                  (106)
                                                  --------     -------       -------     --------
Operating proceeds and nonmember income before
  income tax provision (benefit)................    80,529          (2)        1,914       82,441
Income tax provision (benefit)..................       466        (424)          688          730
                                                  --------     -------       -------     --------
Net proceeds available for distribution and
  nonmember net income..........................    80,063         422         1,226       81,711
Net proceeds distributed for member fruit.......   (78,597)                               (78,597)
Receivable from Members due to distributions in
  excess of available proceeds..................       (91)                                   (91)
Appropriation for capital expenditures..........    (1,375)                                (1,375)
                                                  --------     -------       -------     --------
Net income from nonmember products..............  $     --     $   422       $ 1,226     $  1,648
                                                  ========     =======       =======     ========

                 CALAVO GROWERS OF CALIFORNIA AND SUBSIDIARIES

                                                               NONMEMBER
                                                    MEMBER     PERISHABLE    PROCESSED
                                                   AVOCADOS     PRODUCTS     PRODUCTS      TOTAL
                                                   --------    ----------    ---------    --------
                                                      (ALL AMOUNTS ARE PRESENTED IN THOUSANDS)
YEAR ENDED OCTOBER 31, 1999
Net sales........................................  $111,385     $40,175       $25,743     $177,303
Costs and expenses:
  Processing, packing, and cost of nonmember
     fruit.......................................     8,464      37,506        16,184       62,154
  Marketing and distribution.....................     3,168         590         5,766        9,524
  Freight and handling...........................     1,063       2,640         1,189        4,892
  General and administrative.....................     3,353         505           818        4,676
                                                   --------     -------       -------     --------
     Total costs and expenses....................    16,048      41,241        23,957       81,246
                                                   --------     -------       -------     --------
Operating proceeds and nonmember operating income
  (loss).........................................    95,337      (1,066)        1,786       96,057
Interest expense, net............................       (96)       (131)          (92)        (319)
Other income.....................................       129                                    129
Increase in members' fresh fruit inventories.....       696                                    696
                                                   --------     -------       -------     --------
Operating proceeds and nonmember income before
  income tax (benefit) provision.................    96,066      (1,197)        1,694       96,563
Income tax (benefit) provision...................       (21)       (700)          313         (408)
                                                   --------     -------       -------     --------
Net proceeds available for distribution and
  nonmember net income...........................    96,087        (497)        1,381       96,971
Net proceeds distributed for member fruit........   (96,090)                               (96,090)
Excess distribution to members...................         3                                      3
                                                   --------     -------       -------     --------
Net income (loss) from nonmember products........  $     --     $  (497)      $ 1,381     $    884
                                                   ========     =======       =======     ========

                 CALAVO GROWERS OF CALIFORNIA AND SUBSIDIARIES

                                                               NONMEMBER
                                                    MEMBER     PERISHABLE    PROCESSED
                                                   AVOCADOS     PRODUCTS     PRODUCTS      TOTAL
                                                   --------    ----------    ---------    --------
                                                      (ALL AMOUNTS ARE PRESENTED IN THOUSANDS)
SIX MONTHS ENDED APRIL 30, 2000
(UNAUDITED)
Net sales........................................  $ 52,310     $27,630       $13,352     $ 93,292
Costs and expenses:
  Processing, packing, and cost of nonmember
     fruit.......................................     4,225      23,890         7,208       35,323
  Marketing and distribution.....................       975         788         1,921        3,684
  Freight and handling...........................       696       1,480         1,152        3,328
  General and administrative.....................     1,823         342           546        2,711
                                                   --------     -------       -------     --------
     Total costs and expenses....................     7,719      26,500        10,827       45,046
                                                   --------     -------       -------     --------
Operating proceeds and nonmember operating
  income.........................................    44,591       1,130         2,525       48,246
Interest income (expense), net...................         5         (94)         (171)        (260)
Other income.....................................        93          37            20          150
Increase in members' fresh fruit inventories.....     2,783                                  2,783
                                                   --------     -------       -------     --------
Operating proceeds and nonmember income before
  income tax provision...........................    47,472       1,073         2,374       50,919
Income tax provision.............................         1         308           791        1,100
                                                   --------     -------       -------     --------
Net proceeds available for distribution and
  nonmember net income...........................    47,471         765         1,583       49,819
Net proceeds distributed for member fruit........   (47,634)                               (47,634)
Excess distribution to members...................       163                                    163
                                                   --------     -------       -------     --------
Net income from nonmember products...............  $     --     $   765       $ 1,583     $  2,348
                                                   ========     =======       =======     ========

                 CALAVO GROWERS OF CALIFORNIA AND SUBSIDIARIES

                                                             NONMEMBER
                                                 MEMBER      PERISHABLE    PROCESSED
                                                AVOCADOS      PRODUCTS     PRODUCTS       TOTAL
                                                ---------    ----------    ---------    ---------
                                                    (ALL AMOUNTS ARE PRESENTED IN THOUSANDS)
YEAR ENDED OCTOBER 31, 2000
Net sales.....................................  $ 123,459     $69,286       $27,238     $ 219,983
Costs and expenses:
  Processing, packing, and cost of nonmember
     fruit....................................      9,689      61,212        14,795        85,696
  Marketing and distribution..................      2,296       1,295         5,072         8,663
  Freight and handling........................      1,759       3,138         1,637         6,534
  General and administrative..................      4,219         746         1,367         6,332
                                                ---------     -------       -------     ---------
     Total costs and expenses.................     17,963      66,391        22,871       107,225
                                                ---------     -------       -------     ---------
Operating proceeds and nonmember operating
  income......................................    105,496       2,895         4,367       112,758
Interest income (expense), net................         54        (175)         (289)         (410)
Other income..................................        109          60            48           217
Decrease in members' fresh fruit
  inventories.................................       (292)                                   (292)
                                                ---------     -------       -------     ---------
Operating proceeds and nonmember income before
  income tax provision........................    105,367       2,780         4,126       112,273
Income tax provision..........................         20         671         1,471         2,162
                                                ---------     -------       -------     ---------
Net proceeds available for distribution and
  nonmember net income........................    105,347       2,109         2,655       110,111
Net proceeds distributed for member fruit.....   (105,367)                               (105,367)
Excess distribution to members................         20                                      20
                                                ---------     -------       -------     ---------
Net income from nonmember products............  $      --     $ 2,109       $ 2,655     $   4,764
                                                =========     =======       =======     =========

                 CALAVO GROWERS OF CALIFORNIA AND SUBSIDIARIES

                                                              NONMEMBER
                                                   MEMBER     PERISHABLE    PROCESSED
                                                  AVOCADOS     PRODUCTS     PRODUCTS      TOTAL
                                                  --------    ----------    ---------    --------
                                                     (ALL AMOUNTS ARE PRESENTED IN THOUSANDS)
SIX MONTHS ENDED APRIL 30, 2001
(UNAUDITED)
Net sales.......................................  $ 44,623     $34,934       $12,157     $ 91,714
Costs and expenses:
  Processing, packing, and cost of nonmember
     fruit......................................     5,304      32,099         7,331       44,734
  Marketing and distribution....................     1,024         631         1,559        3,214
  Freight and handling..........................     1,242       1,558         1,488        4,288
  General and administrative....................     1,837         640           484        2,961
                                                  --------     -------       -------     --------
     Total costs and expenses...................     9,407      34,928        10,862       55,197
                                                  --------     -------       -------     --------
Operating proceeds and nonmember operating
  income........................................    35,216           6         1,295       36,517
Interest income (expense), net..................        49        (111)         (224)        (286)
Other income....................................       120          60            28          208
Increase in members' fresh fruit inventories....     3,298                                  3,298
                                                  --------     -------       -------     --------
Operating proceeds and nonmember income (loss)
  before income tax provision (benefit).........    38,683         (45)        1,099       39,737
Income tax provision (benefit)..................                  (105)          425          320
                                                  --------     -------       -------     --------
Net proceeds available for distribution and
  nonmember net income..........................    38,683          60           674       39,417
Net proceeds distributed for member fruit.......   (38,369)                               (38,369)
Receivable from Members due to distributions in
  excess of available proceeds..................      (314)                                  (314)
                                                  --------     -------       -------     --------
Net income from nonmember products..............  $     --     $    60       $   674     $    734
                                                  ========     =======       =======     ========


     Long-lived assets attributed to geographic areas as of October 31 are as follows:


                                               UNITED STATES      MEXICO      CONSOLIDATED
                                               -------------    ----------    ------------
1999.........................................   $ 9,761,000     $2,494,000    $12,255,000
2000.........................................   $10,358,000     $2,328,000    $12,686,000

                 CALAVO GROWERS OF CALIFORNIA AND SUBSIDIARIES

     The following table sets forth sales by product category for each year ended October 31.


                                                               1998        1999        2000
                                                             --------    --------    --------
                                                                      (IN THOUSANDS)
California avocados -- members.............................  $ 91,461    $107,357    $117,878
California avocados -- nonmembers..........................                 3,405      23,057
Chilean avocados...........................................    13,531      18,355      20,538
Mexican avocados...........................................     6,828      11,240      13,802
New Zealand avocados.......................................                 1,273       3,672
Miscellaneous purchased avocados...........................     1,290       1,154       1,094
Papayas....................................................     2,624       1,981       2,061
Mangos.....................................................     1,150           4
Others.....................................................        71
Processed -- food service..................................    20,363      21,261      27,225
Processed -- retail and club...............................     8,351       8,375       5,519
Processed -- miscellaneous.................................        10
                                                             --------    --------    --------
Total fruit and product sales..............................   145,679     174,405     214,846
Freight and other charges..................................     6,515       7,075      11,023
                                                             --------    --------    --------
Total sales................................................   152,194     181,480     225,869
Less sales incentives......................................    (3,553)     (4,177)     (5,886)
                                                             --------    --------    --------
Net sales..................................................  $148,641    $177,303    $219,983
                                                             ========    ========    ========



14. SUBSEQUENT EVENTS



     In December 2000, the Company declared a dividend in the amount of approximately $4,973,000, which was paid in January 2001.


     On February 20, 2001, the Board of Directors unanimously voted to recommend to the Cooperative's shareholders to convert from a California nonprofit cooperative association into a California for-profit corporation called Calavo Growers, Inc. (the Company). To accomplish the conversion, if approved, the Cooperative will merge into the Company and all outstanding common and preferred shares of the Cooperative will be exchanged for common stock of the Company.


                                     * * * * * *

                                                                      APPENDIX A

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     This Agreement and Plan of Merger and Reorganization (the "AGREEMENT") is entered into as of February 20, 2001 between Calavo Growers of California ("CALAVO"), a nonprofit cooperative association that is organized under the California Food and Agricultural Code, and Calavo Growers, Inc. ("NEW CALAVO"), a corporation that is organized under the California General Corporation Law (the "CALIFORNIA CORPORATION LAW").

                                    RECITALS

     A. Calavo's Board of Directors has determined that it is in the best interests of Calavo and its shareholders to convert Calavo into a corporation that is organized under and governed by the California Corporation Law. New Calavo is a wholly owned subsidiary of Calavo, and Calavo has approved this Agreement as the sole shareholder of New Calavo.

     B. The Boards of Directors of Calavo and New Calavo have approved this Agreement and intend that this Agreement shall constitute a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1968, as amended. Pursuant to this Agreement, Calavo shall be merged into New Calavo, and New Calavo shall continue as the surviving corporation.

     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Calavo and New Calavo hereby agree as follows:

     1. THE MERGER. At the Effective Time (as defined below), Calavo shall be merged into New Calavo (the "MERGER") upon the terms and conditions described in this Agreement and in accordance with the California Corporation Law. The Merger shall become effective on such date and at such time (jointly referred to herein as the "EFFECTIVE TIME") as a short-form agreement of merger substantially in the form of Exhibit A attached hereto and incorporated herein, together with all officers' certificates that are required under the California Corporation Law, are filed by Calavo and New Calavo with the California Secretary of State pursuant to the California Corporation Law as promptly as practicable after the satisfaction or waiver (where permissible) of the closing conditions that are described below in Section 6.

     2. EFFECT OF THE MERGER. At the Effective Time, the separate existence of Calavo shall terminate, and New Calavo shall continue as the surviving corporation. The Merger shall have the effect prescribed by the California Corporation Law. Without limiting the generality of the preceding sentence, at the Effective Time New Calavo automatically shall succeed to all of the rights and properties of Calavo and shall be subject to all of the debts and liabilities of Calavo in the same manner as if New Calavo had itself incurred them.

     3. ARTICLES OF INCORPORATION AND BYLAWS OF NEW CALAVO. The Articles of Incorporation and Bylaws of New Calavo that are in effect immediately prior to the Effective Time shall remain in effect after the Merger unless and until they are subsequently amended as provided by applicable law.

     4. OFFICERS AND DIRECTORS. Each officer and director of New Calavo shall continue to hold office after the Merger until his or her successor is duly elected or until his or her earlier death, resignation or removal.

     5. CONVERSION OF SHARES. At the Effective Time:

          (a) Each share of the preferred stock and common stock of Calavo that is outstanding immediately prior to the Effective Time automatically shall be converted into one share of the common stock of New Calavo without the necessity for further action on the part of the holder of such share; and

          (b) Each share of the common stock of New Calavo that is outstanding immediately prior to the Effective Time shall be cancelled without payment of any consideration therefor.

     6. CLOSING CONDITIONS. The Merger shall occur as promptly as practicable after the satisfaction of each of the following conditions, provided, however, that any of the following conditions may be waived by a writing executed by Calavo and New Calavo if and to the extent that such waiver is permitted by applicable law:

          (a) This Agreement and the transactions contemplated hereby shall have been approved by Calavo's shareholders;

          (b) The Registration Statement on Form S-4 that has been filed with the Securities and Exchange Commission regarding the shares of common stock that New Calavo will issue in the Merger shall have become effective and shall not be subject to any stop order suspending its effectiveness or to any proceeding seeking a stop order;

          (c) All permits, consents and approvals that are required from the California Department of Corporations and other applicable state securities regulatory authorities regarding the offer and sale of New Calavo common stock in the Merger shall have been obtained;

          (d) Calavo shall have obtained all necessary consents to the Merger from its lenders and any other parties whose consents are required under contracts to which Calavo is a party; and

          (e) There shall not be in effect any judgment, regulation, order or injunction of any court or governmental authority that prohibits the Merger.

     7. FURTHER ASSURANCES. Calavo and New Calavo shall take such further actions and execute such further documents as may be necessary or advisable in order to carry out the terms of this Agreement.

     8. AMENDMENT AND TERMINATION. This Agreement (including Exhibit A hereto) may be amended by a writing executed by Calavo and New Calavo at any time prior to the Effective Time. However, after the approval of Calavo's shareholders has been obtained, no amendment of this Agreement that changes its principal terms may be made without the further approval of such shareholders. This Agreement may be terminated by action of the Board of Directors of Calavo at any time prior to the Effective Time, whether before or after shareholder approval has been obtained.

     9. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which shall constitute one and the same instrument.

     10. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California without giving effect to the conflict of law principles of such state.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                          CALAVO GROWERS OF CALIFORNIA

                                          By:       /s/ LECIL E. COLE
                                            ------------------------------------
                                                       Lecil E. Cole
                                             Chairman, Chief Executive Officer
                                                        and President

                                          By:    /s/ EGIDIO CARBONE, JR.
                                            ------------------------------------
                                                    Egidio Carbone, Jr.
                                                Vice President, Finance and
                                                     Corporate Secretary

                                          CALAVO GROWERS, INC.

                                          By:       /s/ LECIL E. COLE
                                            ------------------------------------
                                                       Lecil E. Cole
                                             Chairman, Chief Executive Officer
                                                        and President

                                          By:    /s/ EGIDIO CARBONE, JR.
                                            ------------------------------------
                                                    Egidio Carbone, Jr.
                                                Vice President, Finance and
                                                     Corporate Secretary

                                   EXHIBIT A

                              AGREEMENT OF MERGER

     This Agreement of Merger (the "AGREEMENT") is entered into as of February 20, 2001 between Calavo Growers of California, a nonprofit cooperative association that is organized under the California Food and Agricultural Code (the "MERGING CORPORATION"), and Calavo Growers, Inc., a corporation that is organized under the California General Corporation Law (the "SURVIVING CORPORATION").

     1. The Merging Corporation shall be merged into the Surviving Corporation. The effect of the merger and the effective time of the merger are as prescribed by applicable law.

     2. At the effective time of the merger, (i) each outstanding share of the preferred stock and common stock of the Merging Corporation shall be converted into one share of the common stock of the Surviving Corporation, and (ii) each outstanding share of the stock of the Surviving Corporation shall be cancelled without payment of any consideration therefor.

     3. The Articles of Incorporation and Bylaws of the Surviving Corporation that are in effect immediately prior to the effective time of the merger shall remain in effect after the merger unless and until they are subsequently amended as provided by applicable law.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

                                          CALAVO GROWERS OF CALIFORNIA

                                          By:       /s/ LECIL E. COLE
                                            ------------------------------------
                                                       Lecil E. Cole
                                             Chairman, Chief Executive Officer
                                                        and President

                                          By:    /s/ EGIDIO CARBONE, JR.
                                            ------------------------------------
                                                    Egidio Carbone, Jr.
                                                         Secretary

                                          CALAVO GROWERS, INC.

                                          By:       /s/ LECIL E. COLE
                                            ------------------------------------
                                                       Lecil E. Cole
                                             Chairman, Chief Executive Officer
                                                        and President

                                          By:    /s/ EGIDIO CARBONE, JR.
                                            ------------------------------------
                                                    Egidio Carbone, Jr.
                                                         Secretary

                                                                      APPENDIX B

                           ARTICLES OF INCORPORATION
                                       OF
                              CALAVO GROWERS, INC.

                                   ARTICLE I

     The name of this corporation is Calavo Growers, Inc. (the "CORPORATION").

                                   ARTICLE II

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  ARTICLE III

     The name and address in the State of California of the Corporation's initial agent for service of process is: Egidio Carbone; 2530 Red Hill Avenue; Santa Ana, California 92705-5542.

                                   ARTICLE IV

     The Corporation is authorized to issue only one class of stock, which shall be designated common stock with a par value of $0.001 per share. The total number of shares that the Corporation is authorized to issue is One Hundred Million (100,000,000).

                                   ARTICLE V

     (a) The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     (b) The Corporation is authorized to provide indemnification of its agents (as such term is defined in Section 317 of the California Corporations Code), whether by bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, to the fullest extent permissible under California law.

     (c) Any amendment of this Article V shall not adversely affect any right or protection of an agent of the Corporation existing at the time of such amendment.

                                   ARTICLE VI

     Each of the following actions shall require the approval of at least seventy-five percent (75%) of the authorized number of directors that is set forth or established in accordance with the Corporation's Bylaws:

          (a) The issuance by the Corporation of any shares of stock or of any options, warrants or other rights to acquire shares of stock;

          (b) The amendment of these Articles of Incorporation, provided, however, that any approval of the Corporation's shareholders that is required by applicable law shall also be obtained in order for such amendment to be effective; or

          (c) The adoption, amendment or repeal by the Corporation's Board of Directors of any Bylaws, provided, however, that the Corporation's shareholders shall also be entitled to adopt, amend or repeal Bylaws by the affirmative vote or written consent of a majority of the outstanding shares entitled to vote.

Dated: January 4, 2001                             /s/ MARC L. BROWN
                                          --------------------------------------
                                                      Marc L. Brown,
                                                       Incorporator

                                                                      APPENDIX C


                          AMENDED AND RESTATED BYLAWS



                                       OF


                             CALAVO GROWERS, INC.,
                            A CALIFORNIA CORPORATION

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
ARTICLE I -- OFFICES........................................   C-1
  Section 1.01 Principal Office.............................   C-1
  Section 1.02 Other Offices................................   C-1
ARTICLE II -- MEETINGS OF SHAREHOLDERS......................   C-1
  Section 2.01 Place of Meetings............................   C-1
  Section 2.02 Annual Meetings..............................   C-1
  Section 2.03 Special Meetings.............................   C-1
  Section 2.04 Adjourned Meetings and Notice Thereof........   C-2
  Section 2.05 Entry of Notice of Delivery..................   C-2
  Section 2.06 Voting by Shareholders; Director Nominations;
               Cumulative Voting for Directors..............   C-2
  Section 2.07 Quorum.......................................   C-3
  Section 2.08 Consent of Absentees.........................   C-3
  Section 2.09 Action Without Meeting.......................   C-3
  Section 2.10 Proxies......................................   C-4
  Section 2.11 Districts....................................   C-4
ARTICLE III -- DIRECTORS....................................   C-4
  Section 3.01 Powers; Committees of Directors, Including
               Executive Committee and Nominating
               Committee....................................   C-4
  Section 3.02 Number and Qualifications of Directors.......   C-5
  Section 3.03 Election and Term of Office; Removal of
     Directors..............................................   C-6
  Section 3.04 Vacancies....................................   C-6
  Section 3.05 Place of Meeting.............................   C-7
  Section 3.06 Organizational Meeting.......................   C-7
  Section 3.07 Other Regular Meetings.......................   C-7
  Section 3.08 Special Meetings.............................   C-7
  Section 3.09 Notice of Adjournment........................   C-7
  Section 3.10 Entry of Notice..............................   C-8
  Section 3.11 Waiver of Notice.............................   C-8
  Section 3.12 Quorum.......................................   C-8
  Section 3.13 Adjournment..................................   C-8
  Section 3.14 Action Without Meeting.......................   C-8
  Section 3.15 Fees and Compensation........................   C-8
ARTICLE IV -- OFFICERS......................................   C-8
  Section 4.01 Officers.....................................   C-8
  Section 4.02 Appointment..................................   C-9
  Section 4.03 Subordinate Officers.........................   C-9
  Section 4.04 Removal and Resignation......................   C-9
  Section 4.05 Vacancies....................................   C-9
  Section 4.06 Chairman of the Board........................   C-9
  Section 4.07 Chief Executive Officer......................   C-9
  Section 4.08 President....................................   C-9
  Section 4.09 Vice President...............................   C-9
  Section 4.10 Secretary....................................   C-9
  Section 4.11 Chief Financial Officer......................  C-10

                                                              PAGE
                                                              ----
ARTICLE V -- MISCELLANEOUS..................................  C-10
  Section 5.01 Record Date..................................  C-10
  Section 5.02 Inspection of Corporate Records..............  C-10
  Section 5.03 Checks, Drafts and Notes.....................  C-11
  Section 5.04 Seal.........................................  C-11
  Section 5.05 Financial Reports............................  C-11
  Section 5.06 Execution of Documents.......................  C-11
  Section 5.07 Certificates of Stock........................  C-12
  Section 5.08 Representation of Shares of Other
     Corporations...........................................  C-12
  Section 5.09 Inspection of Bylaws.........................  C-12
ARTICLE VI -- RESTRICTIONS ON TRANSFER OF SHARES............  C-12
  Section 6.01 Corporation's Right of First Refusal.........  C-12
  Section 6.02 Notice to the Corporation of the Proposed
     Transfer...............................................  C-13
  Section 6.03 Purchase of Shares by the Corporation........  C-13
  Section 6.04 Purchase Terms...............................  C-13
  Section 6.05 Closing of the Purchase......................  C-14
  Section 6.06 Transfer of Shares to the Proposed
     Transferee.............................................  C-14
  Section 6.07 Transfers Not Subject to the Right of First
     Refusal................................................  C-14
  Section 6.08 Transfers of Shares in Violation of the
     Bylaws.................................................  C-15
  Section 6.09 Legends on Certificates......................  C-15
  Section 6.10 Termination of the Right of First Refusal....  C-15
ARTICLE VII -- INDEMNIFICATION..............................  C-15
  Section 7.01 Indemnification of Directors.................  C-15
  Section 7.02 Indemnification of Officers, Employees and
     Other Agents...........................................  C-15
  Section 7.03 Advance of Expenses..........................  C-16
  Section 7.04 Indemnification Not Exclusive................  C-16
  Section 7.05 Insurance....................................  C-16
  Section 7.06 Conflicts....................................  C-16
  Section 7.07 Indemnification Agreements...................  C-16
  Section 7.08 Amendment, Repeal or Modification............  C-16
ARTICLE VIII -- AMENDMENTS..................................  C-16
  Section 8.01 Power of Shareholders........................  C-16
  Section 8.02 Power of Directors...........................  C-17

                          AMENDED AND RESTATED BYLAWS

                                       OF
                              CALAVO GROWERS, INC.

                              ARTICLE I -- OFFICES

     SECTION 1.01 PRINCIPAL OFFICE. The principal executive office of Calavo Growers, Inc. (the "CORPORATION") is hereby fixed and located at 2530 Red Hill Avenue, Santa Ana, California. The Board of Directors is hereby granted full power and authority to change said principal office from one location to another at any place or places where the Corporation is qualified to do business.

     SECTION 1.02 OTHER OFFICES. Branch or subordinate offices may at any time be established by the Board of Directors at any place or places where the Corporation is qualified to do business.

                     ARTICLE II -- MEETINGS OF SHAREHOLDERS

     SECTION 2.01 PLACE OF MEETINGS. All meetings of shareholders shall be held either at the principal executive office or at any other place within or without the State of California which may be designated by the Board of Directors or by the shareholders by obtaining written consent of all the persons entitled to vote thereat.

     SECTION 2.02 ANNUAL MEETINGS. An annual meeting of shareholders shall be held each year on a date and at a time designated by the Board of Directors.

     Notice of each annual meeting shall be given to each shareholder entitled to vote thereat, either personally or by first-class mail or other means of written communication, charges prepaid, addressed to such shareholder at the address appearing on the books of the Corporation for such shareholder or given by such shareholder to the Corporation for the purpose of notice. If no such address appears or is given, notice shall be deemed to have been given such shareholder if sent by mail or other means of written communication addressed to the place where the principal executive office of the Corporation is situated, or if published at least once in some newspaper of general circulation in the county in which said office is located.

     All such notices shall be delivered personally, or deposited in the mail or sent by other means of written communication, to each shareholder entitled to vote thereat, not less than ten (10) nor more than sixty (60) days before such annual meeting, and shall specify the place, date and hour of such meeting and those matters which the Board of Directors, at the time of the giving of such notice, intends to present for action by the shareholders, including the names of nominees intended at the time of such notice to be presented by the Board of Directors for election to the Board of Directors. Such notice shall also state the general nature of the business or proposal to be considered or acted upon at such meeting before action may be taken at such meeting on:


          (a) A proposal to approve a contract or other transaction between the Corporation and one (1) or more directors or any corporation, firm or association in which one or more directors has a material financial interest;


          (b) A proposal to amend the Articles of Incorporation;

          (c) A proposal to approve a reorganization of the Corporation;

          (d) A proposal to wind up and dissolve the Corporation; or

          (e) A proposal to approve a plan of distribution of the shares, obligations or securities of any other corporation, or assets other than money, which is not in accordance with the liquidation rights of any preferred shares as specified in the Articles of Incorporation, in the process of the winding up of the Corporation.

     SECTION 2.03 SPECIAL MEETINGS. Special meetings of the shareholders, for any purpose or purposes whatsoever, may be called at any time by the Chairman of the Board, the President, the Board of

Directors or by one or more shareholders entitled to cast not less than ten percent (10%) of the votes at the meeting. Upon request in writing to the Chairman of the Board, the President, any Vice President or the Secretary by any person, other than the Board of Directors, entitled to call a special meeting of shareholders, such officer shall cause notice to be given forthwith, but in no event later than twenty (20) days after receipt of the request, that a meeting will be held at the time requested by the person or persons calling the meeting, which time shall be not less than thirty-five (35) and not more than sixty (60) days after receipt of the request. Except in special cases where other express provision is made by statute and as set forth herein, notice of such special meetings shall be given in the same manner as for annual meetings of shareholders. Notices of any special meeting shall specify, in addition to the place, date and hour of such meeting, the general nature of the business to be transacted.


     SECTION 2.04 ADJOURNED MEETINGS AND NOTICE THEREOF. Any shareholders' meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time by a vote of a majority of the shares, the holders of which are either present in person or by proxy thereat, but in the absence of a quorum, no other business may be transacted at any such meeting except as provided in Section 2.07 of this Article.

     When any shareholders' meeting, either annual or special, is adjourned for forty-five (45) days or less, the time and place of the adjourned meeting shall be announced at the meeting at which the adjournment is taken. When any shareholders' meeting, either annual or special, is adjourned for more than forty-five (45) days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the adjourned meeting as in the case of an original meeting. Except as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting, and at the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting.

     SECTION 2.05 ENTRY OF NOTICE OF DELIVERY. An affidavit executed by the Secretary, any Assistant Secretary or any transfer agent to the effect that any notice or report required to be given to a shareholder by law or these Bylaws was duly given to such shareholder shall be sufficient evidence that such notice or report was duly given to such shareholder. If any notice or report addressed to a shareholder at the address of such shareholder appearing on the books of the Corporation is returned to the Corporation by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver the notice or report to the shareholder at such address, all future notices or reports shall be deemed to have been duly given without further mailing if the same shall be available for the shareholder upon written demand of the shareholder at the principal executive office of the Corporation for a period of one (1) year from the date of the giving of the notice or report to all other shareholders.

     SECTION 2.06 VOTING BY SHAREHOLDERS; DIRECTOR NOMINATIONS; CUMULATIVE VOTING FOR DIRECTORS. Except as otherwise provided in the Articles of Incorporation and in this Section, at all meetings of shareholders every shareholder entitled to vote shall have the right to vote in person or by proxy the number of shares standing in his or her name on the stock records of the Corporation. Such vote may be given by viva voce or by ballot; provided, however, that all elections for directors shall be by ballot upon demand made by a shareholder at any election and before the voting begins.

     Nominations of persons for election to the Board of Directors may be made at, or in advance of, each meeting of shareholders at which directors are to be elected (i) by or at the direction of the incumbent Board of Directors and (ii) by any shareholder of the Corporation who is entitled to vote at the meeting in the election of directors by submitting the name of such candidate or candidates in writing to the Secretary of the Corporation. Each director nominee must satisfy the qualification requirements that are described in Section 3.02 of these Bylaws, and all solicitations of proxies to be used in connection with the election of directors must satisfy applicable federal and state securities laws and regulations and other applicable laws and regulations.

     At each election of directors of the Corporation, if the candidate's name or candidates' names have been placed in nomination prior to the voting, each shareholder entitled to vote shall have the right to cast as many votes as shall equal the number of votes to which his or her shares are normally entitled multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate or may distribute them among some or all of the candidates as he or she sees fit. The candidates receiving the highest number of affirmative votes up to the number of directors to be elected shall be elected; provided, however, that such candidates must satisfy the qualification requirements for directors that are described in Section 3.02 of these Bylaws.

     The affirmative vote of the majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) shall be the act of the shareholders, unless the vote of a greater number is required by law or by the Articles of Incorporation or these Bylaws, and except as set forth in Section 2.07 of this Article and at elections of directors as set forth in this Section.

     SECTION 2.07 QUORUM. The presence in person or by proxy of the holders of a majority of the shares entitled to vote at any meeting shall constitute a quorum for the transaction of business. The shareholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum, if any action taken, other than adjournment, is approved by at least a majority of the shares required to constitute a quorum.

     SECTION 2.08 CONSENT OF ABSENTEES. The proceedings and transactions of any meeting of shareholders, either annual or special, however called and noticed and wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present either in person or by proxy and if, either before or after the meeting, each of the persons entitled to vote, not present in person or by proxy, signs a written waiver of notice, a consent to the holding of such meeting or an approval of the minutes thereof. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of shareholders need be specified in any written waiver of notice, consent to the holding of the meeting or approval of the minutes thereof unless otherwise provided in the Articles of Incorporation or these Bylaws, except for the matters referred to in subparagraphs (a) through (e) of Section 2.02 of this Article. All such waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

     Attendance of a person at a meeting shall constitute a waiver of notice of and presence at such meeting, except when the person objects at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened, and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters required by law to be included in the notice but not so included, if such objection is expressly made at the meeting.

     SECTION 2.09 ACTION WITHOUT MEETING. Any action which may be taken at any annual or special meeting of the shareholders may be taken without a meeting and without prior notice, if authorized by a written consent setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and filed with the Secretary of the Corporation; provided, however, that directors may not be elected by written consent except by unanimous written consent of all shares entitled to vote for the election of directors, except that a vacancy on the Board of Directors (other than a vacancy created by removal of a director) not filled by the Board of Directors may be filled by the written consent of a majority of the outstanding shares entitled to vote. Any shareholder giving a written consent, such shareholder's proxyholders, a transferee of the shares or a personal representative of such shareholder or their respective proxyholders, may revoke any such consent by a writing received by the Corporation prior to the time that written consents of the number of shares required to authorize the proposed action have been filed with the Secretary of the Corporation, but may not do so thereafter. Such revocation shall be effective upon its receipt by the Secretary of the Corporation.

     Unless the consents of all shareholders entitled to vote have been solicited in writing and have been received, prompt notice shall be given, in the same manner as for annual meetings of shareholders except as set forth in this Section, to those shareholders entitled to vote who have not consented in writing, of the taking of any corporate action approved by shareholders without a meeting. Such notice shall be given at least ten (10) days before the consummation of the action authorized by such approval with respect to the following:

          (a) Approval of any transaction referred to in subparagraph (a), (c) or (e) of Section 2.02 of this Article; or

          (b) Approval required by law of the indemnification of any person.

     SECTION 2.10 PROXIES. Every person entitled to vote or execute consents shall have the right to do so either in person or by an agent or agents authorized by a written proxy executed by such person or his or her duly authorized agent; provided, however, that no such proxy shall be valid after the expiration of eleven (11) months from the date of its execution unless otherwise provided in the proxy.

     SECTION 2.11 DISTRICTS. For purposes of administering the Corporation, the Board of Directors may divide the territory in which the Corporation has shareholders into two (2) or more districts. The number of such districts may correspond to the authorized number of directors of the Corporation. The boundaries and number of the districts shall be determined by the Board of Directors, which shall have authority to revise and redefine the number and boundaries of the districts from time to time. If the Board of Directors establishes such districts, it shall assign each shareholder to a district based upon the district in which the shareholder (if a grower) has the largest acreage or production and on other factors deemed relevant by the Board of Directors.

     The Board of Directors may establish policies and procedures for informational meetings of the members of the various districts that shall be held from time to time. However, any such meetings are not intended to function as a substitute for the annual and special meetings of the Corporation's shareholders that are discussed in these Bylaws. Furthermore, voting for directors shall not be conducted on a district basis but shall instead be conducted in the manner described in the preceding sections of this Article II. In each such election, each shareholder shall be entitled to cast votes for the number of directors that are to be elected and shall not be limited to voting only for directors from his or her district.

     The determinations of the Board of Directors on all matters relating to the Corporation's districts shall be final, binding and conclusive on all persons.


                            ARTICLE III -- DIRECTORS


     SECTION 3.01 POWERS; COMMITTEES OF DIRECTORS, INCLUDING EXECUTIVE COMMITTEE AND NOMINATING COMMITTEE. Subject to limitations of the Articles of Incorporation, of these Bylaws and of the California General Corporation Law as to action to be authorized or approved by the shareholders or by the outstanding shares, and subject to the duties of directors as prescribed by these Bylaws, the business and affairs of the Corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board of Directors. Without prejudice to such general powers, but subject to the same limitations, it is hereby expressly declared that the directors shall have the following powers:

          (a) To select and remove all officers, agents and employees of the Corporation, prescribe such powers and duties for them as may not be inconsistent with law, with the Articles of Incorporation or these Bylaws, fix their compensation and require from them security for faithful service;

          (b) To conduct, manage and control the affairs and business of the Corporation, and to make such rules and regulations therefor not inconsistent with law, the Articles of Incorporation or these Bylaws, as they may deem best;

          (c) To change the principal office for the transaction of the business of the Corporation from one location to another within or without the State of California, as provided in Section 1.01 of Article I; to fix and locate from time to time one or more branch or subsidiary offices of the Corporation within or without the State of California, as provided in
     Section 1.02 of Article I; to designate any place within or without the State of California for the holding of any shareholders' meetings; and to adopt, make and use a corporate seal, to prescribe the form of certificates of stock and to alter the form of such seal and of such stock certificates from time to time as in their judgment they may deem best, provided such seal and such certificates shall at all times comply with the provisions of law;

          (d) To authorize the issue of stock of the Corporation from time to time, upon such terms as may be lawful, in consideration of money paid, labor done, services actually rendered to the Corporation or for its benefit or in its formation or reorganization, debts or securities cancelled, tangible or intangible property actually received either by the Corporation or by a wholly-owned subsidiary, or as a share dividend, or upon a stock split, reverse stock split, reclassification or conversion of outstanding shares into shares of another class, exchange of outstanding shares for shares of another class, or other change affecting outstanding shares;

          (e) To borrow money and incur indebtedness for the purposes of the Corporation and to cause to be executed and delivered therefor, in the corporate name, promissory notes, bonds, debentures, deeds of trust, mortgages, pledges, hypothecations or other evidences of debt and security therefor; and

          (f) To designate one or more committees and to appoint members and alternate members therefor, by resolution adopted by a majority of the authorized number of directors, each committee consisting of two (2) or more directors and any alternate directors as may be designated to replace any absent members at any meeting thereof, to serve at the pleasure of the Board of Directors and to delegate to any such committee any of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, except the following powers: to approve any action which by law or by these Bylaws also requires shareholders' approval or approval of the outstanding shares, to fill vacancies on the Board of Directors or any committee thereof, to fix the compensation of directors for serving on the Board of Directors or any committee thereof, to amend or repeal bylaws or adopt new bylaws, to amend or repeal any resolution of the Board of Directors which by its express terms is not so amendable or repealable, to authorize a distribution to the shareholders of the Corporation (other than a dividend in shares of the Corporation) except at a rate or in a periodic amount or within a price range determined by the Board of Directors or to appoint other committees of the Board of Directors or the members thereof.

          Without limiting the generality of the preceding paragraph:

          There shall be an Executive Committee consisting of the Corporation's Chairman of the Board and four (4) other directors who shall be appointed by a majority of the authorized number of directors. The Executive Committee shall have all of the functions and powers of the Board of Directors that are delegated to it by the Board of Directors except as otherwise provided by law and subject to the direction and control of the Board of Directors.

          The Board of Directors may also appoint a Nominating Committee, which shall consist of two (2) or more directors, to assist it in the identification and nomination of candidates for election as directors. The Nominating Committee shall have the functions and powers that are delegated to it from time to time by the Board of Directors, although it shall remain subject to the direction and control of the Board of Directors. With the assistance of any such Nominating Committee that is appointed, the Board of Directors shall establish such rules and procedures for its selection of director nominees as it deems appropriate. Among other things, the Board of Directors shall have discretion to nominate a candidate from each district that is described in Section 2.11 of these Bylaws, although it shall not be obligated to follow such nomination procedure.

     SECTION 3.02 NUMBER AND QUALIFICATIONS OF DIRECTORS. The authorized number of directors of the Corporation shall be not less than eight (8) nor more than fifteen (15), and the exact number of directors within such limits shall be ten
(10) unless and until such exact number is changed from time to time, within such specified limits, by a resolution which is duly adopted by the Board of Directors or by the shareholders. The minimum and maximum number of directors may be changed, or the Corporation may

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implement a board structure that specifies a fixed number of directors without minimum and maximum numbers, by amendment of the Articles of Incorporation or by a bylaw amending this Section of these Bylaws duly adopted by the affirmative vote or written consent of a majority of the outstanding shares entitled to vote; provided, however, that no such amendment reducing the number of directors to a number less than five (5) shall be adopted if the votes cast against its adoption at a meeting, or the shares not consenting thereto in the case of action by written consent, are equal to more than sixteen and two-thirds percent (16 2/3%) of the outstanding shares entitled to vote.


     An individual shall be qualified to be elected as a director, and to continue serving as a director, (i) only if he or she (or a corporation, partnership, limited liability company or other entity which he or she controls) is a party to a marketing agreement, consignment agreement or other similar agreement with the Corporation pursuant to which he or she (or such corporation, partnership, limited liability company or other entity) has agreed to deliver California-grown avocados to the Corporation for processing and marketing, and
(ii) only if he or she (or such corporation, partnership, limited liability company or other entity) is not in default under such agreement with the Corporation. The preceding qualification for directors shall be inapplicable to any directors who are elected by the holders of shares of the Corporation's preferred stock (if a class or series of preferred stock is issued and outstanding) voting separately as a class or series in the election of directors.


     SECTION 3.03 ELECTION AND TERM OF OFFICE; REMOVAL OF DIRECTORS. The directors shall be elected at each annual meeting of the shareholders, but if any such annual meeting is not held or the directors are not elected thereat, the directors may be elected at any special meeting of the shareholders held for that purpose. Each director shall hold office until the expiration of the term for which elected and until his or her successor is elected and qualified or until his or her death, resignation or removal from office.



     As provided in Section 302 of the California Corporations Code, the Board of Directors may declare vacant the office of a director who has been declared of unsound mind by an order of court or convicted of a felony. As provided in
Section 304 of the California Corporations Code, the superior court of the proper county may, at the suit of shareholders holding at least ten percent (10%) of the number of outstanding shares of any class, remove from office any director in case of fraudulent or dishonest acts or gross abuse of authority or discretion with reference to the Corporation and may bar from reelection any director so removed for a period prescribed by the court.



     Any or all of the directors may be removed from office without cause by the affirmative vote or written consent of a majority of the outstanding shares entitled to vote. However, no director may be removed from office (unless the entire Board of Directors is removed) when the votes cast against such director's removal, or not consenting in writing to the removal, would be sufficient to elect that director if voted cumulatively at an election at which the same total number of votes were cast (or, if the action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director's most recent election were then being elected. The removal of a director without cause shall be subject to any other applicable limitations that are set forth in Section 303 of the California Corporations Code.



     SECTION 3.04 VACANCIES. Vacancies in the Board of Directors, other than those created by the removal of a director, may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director, and each director so elected shall hold office until his or her successor is elected and qualified at an annual or special meeting of the shareholders or until his or her death, resignation or removal from office.


     A vacancy or vacancies in the Board of Directors shall be deemed to exist when any authorized position of director is not filled by a duly elected and acting director, whether caused by the death, resignation or removal of any director, increase in the authorized number of directors, failure of the shareholders, at any annual or special meeting of shareholders at which any director or directors are elected, to elect the full authorized number of directors to be voted for at that meeting or otherwise.

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     The shareholders may elect a director or directors at any time to fill any vacancy or vacancies created by the removal of a director or not filled by the directors. Any such election by written consent other than to fill a vacancy created by removal (which shall require the unanimous written consent of all shares entitled to vote for the election of directors) shall require the written consent of a majority of the outstanding shares entitled to vote. If the resignation of a director is given to take effect at a future time, the Board of Directors or the shareholders shall have power to elect a successor to take office when the resignation is to become effective.

     No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of his or her term of office.

     SECTION 3.05 PLACE OF MEETING. Meetings of the Board of Directors or any committee thereof shall be held at any place within or without the State of California which has been designated in the notice of the meeting or, if not stated in the notice or there is no notice, from time to time by resolution of the Board of Directors or committee, as the case may be. In the absence of such designation, meetings shall be held at the principal executive office of the Corporation.

     SECTION 3.06 ORGANIZATIONAL MEETING. Immediately following each annual meeting of shareholders, the Board of Directors shall hold a regular meeting for the purpose of organization, election of officers and the transaction of other business. Notice of such meetings is hereby dispensed with.

     SECTION 3.07 OTHER REGULAR MEETINGS. Other regular meetings of the Board of Directors and regular meetings of committees of the Board of Directors shall be held without call on such dates as may be fixed by the Board of Directors or the committee, as the case may be. Notice of all such regular meetings of the Board of Directors and committees thereof is hereby dispensed with.

     SECTION 3.08 SPECIAL MEETINGS. Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the Chairman of the Board, by the President, by any Vice President, by the Secretary or by any two
(2) or more directors. Special meetings of any committee of the Board of Directors for any purpose or purposes may be called at any time by the President, by the Chairman or by any vice-chairman of the committee, by the Secretary or by any two (2) or more members of the committee.

     Notice of the time and place of special meetings shall be delivered personally to all directors or committee members as the case may be, either in writing or orally or by telephone, or shall be sent to each such director by first-class mail, facsimile, telegram or other electronic or voice mail message, charges prepaid, addressed to him or her at his or her address as it is shown upon the records of the Corporation or, if it is not shown on such records or is not readily ascertainable, at the place in which the meetings of the directors are regularly held. In case such notice is mailed, it shall be deposited with the United States Postal Service in the place where the principal office of the Corporation is located at least four (4) days prior to the time of the holding of the meeting. In case such notice is delivered by facsimile, telegram or other electronic or voice mail message or personally as above provided, it shall be delivered at least forty-eight (48) hours prior to the time of the holding of the meeting.

     Such notice need not specify the purpose of the special meeting. Such mailing, telegraphing or personal delivery as above provided shall be due, timely, legal and personal notice to such director.

     SECTION 3.09 NOTICE OF ADJOURNMENT. Unless a directors' or committee meeting has been adjourned for more than twenty-four (24) hours, notice of the time and place of holding an adjourned meeting need not be given to absent directors or committee members if the time and place be fixed at the meeting adjourned. If the meeting has been adjourned for more than twenty-four (24) hours, notice of such adjournment and the time and place of the adjourned meeting shall be given prior to the time of the adjourned meeting to all directors or committee members who were not present at the time of the adjournment, in the same manner as provided in Section 3.08 of this Article for special meetings of the Board of Directors or committee thereof.

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     SECTION 3.10 ENTRY OF NOTICE. Whenever any director has been absent from any special meeting of the Board of Directors or committee thereof, an affidavit executed by the Secretary or any Assistant Secretary to the effect that notice has been duly given as required by law and these Bylaws shall be sufficient evidence that due notice of such special meeting was given to such director.


     SECTION 3.11 WAIVER OF NOTICE. The transactions of any meeting of the Board of Directors or committee thereof, however called and noticed and wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors or committee members not present, and each director or committee member who is present but did not receive due notice thereof and protests such lack of notice prior to such meeting or at its commencement, signs a written waiver of notice, a consent to holding such meeting or an approval of the minutes thereof. Such waiver of notice need not specify the purpose of the meeting. All such waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting.


     SECTION 3.12 QUORUM. A majority of the authorized number of directors on the Board of Directors or any committee thereof shall be necessary to constitute a quorum for the transaction of business by such Board or committee, as the case may be. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors or committee members, if any action taken is approved by at least a majority of the required quorum for such meeting. Subject to the foregoing sentence of this Section, every act or decision done or made by a majority of the directors or committee members present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors or committee thereof, as the case may be, unless a greater number is required by law, the Articles of Incorporation or these Bylaws. Directors shall be deemed present at any meeting of the Board of Directors or any committee thereof and may participate therein if present through use of conference telephone or similar communications equipment, so long as all directors participating in such meeting can hear one another.

     SECTION 3.13 ADJOURNMENT. A majority of the directors or committee members present, whether or not a quorum is present, may adjourn any directors' or committee meeting to meet again at a stated time, place and hour.

     SECTION 3.14 ACTION WITHOUT MEETING. Any action required or permitted to be taken by the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board of Directors or such committee shall individually or collectively consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the Board of Directors or such committee, as the case may be. Such action by written consent shall have the same force and effect as a unanimous vote of such directors or committee members.

     SECTION 3.15 FEES AND COMPENSATION. Directors shall not receive any stated salary for their services as directors but, by resolution of the Board of Directors, a fixed fee, with or without expenses of attending, may be allowed for attendance at each meeting. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent, employee or otherwise and receiving compensation therefor.


                             ARTICLE IV -- OFFICERS


     SECTION 4.01 OFFICERS. The officers of the Corporation shall be the Chairman of the Board, the Chief Executive Officer, the President, the Secretary and the Chief Financial Officer.


     The Corporation may also have, at the discretion of the Board of Directors, a Vice Chairman of the Board, one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Chief Financial Officers and such other officers as may be appointed in accordance with the provisions of Section 4.02 of this Article. Officers other than the Chairman of the Board need not be directors. One person may hold two or more offices.


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     SECTION 4.02 APPOINTMENT. The officers of the Corporation shall be chosen by the Board of Directors, and each shall hold his or her office until his or her successor is appointed or until he or she resigns, dies or is removed from office.


     SECTION 4.03 SUBORDINATE OFFICERS. The Board of Directors may appoint such other officers as the business of the Corporation may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in these Bylaws or as the Board of Directors may from time to time determine.


     SECTION 4.04 REMOVAL AND RESIGNATION. Any officer may be removed, either with or without cause, by a majority of the directors at the time in office, at a regular or special meeting of the Board of Directors.


     Any officer may resign at any time by giving written notice to the Board of Directors, the Chief Executive Officer, the President or the Secretary of the Corporation. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

     SECTION 4.05 VACANCIES. A vacancy in any office because of death, resignation, removal or any other cause shall be filled by the Board of Directors at a regular or special meeting.


     SECTION 4.06 CHAIRMAN OF THE BOARD. The Chairman of the Board shall, if present, preside at all meetings of the Board of Directors, and exercise and perform such other powers and duties as may from time to time be assigned to him or her by the Board of Directors or as prescribed by these Bylaws. The Board of Directors may also designate one of its members as Vice Chairman of the Board. The Vice Chairman of the Board shall, during the absence or inability to act of the Chairman of the Board, have the powers and perform the duties of the Chairman of the Board and shall have such other powers and perform such other duties as may from time to time be assigned to him or her by the Board of Directors or as prescribed by these Bylaws.


     SECTION 4.07 CHIEF EXECUTIVE OFFICER. The Chief Executive Officer shall be the general manager and chief executive officer of the Corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and affairs of the Corporation. He or she shall preside at all meetings of the shareholders, and in the absence of the Chairman or Vice Chairman of the Board, at all meetings of the Board of Directors. He or she shall have the general powers and duties of management usually vested in the office of chief executive officer of a corporation and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws. Unless and until otherwise determined by the Board of Directors, the Chairman of the Board shall also serve as the Chief Executive Officer.

     SECTION 4.08 PRESIDENT. The President shall, after the Chief Executive Officer, have general supervision, direction and control of the business and affairs of the Corporation, subject to the control of the Board of Directors and the Chief Executive Officer. The President shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws.


     SECTION 4.09 VICE PRESIDENT. In the absence or disability of the President, the Vice Presidents, if there shall be any such officers, in order of their rank as fixed by the Board of Directors or, if not ranked, the Vice President designated by the Board of Directors, shall perform all the duties of the President and, when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board of Directors or these Bylaws.


     SECTION 4.10 SECRETARY. The Secretary shall keep, or cause to be kept, a book of minutes in written form at the principal executive office of the Corporation, of all meetings of directors, committees of the Board of Directors and shareholders, with the time and place of holding, whether regular or special, and if special how authorized, the notice thereof given, the names of those directors and shareholders present, the

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names of those present at directors' or committee meetings, the number of shares present or represented at shareholders' meetings and the proceedings thereof.

     The Secretary shall keep, or cause to be kept, at the principal executive office or at the office of the Corporation's transfer agent or registrar of shares, a share register, or a duplicate share register, in written form or in any other form capable of being converted into written form, showing the names of the shareholders and their addresses, and the number and classes of shares held by each of them.

     The Secretary shall give or cause to be given notice of all meetings of shareholders and the Board of Directors, as required by these Bylaws or by law to be given, and he or she shall keep the seal of the Corporation in safe custody and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or these Bylaws.

     SECTION 4.11 CHIEF FINANCIAL OFFICER. The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, in written form or in any other form capable of being converted into written form, adequate and correct books and records of account of the properties and business transactions of the Corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, surplus and shares.

     The Chief Financial Officer shall deposit all monies and other valuables in the name and to the credit of the Corporation with such depositories as may be designated by the Board of Directors. He or she shall disburse the funds of the Corporation as may be ordered by the Board of Directors and shall render to the President and directors, as required by Section 5.05 of Article V of these Bylaws and at such other times as they may request, an account of all of his or her transactions as Chief Financial Officer and of the financial condition of the Corporation, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or these Bylaws.


                           ARTICLE V -- MISCELLANEOUS


     SECTION 5.01 RECORD DATE. The Board of Directors may fix a time in the future as a record date for the determination of the shareholders entitled to notice of and to vote at any meeting of shareholders, or to receive any dividend, distribution or allotment of rights, or to exercise rights in respect of any other lawful action. The record date so fixed shall not be more than sixty (60) nor less than ten (10) days prior to the date of the meeting, nor more than sixty (60) days prior to any other action, for which it is fixed. When a record date is so fixed, only shareholders of record at the close of business on the record date shall be entitled to notice of and to vote at such meeting, or to receive such dividend, distribution or allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the books of the Corporation after the record date, except as otherwise provided in the Articles of Incorporation or by agreement or by law. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting unless the Board of Directors fixes a new record date for the adjourned meeting, but the Board of Directors shall fix a new record date if the meeting is adjourned for more than forty-five (45) days from the date set for the original meeting.


     SECTION 5.02 INSPECTION OF CORPORATE RECORDS. The record of shareholders, the accounting books and records, and minutes of proceedings of the shareholders, the Board of Directors and committees of the Board of Directors, shall be open to inspection in written form upon the written demand of any shareholder or holder of a voting trust certificate, at any time during usual business hours, for a purpose reasonably related to his or her interests as a shareholder or holder of a voting trust certificate. Such inspection may be made in person or by an agent or attorney and shall include the right to copy and make extracts. Demand of inspection shall be made in writing upon the President, Secretary or Assistant Secretary of the Corporation. The rights of inspection described in this paragraph shall extend to the records of each subsidiary of the Corporation.



     A shareholder or shareholders holding at least five percent (5%) in the aggregate of the outstanding voting shares of the Corporation or holding at least one percent (1%) of those voting shares and having filed a Schedule 14A with the United States Securities and Exchange Commission shall have an absolute right to do either or both of the following: (i) inspect and copy the record of shareholders' names and addresses and shareholdings during usual business hours upon five (5) business days' prior written demand upon the Corporation, or (ii) obtain from the transfer agent for the Corporation, if any, upon written demand and upon the tender of its usual charges for such a list (the amount of which charges shall be stated to the shareholder by the transfer agent upon request), a list of the names and addresses of the shareholders who are entitled to vote for the election of directors, and their shareholdings, as of the most recent record date for which it has been compiled or as of a date specified by the shareholder subsequent to the date of demand. The list shall be made available on or before the later of five (5) business days after the demand is received or the date specified therein as the date as of which the list is to be compiled.


     Every director shall have the absolute right at any reasonable time to inspect in written form and copy all books, records and documents of every kind and to inspect the physical properties of the Corporation and its subsidiary corporations, domestic or foreign. Such inspection may be made in person or by agent or attorney, and the right of inspection includes the right to copy and make extracts.

     SECTION 5.03 CHECKS, DRAFTS AND NOTES. All checks, drafts or other orders for payment of money, notes or other evidences of indebtedness issued in the name of or payable to the Corporation shall be signed or endorsed by such person or persons and in such manner as, from time to time, shall be determined by resolution of the Board of Directors.

     SECTION 5.04 SEAL. The Corporation shall have a common seal, and shall have inscribed thereon the name of the Corporation, the date of its incorporation and the word California.

     SECTION 5.05 FINANCIAL REPORTS. The Chief Financial Officer shall prepare and submit, or cause to be prepared and submitted, to the Board of Directors, not later than one hundred twenty (120) days after the close of each fiscal year of the Corporation, an annual report containing a balance sheet as of the end of that fiscal year and an income statement and statement of changes in financial position for that fiscal year, accompanied by the report thereon, if any, of any independent accountants engaged by the Corporation or the certificate of an authorized officer of the Corporation that the financial statements were prepared without audit from the books and records of the Corporation. The requirement of Section 1501 of the California Corporations Code that the Board of Directors shall cause the annual report to be sent to the shareholders not later than one hundred twenty (120) days after the close of the Corporation's fiscal year and at least fifteen (15) days prior to the annual meeting of shareholders is hereby expressly waived until such time as the Corporation has one hundred (100) or more holders of record of its shares.

     A shareholder or shareholders holding at least five percent (5%) of the outstanding shares of any class of the Corporation may make a written request to the Corporation for an income statement of the Corporation for the three-month, six-month or nine-month period of the current fiscal year ended more than thirty
(30) days prior to the date of the request and a balance sheet of the Corporation as of the end of such period and, in addition, if no annual report for the last fiscal year has been sent to shareholders, such annual report, accompanied by the report thereon, if any, of any independent accountants engaged by the Corporation or the certificate of an authorized officer of the Corporation that such financial statements were prepared without audit from the books and records of the Corporation. The annual report or statements so requested shall be delivered or mailed to the person making the request within thirty (30) days thereafter.

     A copy of each such annual, semi-annual, and quarterly financial statement shall be kept on file for a period of twelve (12) months after delivery to the Board of Directors, and shall be exhibited at all reasonable times to any shareholder demanding an examination thereof or a copy shall be mailed to the shareholder.

     SECTION 5.06 EXECUTION OF DOCUMENTS. The Board of Directors, except as these Bylaws or the Articles of Incorporation otherwise provide, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances; and unless so authorized by the Board of

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Directors, no officer, agent, or employee shall have any power or authority to bind the Corporation by any contract or agreement or to pledge its credit to render it liable for any purpose or to any amount.

     SECTION 5.07 CERTIFICATES OF STOCK. A certificate or certificates for shares of the capital stock of the Corporation shall be issued to each shareholder when any such shares are fully paid. All such certificates shall be signed by the Chairman of the Board or the President or a Vice President, and by the Chief Financial Officer or an Assistant Chief Financial Officer, Secretary or an Assistant Secretary, or shall be authenticated by facsimiles of such signatures.

     Certificates for shares may be issued prior to full payment thereof, under such restrictions and for such purposes as the Board of Directors or these Bylaws may provide; provided, however, that any such certificates so issued prior to full payment shall state the total amount of the consideration to be paid therefor and the amount paid thereon, and such statement shall be conspicuous.

     There shall also appear on each certificate, to the extent applicable, statements: that the shares represented thereby are subject to restrictions upon transfer, to an irrevocable proxy under Section 705(e) of the California Corporations Code, or to restrictions upon voting rights contractually imposed by the Corporation; that such shares are redeemable or assessable or subject to conversion and the period for conversion, and any such statement that such shares are subject to restrictions upon transfer or are assessable shall be conspicuous. If the shares of the Corporation are classified or if any class of shares has two or more series, there shall also appear on each certificate the office or agency of the Corporation from which shareholders may obtain, upon request and without charge, a statement of the rights, preferences, privileges and restrictions granted to or imposed upon each class or series of shares authorized to be issued and upon the holders thereof.

     Notwithstanding the foregoing provisions of this Section 5.07, the Board of Directors is entitled to elect to cause the Corporation to adopt a system of issuance, recordation and transfer of its shares by electronic or other means not involving any issuance of certificates, subject, however, to compliance with
Section 416 of the California Corporations Code and other applicable law regarding such system.

     SECTION 5.08 REPRESENTATION OF SHARES OF OTHER CORPORATIONS. Subject to the instructions and control of the Board of Directors, the Chief Executive Officer, the President or any Vice President and the Secretary or Assistant Secretary of the Corporation, acting jointly, are authorized to vote, represent and exercise on behalf of the Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of the Corporation. The authority herein granted to said officers to vote or represent on behalf of the Corporation any and all shares held by the Corporation in any other corporation or corporations may be exercised either by such officers in person or by any person authorized so to do by proxy or power of attorney duly executed by said officers.

     SECTION 5.09 INSPECTION OF BYLAWS. The Corporation shall keep in its principal executive office in the State of California, or if there be no such office at its principal business office in such State, the original or a copy of these Bylaws as amended to date, which shall be open to inspection by the shareholders at all reasonable times during office hours. If the principal executive office is outside such State and the Corporation has no principal business office in such State, the Corporation shall upon the written request of any shareholder, made in writing upon the President, Secretary or Assistant Secretary of the Corporation, furnish to such shareholder a copy of these Bylaws as amended to date.


                ARTICLE VI -- RESTRICTIONS ON TRANSFER OF SHARES


     SECTION 6.01 CORPORATION'S RIGHT OF FIRST REFUSAL. Before any shares of the Corporation's stock that are owned by any shareholder of the Corporation may be sold, assigned, pledged or otherwise transferred (whether voluntarily, involuntarily, by operation of law, pursuant to a marital dissolution decree or by gift or for consideration and including a transfer of any interest in any such shares), the shares shall first be offered to the Corporation, which shall have the right to purchase all (but not fewer than all) of the shares that are proposed to be transferred on the terms and conditions proposed by the potential purchaser and in accordance with the terms and conditions of this Article VI (the "RIGHT OF FIRST REFUSAL").

     SECTION 6.02 NOTICE TO THE CORPORATION OF THE PROPOSED TRANSFER. Each time that any shareholder of the Corporation (the "TRANSFERRING SHAREHOLDER") proposes to sell, assign, pledge or otherwise transfer any shares of the Corporation's stock in a transaction that is not a permitted transfer under
Section 6.07 of this Article, the Transferring Shareholder shall give the Corporation at least thirty (30) days' prior written notice of the proposed transfer (the "TRANSFER NOTICE"). Unless the Corporation agrees in writing to another method of delivery, the Transfer Notice shall be delivered by registered or certified mail, postage prepaid and return receipt requested, or delivered personally to the Corporation's Secretary at the Corporation's principal executive office specified in Section 1.01 of these Bylaws or to such other principal executive office for the Corporation that the Board of Directors may adopt and announce from time to time.

     The Transfer Notice shall set forth in reasonable detail the terms and conditions of the proposed transfer, including, without limitation, (i) the identity of the proposed transferee (who must in any case be a bona fide transferee with respect to whom the transfer is permissible under applicable federal and state securities laws), (ii) the number of shares proposed to be transferred, (iii) the purchase price per share, (iv) the terms of payment, (v) the date of the proposed transfer, and (vi) a statement by the Transferring Shareholder that he or she has entered into a legally binding agreement (subject to compliance with these Bylaws) with the proposed transferee with respect to the transfer of the shares on the terms described in the Transfer Notice. The Transferring Shareholder shall be liable to the Corporation if the Transfer Notice contains any intentional or grossly negligent misstatements or omissions.

     For purposes of this Article VI, a "transfer" of shares shall be deemed to include a proposed transfer or issuance of more than fifty percent (50%) of the outstanding stock or other equity ownership interests of any shareholder of the Corporation that is a corporation, a partnership, a limited liability company or another form of entity, and the Right of First Refusal shall apply to any such proposed transaction. In that event, the Transferring Shareholder shall be deemed to have offered to sell a number of shares of the Corporation's stock equal to the number of shares owned by the Transferring Shareholder multiplied by the percentage of the Transferring Shareholder's stock or other equity ownership interests that are the subject of the proposed transaction.

     SECTION 6.03 PURCHASE OF SHARES BY THE CORPORATION. The Corporation shall have the right, but not the obligation, to elect to purchase from the Transferring Shareholder all, but not less than all, of the shares of stock that the Transferring Shareholder proposes to transfer and that are described in the Transfer Notice. Within thirty (30) days after its receipt of the Transfer Notice, the Corporation shall notify the Transferring Shareholder in writing as to whether the Corporation has elected to purchase all of the shares that are described in the Transfer Notice. Failure by the Corporation to give a timely notice shall be deemed an election not to purchase all of such shares. Delivery by the Corporation of a timely purchase election shall constitute a binding purchase agreement between the Transferring Shareholder and the Corporation. The Corporation shall not be entitled to elect to purchase fewer than all of the shares that are the subject of the proposed transfer. Notices by the Corporation to the Transferring Shareholder shall be delivered in the manner specified in
Section 2.02 of these Bylaws.

     SECTION 6.04 PURCHASE TERMS. Except as provided in this Section 6.04 or in
Section 6.05 of this Article, the Transferring Shareholder's shares that are the subject of the proposed transfer shall be purchased by the Corporation for the same purchase price and other payment terms that are described in the Transfer Notice. If the Transfer Notice provides for the use of promissory notes or other non-cash consideration, the Corporation at its option may specify that the purchase price will be paid by it in cash in an amount equal to the Board of Directors' good faith estimate of the present fair market value of such non-cash consideration. If the Transfer Notice does not describe any purchase price for the shares that the Transferring Shareholder proposes to transfer because the transfer is a gift, an involuntary transfer or any other form of transfer that does not involve a purchase price for the shares that are the subject of the proposed transfer, the Corporation shall pay a cash purchase price equal to the Board of Directors' good faith estimate of the present fair market value or book value of such shares, whichever is greater.

     SECTION 6.05 CLOSING OF THE PURCHASE. The Corporation shall select the date of the closing of the purchase and sale of the Transferring Shareholder's shares of stock that are to be purchased as a result of the exercise of the Right of First Refusal described in this Article by providing at least ten (10) days' written notice thereof to the Transferring Shareholder, provided, however, that the Corporation shall select a closing date that is no later than the fortieth
(40th) day after its receipt of the Transfer Notice from the Transferring Shareholder unless the Corporation and the Transferring Shareholder agree to extend the closing date.

     The Corporation shall deliver to the Transferring Shareholder a check in the amount of the purchase price of the shares purchased by the Corporation. However, if the transferee identified in the Transfer Notice from the Transferring Shareholder proposes to deliver promissory notes or another form of non-cash consideration and if the Corporation does not elect pursuant to Section
6.04 of this Article above to pay cash equal to the present fair market value of such non-cash consideration, then the Corporation shall deliver such non-cash consideration to the Transferring Shareholder. The Transferring Shareholder shall execute and deliver any stock assignments and other instruments that may be reasonably requested by the Corporation in order to complete the purchase and sale of the Transferring Shareholder's shares of stock.

     SECTION 6.06 TRANSFER OF SHARES TO THE PROPOSED TRANSFEREE. If the Corporation does not make a timely election to purchase all of the shares that are the subject of the proposed transfer, or if the Corporation defaults on its election to purchase such shares, the Transferring Shareholder shall have the right to transfer such shares to the proposed transferee who is identified in the Transfer Notice, provided that such transaction must be completed within sixty (60) days after the Transferring Shareholder's delivery of the Transfer Notice to the Corporation. The shares must be transferred on the terms described in the Transfer Notice, and the transferee of such shares shall be bound by all of these Bylaws (including, without limitation, this Article VI) with respect to the transferred shares. However, the transfer shall not be made and shall be of no force or effect unless and until (i) the Corporation has determined that the transfer will be made in compliance with any and all applicable federal and state securities laws and regulations and other applicable laws and regulations, including, without limitation, the regulations of any national securities exchanges, the National Association of Securities Dealers, Inc. and any other regulatory bodies having jurisdiction over the shares and (ii) the Transferring Shareholder and the proposed transferee, at their expense, have delivered to the Corporation any and all investment representation certificates and other certificates, legal opinions and instruments of conveyance, in form and substance satisfactory to the Corporation, that may be requested by the Corporation for the purpose of demonstrating that the transfer can be lawfully made without registration or qualification under applicable federal and state securities laws and regulations and in order to effect the transfer of the shares to the transferee. Furthermore, notwithstanding anything to the contrary in these Bylaws: (a) no individual, person, corporation, partnership, other entity or group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder may acquire or hold (directly or indirectly) record or beneficial ownership of more than twenty percent (20%) of the total outstanding shares of the Corporation's stock, as the term "beneficial ownership" is used in Rule 13d-3 under the Securities Exchange Act of 1934, as amended; (b) no shares may be transferred to any individual, person, corporation, partnership or other entity or group that is described in clause (a) of this sentence; and (c) without the prior written consent of the Board of Directors, no shares may be transferred to any individual, person, corporation, partnership, other entity or group that engages in a business that is in competition with the Corporation's business.

     SECTION 6.07 TRANSFERS NOT SUBJECT TO THE RIGHT OF FIRST REFUSAL. The Right of First Refusal shall not apply to a transfer of shares of stock (i) to a member or members of the Transferring Shareholder's immediate family or (ii) to an inter vivos trust established for the sole and exclusive benefit of the Transferring Shareholder and/or a member or members of the Transferring Shareholder's immediate family. The transferee(s) of such shares shall be bound by all of these Bylaws (including, without limitation, this Article VI) with respect to the transferred shares. Furthermore, within ten (10) days after the effective date of such transfer, the Transferring Shareholder (or his or her legal representative) shall advise the Secretary of the Corporation in writing of the details of such transfer and shall provide written documentation to the Corporation demonstrating that such transfer satisfies the terms and conditions of this Section 6.07. For purposes of this Section 6.07, the term "immediate family" means a shareholder's spouse, children, grandchildren, parents, brothers and sisters.

     SECTION 6.08 TRANSFERS OF SHARES IN VIOLATION OF THE BYLAWS. Any sale or other transfer of shares of the Corporation's stock (including any agreement to sell or transfer shares) that is made in violation of the terms and conditions of this Article VI shall be null and void for all purposes, and the Corporation shall not be required to transfer on its books any shares that are the subject of any such sale or transfer.

     SECTION 6.09 LEGENDS ON CERTIFICATES. All certificates that represent shares of the Corporation's stock shall have endorsed thereon the following legends:

          (a) "THE SHARES THAT ARE REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND RIGHTS OF FIRST REFUSAL AS SET FORTH IN THE BYLAWS OF THE CORPORATION. A COPY OF THE BYLAWS IS ON FILE AT THE PRINCIPAL BUSINESS OFFICE OF THE CORPORATION."

          (b) "THE SHARES THAT ARE REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS SUCH TRANSFER IS REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS COVERING SUCH SHARES OR UNLESS THE CORPORATION RECEIVES AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED."

          (c) Any other legends required to be placed thereon by federal or state securities laws or authorities.

     SECTION 6.10 TERMINATION OF THE RIGHT OF FIRST REFUSAL. The Right of First Refusal described in this Article VI shall terminate if and when the Board of Directors or the Corporation's shareholders adopt an amendment to the Bylaws which deletes this Article VI from the Bylaws or which otherwise terminates the Right of First Refusal.


                         ARTICLE VII -- INDEMNIFICATION


     SECTION 7.01 INDEMNIFICATION OF DIRECTORS. The Corporation shall, to the maximum extent permitted by applicable law but subject to the terms and conditions of any indemnification agreement that may be entered into between the director and the Corporation, indemnify each of its directors against expenses (as defined in Section 317(a) of the California Corporations Code), judgments, fines, settlements and other amounts actually and reasonably incurred by such director in connection with any proceeding (as defined in Section 317(a) of the California Corporations Code) arising by reason of the fact that such director
(i) is or was a director of the Corporation, (ii) was a director of the Corporation's predecessor, Calavo Growers of California, a California nonprofit cooperative association, or (iii) is or was serving at the request of the Corporation as a director of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise. For purposes of this
Article VII, a "director" includes any person who is or was a director of the Corporation.

     SECTION 7.02 INDEMNIFICATION OF OFFICERS, EMPLOYEES AND OTHER AGENTS. In addition to the indemnification that is required to be provided to directors of the Corporation under Section 7.01 of this Article, the Corporation shall have the power, to the extent and in the manner permitted by applicable law, to indemnify each of its officers, employees and other agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an officer, employee or other agent of the Corporation. For purposes of this Article VII, an "employee," "officer" or "agent" of the Corporation includes any person

(i) who is or was an officer, employee or other agent of the Corporation, (ii) who is or was serving at the request of the Corporation as a director, officer, employee or other agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or (iii) who was an officer, employee or other agent of Calavo Growers of California or of another enterprise at the request of Calavo Growers of California.

     SECTION 7.03 ADVANCE OF EXPENSES. Attorneys' fees and other expenses incurred in defending any proceeding may be advanced by the Corporation prior to the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amounts if it shall ultimately be determined that the indemnified party is not entitled to be indemnified as authorized or provided by this Article VII.

     SECTION 7.04 INDEMNIFICATION NOT EXCLUSIVE. The indemnification authorized or provided by this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any Bylaw, agreement, vote of shareholders or directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. The rights to indemnification hereunder shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such person.

     SECTION 7.05 INSURANCE. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or other agent of the Corporation against any liability asserted against or incurred by such person in such capacity or arising out of that person's status as such, whether or not the Corporation would have the power to indemnify that person against such liability under the provisions of this Article VII.

     SECTION 7.06 CONFLICTS. No indemnification or advance shall be made under this Article VII, except where such indemnification or advance is mandated by law or the order, judgment or decree of any court of competent jurisdiction, in any circumstance where it appears:

          (a) That it would be inconsistent with a provision of the Corporation's Articles of Incorporation, these Bylaws, a resolution of the shareholders or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid which prohibits or otherwise limits indemnification; or

          (b) That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

     SECTION 7.07 INDEMNIFICATION AGREEMENTS. Notwithstanding anything to the contrary in this Article VII, the Corporation is authorized to enter into a contract with any director, officer, employee or other agent of the Corporation (or with any person who is or was serving at the request of the Corporation as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, or any person who was a director, officer, employee or agent of a corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation) which provides for indemnification rights equivalent to or, if the Board of Directors so determines and to the extent permitted by applicable law, greater than those provided for in this
Article VII.

     SECTION 7.08 AMENDMENT, REPEAL OR MODIFICATION. No amendment, repeal or modification of any provision of this Article VII shall adversely affect any right or protection of any director, officer, employee or other agent of the Corporation which exists at the time of such amendment, repeal or modification.


                           ARTICLE VIII -- AMENDMENTS


     SECTION 8.01 POWER OF SHAREHOLDERS. New Bylaws may be adopted or these Bylaws may be amended or repealed by the affirmative vote or written consent of a majority of the outstanding shares entitled to vote, except as may be specifically set forth in the Articles of Incorporation or these Bylaws to the contrary.

     SECTION 8.02 POWER OF DIRECTORS. Subject to the right of the shareholders as provided in Section 8.01 of this Article to adopt, amend or repeal these Bylaws, Bylaws other than a Bylaw or amendment thereof changing the authorized number of directors may be adopted, amended or repealed by the affirmative vote of at least seventy-five percent (75%) of the authorized number of directors. The adoption of a resolution by the Board of Directors that fixes the exact number of directors within the authorized range of directors specified in
Section 3.02 of these Bylaws shall not be considered an amendment of these Bylaws.

                                                                      APPENDIX D

                              CALAVO GROWERS, INC.

                              MARKETING AGREEMENT

GROWER'S NAME
GROWER'S ADDRESS
GROWER'S TAXPAYER I.D. NUMBER
GROWER'S ELECTION: ____ MONTHLY OR ____ WEEKLY POOL
EFFECTIVE DATE OF AGREEMENT
GROVE LOCATION
NUMBER OF TREES ____________

     This Marketing Agreement (the "AGREEMENT") is entered into by and between the above-named grower (the "GROWER") and Calavo Growers, Inc. ("CALAVO"), a California corporation whose address is 2530 Red Hill Avenue, Santa Ana, California 92705-5542. The effective date of this Agreement is specified above. However, if this Agreement is being executed by the parties prior to the merger of Calavo Growers of California, a California nonprofit cooperative association, into Calavo, the effective date of this Agreement will be the date on which the merger occurs. Calavo will advise the Grower of the date of the merger, and neither party will have any obligations under this Agreement until the merger occurs.

     The Grower represents that it is the producer of California avocados. Calavo desires to pack and market these avocados. The following terms are hereby agreed upon by both parties:

     1. DELIVERY

     The Grower will deliver to Calavo all of the avocados grown by the Grower on the grove listed above and on all other land now or hereafter owned by the Grower or in the Grower's possession as tenant, except avocados that are retained for the Grower's personal use or consumption and except avocados of such varieties that Calavo notifies the Grower are not economical to handle because of the character, quantity or marketability of the fruit. Except as described in the preceding sentence, Calavo will market, when and where feasible, all of the avocados grown by the Grower.

     Delivery of the avocados will be made at the Grower's expense and risk of loss and at the time and place and in the manner reasonably specified by the Grower, including, without limitation, through the Grower's right to require Calavo to obtain possession of the avocados at the Grower's grove. Title to the avocados will pass to Calavo only on the date that it obtains actual possession of the avocados.

     Calavo has the right to inspect the Grower's groves for crop estimating and harvesting purposes during reasonable hours. The Grower will assist Calavo in preparing an annual crop forecast. Calavo has full control of grading, sizing and weight standards. The Grower will comply with all applicable laws and regulations regarding the production, harvesting and delivery of the avocados.

     2. TERM

     The term of this Agreement will be for one year from the effective date and will automatically renew on a year-to-year basis unless either party gives written notice of termination of this Agreement at least thirty days prior to the applicable anniversary of the effective date. Calavo may also terminate this Agreement upon written notice to the Grower if the Grower is in breach of this Agreement and fails to correct the breach within ten days after receipt of written notice of the breach from Calavo. If the Grower engages in a bona fide sale or lease to a third party of the grove(s) that is subject to this Agreement, this Agreement will terminate as to such grove(s) on the effective date of the sale or lease if (i) the Grower provides Calavo with satisfactory written evidence of the bona fide nature of the sale or lease and (ii) all of the Grower's obligations hereunder have been satisfied prior to the sale or lease (including the obligation to deliver all avocados harvested prior to the sale or lease). Subject to the preceding sentence, this Agreement is binding upon the successors and assigns of the Grower and Calavo, although neither party has the right to assign its obligations to another person or entity. No termination of this Agreement will release either party from liability for breaches of this Agreement, and the provisions described below in Sections 4 and 7 to 9 will survive the termination of this Agreement.

     3. MARKETING

     Calavo will receive, pack, market and sell the avocados delivered by the Grower, at such prices and terms, in such form, and at such times as in its judgment and discretion it deems best, and will pay the Grower as payment in full the net proceeds received from the marketing of the avocados less a packing and marketing fee established by its Board of Directors. The packing and marketing fee will include, but is not limited to, the costs of receiving, processing, manufacturing, handling, transporting, advertising, promoting, and other costs of marketing and administrative costs, and will also include a profit to Calavo. The avocados may be pooled in one or more pools established by the Board of Directors and will not be identified to the Grower once they are graded. Packing and marketing of the avocados will be under the exclusive control of Calavo.

     4. LIENS

     Calavo is hereby given a first lien upon all sales proceeds as security for any and all amounts of any nature owed by the Grower to Calavo, and Calavo may offset amounts due Calavo against amounts owed to the Grower under this Agreement. Such rights of Calavo will not be barred by the running of any statute of limitations, and such rights may be subordinated by appropriate written instructions when authorized by the Board of Directors in its sole discretion. The Grower will execute and deliver any documents requested by Calavo to implement or perfect its rights under this Agreement.

     5. LABOR

     Calavo will have no control whatsoever over the labor relations policies or conduct or direction of labor relations of the Grower, nor will the Grower have any control over Calavo's labor policies.

     6. CONSIGNMENT

     The Grower acknowledges that Calavo may reconsign the avocados to another party.

     7. NOTICES; ENTIRE AGREEMENT; SEVERABILITY

     All notices to either the Grower or Calavo will be delivered in writing, either personally, by facsimile transmission or by registered, certified or express mail, return receipt requested, postage prepaid, to the address for such party specified above or to such other address as the party may from time to time advise the other party, and will be deemed given and received as of actual personal delivery, on the first business day after the date of delivery shown on any such facsimile transmission or upon the third business day after deposit in the U.S. Mail if registered, certified or express mail is used, as the case may be.

     This Agreement constitutes the entire agreement of the Grower and Calavo regarding the subject matter hereof and supersedes all prior agreements and understandings pertaining to such subject matter. This Agreement may be amended only by a writing signed by the Grower and Calavo.

     If any provision of this Agreement is determined by a duly appointed arbitrator or a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of this Agreement shall continue in full force and effect.

     8. REMEDIES FOR GROWER'S BREACH

     The Grower's failure to deliver avocados as required by this Agreement will result in injury to Calavo, and it would be extremely difficult and impracticable to fix the amount of damages that Calavo will incur. Therefore, the Grower agrees to pay to Calavo, upon Calavo's demand, the following amounts as liquidated damages for all avocados that are withheld, delivered, sold, consigned or otherwise marketed by or for the Grower other than in accordance with the terms of this Agreement:

          (a) $1,000; plus

          (b) An amount equal to Calavo's packing and marketing fee per pound of avocados that is in effect as of the date of the Grower's breach of this Agreement, multiplied by the pounds of avocados that were withheld, delivered, sold, consigned or otherwise marketed by or for the Grower other than in accordance with the terms of this Agreement.

     The foregoing right to recover liquidated damages is in addition to all other remedies available to Calavo under applicable law including, without limitation, the right to obtain injunctive relief, and all such remedies are cumulative and not exclusive.

     9. GOVERNING LAW; ENFORCEMENT OF AGREEMENT

     This Agreement is governed by the internal laws of the State of California. All disputes concerning this Agreement will be settled by arbitration, before one arbitrator, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The arbitrator will be selected in accordance with such commercial arbitration rules. A party is entitled to initiate an arbitration proceeding if a dispute cannot be resolved amicably within ten days after the other party has been notified of the existence of the dispute. The arbitrator is authorized to grant injunctive relief and/or specific performance in addition to monetary relief. The arbitrator hereby is instructed to interpret and enforce this Agreement in accordance with its terms. All arbitration proceedings will be held in Los Angeles, California. Notwithstanding the foregoing, each party is entitled to bring an action for temporary or preliminary injunctive relief at any time in any court of competent jurisdiction in order to prevent immeasurable and irreparable injury that might result from a breach of this Agreement that occurs prior to the conclusion of an arbitration proceeding.

     The award of the arbitrator in any arbitration proceeding will be final and may be enforced in any court of competent jurisdiction, and an action to compel arbitration may be brought in any court of competent jurisdiction. The unsuccessful party to any arbitration proceeding or to any court action that is permitted by this Agreement will pay to the successful party all costs and expenses, including, without limitation, reasonable attorneys' fees and the fees of the arbitrator, incurred therein by the successful party. EACH PARTY AGREES THAT ALL RIGHTS TO A TRIAL BY A JURY OF ANY CLAIM CONCERNING THIS AGREEMENT ARE ABSOLUTELY AND FOREVER WAIVED.

DATED:  ________________________________  CALAVO GROWERS, INC.

                                          By:

                                          Title:

                                          [Name of Grower]

                                          By:

                                          Title:

                                                                      APPENDIX E

                          CALAVO GROWERS OF CALIFORNIA

                                BYLAWS AMENDMENT
                      RESOLUTION OF THE BOARD OF DIRECTORS

     RESOLVED, that the Bylaws of Calavo Growers of California hereby are amended by adding the following paragraph to Section 7.08 of the Bylaws:

     (c) Notwithstanding anything to the contrary in these Bylaws, (i) the Association's Marketing Agreement with each member automatically shall terminate on the effective date of the Association's merger with Calavo Growers, Inc., a California corporation, and (ii) the membership of each member in the Association automatically shall terminate on the effective date of the merger. The effective date of the merger shall be the date that an agreement of merger between the Association and Calavo Growers, Inc. is filed with the Secretary of State of the State of California.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 204 and 317 of the California General Corporation Law authorize the registrant, Calavo Growers, Inc., to indemnify, subject to the terms and conditions set forth therein, its directors, officers, employees and other agents against expenses, judgments, fines, settlements and other amounts that they may incur in connection with pending, threatened or completed legal actions or proceedings that are based upon their service as directors, officers, employees or other agents of the registrant or that are based upon their service as directors, officers, employees or other agents of certain other specified entities, including the registrant's predecessor corporation, Calavo Growers of California. The California General Corporation Law also provides that the registrant is entitled to purchase indemnification insurance on behalf of any such director, officer, employee or agent.

     Article VII of the registrant's Bylaws requires the indemnification by the registrant of each of its directors to the maximum extent permitted by law.
Article VII of the registrant's Bylaws authorizes, but does not require, the registrant to indemnify its officers, employees and other agents against the expenses, judgments, fines, settlements and other amounts that are described in the preceding paragraph.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

     A list of exhibits that are included as part of this registration statement is set forth in the Index to Exhibits that immediately precedes such exhibits.

     (b) FINANCIAL STATEMENT SCHEDULES

     The following financial statement schedule is filed with Part II of this registration statement:

        Schedule II -- Valuation and Qualifying Accounts

     All other schedules have been omitted from this registration statement because they are not applicable or because the information required by any applicable schedule is included in the consolidated financial statements or the notes thereto.

     (c) REPORT, OPINION OR APPRAISAL

     Not applicable.

ITEM 22. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (c) The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form S-4 within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement No. 333-59418 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on July 5, 2001.


                                          CALAVO GROWERS, INC.

                                          By:       /s/ LECIL E. COLE
                                            ------------------------------------
                                                       Lecil E. Cole
                                            Chairman of the Board of Directors,
                                                Chief Executive Officer and
                                                          President


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement No. 333-59418 has been signed by the following persons in the capacities indicated on July 5, 2001.



                  SIGNATURE                                        TITLE
                  ---------                                        -----

              /s/ LECIL E. COLE                  Chairman of the Board of Directors, Chief
---------------------------------------------   Executive Officer and President (Principal
                Lecil E. Cole                               Executive Officer)

           /s/ EGIDIO CARBONE, JR.                 Vice President, Finance and Corporate
---------------------------------------------  Secretary (Principal Financial and Accounting
             Egidio Carbone, Jr.                                 Officer)

            /s/ GEORGE H. BARNES*                                Director
---------------------------------------------
              George H. Barnes

           /s/ FRED J. FERRAZZANO*                               Director
---------------------------------------------
             Fred J. Ferrazzano

              /s/ JOHN M. HUNT*                                  Director
---------------------------------------------
                John M. Hunt

             /s/ ROY V. KEENAN*                                  Director
---------------------------------------------
                Roy V. Keenan

            /s/ J. LINK LEAVENS*                                 Director
---------------------------------------------
               J. Link Leavens

            /s/ EDWARD P. SMITH*                                 Director
---------------------------------------------
               Edward P. Smith

             /s/ ALVA V. SNIDER*                                 Director
---------------------------------------------
               Alva V. Snider

            /s/ DORCAS H. THILLE*                                Director
---------------------------------------------
              Dorcas H. Thille

           /s/ SCOTT VAN DER KAR*                                Director
---------------------------------------------
              Scott Van Der Kar

           *By: /s/ LECIL E. COLE
---------------------------------------------
                Lecil E. Cole
              Attorney-in-Fact

                                                                     SCHEDULE II

                          CALAVO GROWERS OF CALIFORNIA

                              VALUATION AND QUALIFYING ACCOUNTS

                                                      BALANCE                                   BALANCE
                                          FISCAL       11/1                                      10/31
                                           YEAR      BEGINNING   ADDITIONS(1)   DEDUCTIONS(2)     END
                                          -------    ---------   ------------   -------------   -------
Bad Debt Allowances.....................  1997/98     $26,000      $ 15,000       $ 38,000      $ 3,000
                                          1998/99       3,000        50,000         51,000        2,000
                                          1999/00       3,000       715,000        669,000       49,000
Reserve for Inventory Obsolescence......  1997/98     $17,000      $ 29,000       $ 17,000      $29,000
                                          1998/99      29,000            --             --       29,000
                                          1999/00      29,000            --             --       29,000

-------------------------
(1) Charged to costs and expenses

(2) Writeoff of assets

                    INDEPENDENT AUDITORS' REPORT ON SCHEDULE

To the Board of Directors of
Calavo Growers of California

     We have audited the accompanying consolidated balance sheets of Calavo Growers of California and subsidiaries (Calavo or the Cooperative) as of October 31, 2000 and 1999, and the related consolidated statements of operations and member proceeds, shareholders' equity, and cash flows, for each of the three years in the period ended October 31, 2000 and have issued our report thereon dated December 14, 2000, except for the second paragraph of Note 14 as to which the date is February 20, 2001, included elsewhere in this Registration Statement. Our audits also included the financial statement schedule listed in
Item 21 of this Registration Statement. This financial statement schedule is the responsibility of the Cooperative's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


/s/ DELOITTE & TOUCHE LLP


Costa Mesa, California
December 14, 2000, except for the second Paragraph of Note 14, as to which the date is February 20, 2001.

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 2.1     Agreement and Plan of Merger and Reorganization dated as of
         February 20, 2001 between Calavo Growers, Inc. and Calavo
         Growers of California.*
 3.1     Articles of Incorporation of Calavo Growers, Inc.*
 3.2     Amended and Restated Bylaws of Calavo Growers, Inc.
 5.1     Opinion of Troy & Gould Professional Corporation with
         respect to the securities being registered.
 8.1     Opinion of Troy & Gould Professional Corporation with
         respect to certain tax matters.
10.1     Form of Marketing Agreement for Calavo Growers, Inc.*
10.2     Marketing Agreement dated as of April 1, 1996 between
         Tropical Hawaiian Products, Inc., a Hawaiian corporation,
         and Calavo Growers of California.*
10.3     Lease Agreement (undated) between Tede S.A. de C.V., a
         Mexican corporation, and Calavo Foods de Mexico, S.A. de
         C.V., a Mexican corporation, including attached Guaranty of
         Calavo Growers of California dated October 25, 1994.*
10.4     Lease Agreement dated as of November 21, 1997, between Tede
         S.A. de C.V., a Mexican corporation, and Calavo de Mexico,
         S.A. de C.V., a Mexican corporation, including attached
         Guaranty of Calavo Growers of California dated December 16,
         1996.*
10.5     Lease Intended as Security dated as of September 1, 2000
         between Banc of America Leasing & Capital, LLC, a Delaware limited liability company, and Calavo Growers of
         California.*
10.6     Business Loan Agreement dated as of April 20, 1999 between
         Bank of America National Trust and Savings Association and
         Calavo Growers of California.*
10.7     Amendment No. 2 to Business Loan Agreement (undated) between
         Bank of America N.A. (formerly Bank of America National
         Trust and Savings Association) and Calavo Growers of
         California.*
10.8     Loan Agreement dated as of September 1, 1985 between the
         Riverside County Industrial Development Authority and Calavo
         Growers of California relating to variable rate demand
         industrial development revenue bonds.*
10.9     Reimbursement Agreement dated as of September 1, 1985
         between Security Pacific National Bank and Calavo Growers of
         California.*
10.10    Amendment No. Two to Reimbursement Agreement dated as of
         August 22, 1995 between Bank of America National Trust and
         Savings Association (as successor to Security Pacific
         National Bank) and Calavo Growers of California.*
10.11    Amendment No. Three to Reimbursement Agreement dated as of
         October 18, 2000 between Bank of America, N.A. (formerly
         Bank of America National Trust and Savings Association) and
         Calavo Growers of California.*
10.12    Master Loan Agreement dated as of June 15, 2000 between
         CoBank, ACB and Calavo Growers of California, including
         attached Revolving Credit Supplement dated June 15, 2000
         between CoBank, ACB and Calavo Growers of California.*
10.13    Calavo Supplemental Executive Retirement Agreement dated
         March 11, 1989 between Egidio Carbone, Jr. and Calavo
         Growers of California.*
10.14    Amendment to the Calavo Growers of California Supplemental
         Executive Retirement Agreement dated November 9, 1993
         between Egidio Carbone, Jr. and Calavo Growers of
         California.*
21.1     Subsidiaries of Calavo Growers of California.*
23.1     Consents of Troy & Gould Professional Corporation (included in the opinions filed as Exhibits 5.1 and 8.1).
23.2     Consent of Deloitte & Touche LLP.
24.1     Powers of Attorney to execute amendments to the Registration
         Statement (previously filed on the signature pages of the
         Registrant's Registration Statement on Form S-4,
         Registration No. 333-59418, and incorporated herein by
         reference).
99.1     Form of Ballot of Calavo Growers of California.

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
99.2     Restated Articles of Incorporation of Calavo Growers of
         California.*
99.3     Bylaws (including Marketing Agreement) of Calavo Growers of
         California, as amended to date.*


-------------------------

*Previously filed as an exhibit to the Registrant's Registration Statement on Form S-4, Registration Statement No. 333-59418, and incorporated herein by reference.